Form 10-K, Exhibit 13
CBT CORP /KY/
filed 1995-03-27
CIK 719227

1994

                                                    BEYOND

                                                  THE

                                              ANNUAL

                                              BOX

        REPORT

                  (A Box appears here)

                            CBT
                        CORPORATION



                          MISSION


                    TO BE A HIGH-PERFORMANCE
                    DRIVEN FINANCIAL SERVICES
                    PROVIDER WHERE CUSTOMER,
                    SHAREHOLDER AND EMPLOYEE
                    EXPECTATIONS ARE EXCEEDED.



                        CONTENTS


(A Box appears here) Financial highlights
                     INSIDE FRONT COVER

                     Report to                        Collaboration
                     shareholders (A Box appears here) PAGE 13
(A Box appears here) PAGE 2


                     Performance                       Directors and
(A Box appears here) PAGE 5                            Officers
                                                       PAGE 14


                     Expansion                         Financial section
(A Box appears here) PAGE 9       (A Box appears here) PAGE 15


                     Re-engineering                    Corporate information
(A Box appears here) PAGE 11      (A Box appears here) PAGE 46


                                              Map of operations
                                              INSIDE BACK COVER

    CBT Corporation, a holding company based in Paducah, Kentucky, provides financial services for a variety of retail and commercial customers through four commercial banks, a savings bank and a consumer finance company in Kentucky. It operates 39 offices in 27 communities.

    2
                      R E P O R T   T O   S H A R E H O L D E R S


                (A Box appears here)



CBT Corporation had an outstanding year in 1994. (A Box appears here)

We achieved record earnings.

We strengthened and expanded our market position.

We broadened the range of financial services we provide our customers.

We launched a comprehensive initiative to improve customer service and efficiency.

The key to our continuing success is our focus on serving the needs of our customers. Our goal: to exceed their expectations. When we do this, the company prospers, rewarding shareholders and providing greater opportunity for employees. Our performance suggests we're succeeding.

CBT's strategic objective is to be a high-performance financial services provider. The plan we've adopted mandates expanding our line of products and services beyond traditional bank boundaries -"beyond the box" - to meet the changing and growing needs of our customers.


1994 FINANCIAL RESULTS

By nearly every measure, 1994 was a great year for CBT Corporation.

Net income for the year rose 9.9 percent to a record $11.5 million, or $1.45 per share. Return on equity increased to 12.42 percent and return on assets was 1.37 percent. Assets exceeded $875 million, an 8.6 percent increase.

Capital ratios continued to be exceptionally strong.

We improved earnings while maintaining strong credit quality. Net charge-offs were only .15 percent of loans and non-performing assets stayed low at .37 percent.


EXPANDING THROUGH GROWTH, ACQUISITION AND PARTNERSHIP

The acquisition of BMC Bankcorp, Inc. in May substantially strengthened CBT Corporation's regional presence. The transaction added over $200 million in assets and gave CBT offices in the key Western Kentucky markets of Benton, Mayfield and Murray.

We continue to look within our region for strategic affiliations with organizations that share our passion for customer service and high performance.

Also, we are continuing to look for opportunities to open additional offices for our finance company, Fidelity Credit Corporation, in selected locations across Kentucky.


    C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

To provide our customers with a broader array of investment opportunities, we entered into an alliance with J.C. Bradford and Co., a major regional brokerage firm. Over time, this partnership will put brokers into most, if not all, of our bank offices and generate increased fee income.


IMPROVING CUSTOMER SERVICE AND EFFICIENCY THROUGH "CBT 2000"

To help us serve customers better and improve efficiency in our new affiliates and within existing operations, we hired the noted consulting firm of Alex Sheshunoff Management Services, Inc. ("ASMS"). ASMS has an outstanding record of helping bank holding companies redesign their core processes.

We expect that this initiative, which we call "CBT 2000," will help sharpen our focus on customers, enrich the jobs of our employees, reduce costs and increase shareholder value. We expect CBT 2000 will begin to produce significant results in 1995.


CREATING SHAREHOLDER VALUE

We continue to strive to create increased value for our shareholders.

During the year, the Board raised the quarterly dividend 10 percent to 11 cents per share. This is the 17th consecutive year of dividend increases. The stock also split 2-for-1 in October.

During 1994, CBT stock began trading on the NASDAQ National Market System, which should expand investment community interest in CBT.

We're gratified by the recognition the company has received for our performance. For the second straight year, U.S. BANKER magazine named CBT Corporation one of the nation's five best mid-sized financial institutions, based on profitability and financial soundness.

We appreciate your support of CBT Corporation, the patronage of our customers and the contributions of our employees. We plan to continue to strengthen the company's position as a premier financial services provider in order to exceed the expectations of these three constituencies.

Sincerely,

William J. Jones
President and Chief Executive Officer
CBT Corporation


  C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

                                  BEYOND THE

                            SECURITY OF TRADITIONAL

                               BANKING APPROACHES.



AS A SAFE DEPOSIT BOX REPRESENTS
BUT ONE OF MANY BANK SERVICES,
BANKING ITSELF REPRESENTS ONE
IMPORTANT COMPONENT OF THE
ENTIRE FINANCIAL SERVICES LAND-
SCAPE. CBT CORPORATION IS
EXPANDING BEYOND TRADITIONAL
BANKING BOUNDARIES TO PROVIDE A
WIDE VARIETY OF FINANCIAL SERVICES
IN ORDER TO BUILD AN ORGANIZATION
THAT EXCEEDS CUSTOMER,
SHAREHOLDER AND EMPLOYEE
EXPECTATIONS.
            (A Box appears here)




                                  F I N A N C I A L   L A N D S C A P E        5

                          (A Box appears here)


    The financial services landscape continues its rapid evolution. [] Customers are demanding more. And financial institutions are responding. Better, more sophisticated products are being introduced as technology streamlines processing and improves customer support. []As banks and non-banks compete to serve these customers, traditional geographic and product boundaries are disappearing. The pace of mergers and acquisitions has quickened as organizations benefit from expanding their expertise into additional markets. [] In this changing environment, the successful financial services provider is defined not only by its ability to meet customer and community needs, but by the strength of its financial foundation. [] CBT Corporation, one of Kentucky's 10 largest publicly held financial institutions, built its strategic vision on that premise and is taking the actions necessary to achieve its goal as a high performance financial services provider. [] In 1994, CBT formed key partnerships to expand its breadth of services. It launched an initiative to help employees serve customers even better and to improve overall efficiency. And it grew internally and through acquisition, bringing its 106-year history of service to new customers and to other communities throughout the region. [] By exceeding expectations through enhanced performance, customers are better served, opportunities are created for employees and shareholders are rewarded through improved returns. [] Those are the keys to CBT
Corporation's success.

(A Box appears here) PERFORMANCE

CBT Corporation performed well in 1994 as it continued its strategic expansion as a financial services provider. [] Net income increased 9.9 percent to a record $11.5 million, or $1.45 per share, from $10.4 million, or $1.32 per share. Return on average equity was 12.42 percent, compared with 12.30 percent the previous year. Return on average assets was 1.37 percent in 1994, compared with 1.38 percent in 1993. [] Assets grew 8.6 percent to $875 million at year end, reflecting healthy growth in loans and


      C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

(A Box appears here)

WHETHER IT'S THE BOSTON MARATHON OR
THE NBA, PERFORMANCE COUNTS. SO IT IS
WITH BANKING. CUSTOMERS ARE LOOKING
FOR THE RIGHT PRODUCTS TO FIT THEIR
NEEDS. THEY ALSO DEMAND EXCELLENT
SERVICE. THEIR SATISFACTION ULTIMATELY
RESULTS IN IMPROVED PERFORMANCE AND
HIGHER SHAREHOLDER VALUE.


               BEYOND GREAT PAST
            PERFORMANCE AND TOWARD
      BUILDING AN ORGANIZATION POISED TO
         PROVIDE EVEN BETTER RETURNS.







                                             P E R F O R M A N C E             7

                        (A Box appears here)

deposits. Capital ratios continued to be strong. Tier I capital at December 31, 1994, was 15.95 percent, total risk-based capital was 17.20 percent and the leverage ratio was 10.81 percent. [] The net income gains resulted primarily from better performance in core operations across all markets. [] Net interest income grew 15.2 percent to $38.7 million, primarily because of a 17.5 percent growth in net loans and a 16 basis point improvement in net interest margin. Consumer, manufactured housing and automobile lending were strong. At 5.04 percent, CBT's net interest margin improved in the face of a steady rise in interest rates throughout the year. [] Loan portfolio quality remained high as CBT followed prudent lending practices. Net charge-offs were a mere 0.15 percent of average loans. Non-performing assets were 0.37 percent at December 31, 1994.
[] Non-interest income, excluding non-recurring items, improved 5.0 percent to $6.65 million as trust fees grew by $199,000 and service charges on deposit accounts increased $311,000. Commissions on credit-related insurance also improved, growing $275,000 to $1 million for 1994.
[] Revenue growth exceeded additional costs of investing in CBT's future. Strategic investments in 1994 included the acquisition of BMC Bankcorp, Inc., the continued expansion of Fidelity Credit and the "CBT 2000" initiative. "CBT 2000," which started in the latter part of 1994, is expected to improve customer service, employee satisfaction, corporate competitiveness and efficiency in 1995 and beyond. []CBT's performance was recognized by U.S. BANKER, which named CBT one of the country's top five mid-sized bank-holding companies. CBT's lead bank, Citizens Bank and Trust, received an "outstanding" rating from banking regulators for its role in helping revitalize downtown and low-income neighborhoods and meeting community credit needs.





      C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

CBT CORPORATION SIGNIFICANTLY
EXPANDED ITS PRESENCE WITH THE
ACQUISITION OF BMC BANKCORP,
INC. THIS ADDED THREE KEY
WESTERN KENTUCKY MARKETS AND
MORE THAN $200 MILLION IN
ASSETS TO THE CORPORATION.


                           BEYOND THE CONFINES OF
                     SPECIFIC GEOGRAPHIC AND PRODUCT
                                  BOUNDARIES.


(A Box appears here)

   9

                                               E X P A N S I O N              9


                             (A Box appears here)


(A Box appears here) EXPANSION

Expanding and strengthening its presence constitutes an important part of CBT Corporation's strategic vision for the future. Consistent with that vision, the corporation continued to look for opportunities to expand in 1994. [] Following the acquisitions of Pennyrile Bancshares, Inc., and three Security Trust Savings and Loan locations in 1993, CBT engineered the largest addition in its history with the acquisition of BMC Bankcorp, Inc., a performance-minded multi-bank holding company in Western Kentucky.
[] The transaction added more than $200 million in assets to CBT and dramatically expanded CBT's presence in the region. The Bank of Marshall County in Benton, Graves County Bank in Mayfield and United Commonwealth Bank, FSB, in Murray place CBT locations in several key Western Kentucky markets. [] In connection with the transaction, BMC Chairman Joe Tom Haltom and BMC board members Kerry B. Harvey, Ted S. Kinsey and Bill B. Morgan brought their commitment to excellence and performance to the CBT Corporation board of directors. [] With four commercial banks ranging in size from $38 million to $582 million in assets, a $36 million federal savings bank and a Kentucky-based consumer finance company, CBT continues to investigate opportunities for expansion in Western Kentucky as well as in Southern Illinois, Northwest Tennessee and Southeast Missouri. [] CBT's consumer finance subsidiary, Fidelity Credit Corporation, continued to expand across Kentucky. Founded in 1976 and acquired by CBT a decade ago, Fidelity Credit meets the varied loan needs of consumers. As one of Kentucky's largest independent consumer finance organizations, Fidelity Credit continued to expand into strategic locations by opening six new offices during 1994.
[] CBT is also expanding its realm of financial products to meet customer needs through a partnership with a Nashville-based brokerage firm.
[] Offering trust and investment

      C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

(A Box appears here)

A NEW INITIATIVE IS RE-ENGINEERING AND IMPROVING THE
WAY EMPLOYEES WORK, AND THUS, HOW CUSTOMERS ARE
SERVED. "CBT 2000" AIMS TO MAKE CBT MORE EFFICIENT,
TO SERVE CUSTOMERS BETTER AND ULTIMATELY TO LEAD TO
INCREASED SHAREHOLDER RETURN.


                                    BEYOND TODAY'S
                                OPERATIONS AND RETOOLING
                                 FOR A CUSTOMER-FOCUSED,
                               MORE EFFECTIVE ENVIRONMENT.

   11


                                        R E - E N G I N E E R I N G           11



                       (A Box appears here)



services in markets served by CBT Corporation will leverage CBT's existing expertise and capabilities. [] Internal growth combined with acquisitions will continue to be key elements in CBT's drive to expand beyond traditional boundaries.


(A Box appears here) RE-ENGINEERING

CBT Corporation launched a major initiative during 1994 that is designed to find new and better ways to provide outstanding customer service.
[] This approach-known as "CBT 2000"-represents CBT Corporation's approach to improving its performance and competitive position. [] With employees taking a key role in strengthening customer service and contributing to the redesign of core processes, their jobs are enriched and opportunities for personal and career growth are enhanced. [] Core processes were examined using customer needs as a filter to determine the most effective approach. Improving customer service leads to a more responsive and competitive corporation. In turn, the company's infrastructure is streamlined, costs are lowered, performance is strengthened and shareholder return is maximized. [] In short, the process helps ensure that CBT remains among the very best providers of financial services. [] CBT chose the national consulting firm Alex Sheshunoff Management Services, Inc. ("ASMS") to study customer service and structures and to modify systems. [] Chosen because of its considerable expertise in identifying opportunities to improve the delivery of financial services, ASMS consultants assisted CBT in the areas of retail delivery systems, productivity measurement, technology deployment and organizational design. [] The end result of "CBT 2000" is simple-employees focus on sales and customer service, not merely on processing transactions. They explore the needs of customers and recommend appropriate financial products and services. Ultimately, this attention to customer service should improve delivery quality and effectiveness.
[] In "CBT 2000," CBT Corpora-



      C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

                            BEYOND THE EXISTING
                          BANKING NETWORK TOWARD
                    THE OFFERING OF BROKERAGE SERVICES.



THE ADVENT OF THE COMPUTER BROUGHT
HOMES AND BUSINESSES A WIDE ARRAY OF
SERVICES AND PRODUCTIVITY TOOLS. THUS
CBT CORPORATION'S STRATEGIC ALLIANCE WITH
J.C. BRADFORD AND CO., PROVIDES A FULL LINE
OF BROKERAGE SERVICES FOR CBT CUSTOMERS.
THE WIDER CHOICES AVAILABLE SHOULD
ENHANCE CBT'S POSITION AS A PREMIER
PROVIDER OF FINANCIAL SERVICES.
                                 (A Box appears here)

                                    C O L L A B O R A T I O N
                     (A Box appears here)


tion is showing its commitment to remaining on the cutting edge of the tremendous change that is taking place within the financial services industry, while maintaining its focus on providing the best in personal service.


(A Box appears here) COLLABORATION

With the many investment opportunities available in the marketplace, it is important that CBT customers have access to a full range of financial products. [] To that end, CBT entered a strategic partnership with J.C. Bradford and Co., a prominent regional brokerage firm, to offer customers a full range of brokerage investment products. [] As one of the largest investment firms located outside of New York City, Nashville-based J.C. Bradford and Co. is a 68-year-old investment firm with offices in 11 states. From stock and mutual funds to tax-free bonds and limited partnerships, J.C. Bradford's offerings within CBT Corporation offices provide CBT custom-ers more investment and financial choices. This wider array of brokerage services and financial options fit both short-and long-term customer financial objectives. [] The first J. C. Bradford and Co. branch opened May 16 in Paducah. Eventually, brokers may be part of many, if not all, of our affiliate offices. Fee income from this cross-selling relationship should strengthen considerably in 1995. [] With banks and non-banks competing for customers, offering brokerage services with CBT's banking products ensures that virtually any customer need can be met. This combination offers CBT customers a "one-stop shopping" edge. [] This collaboration-combined with CBT Corporation's actions to strengthen market share, expand into new markets and emphasize and streamline core processes-represents the strategic vision to build performance, and thus, exceed the expectations of customers, employees and shareholders.


      C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   14                       D I R E C T O R S   A N D   O F F I C E R S



Executive Officers of CBT Corporation
and Affiliates

WILLIAM J.JONES
    President and CEO, CBT Corporation and Citizens Bank &
    Business Consultant Trust Company

JOHN E.SIRCY
    Executive Vice President and COO, CBT Corporation and
    Citizens Bank & Trust Company

T. DONALD ATWOOD
    President and CEO, Pennyrile Citizens Bank & Trust
    Company

JIMMIE J. ELLINGTON
    President and CEO, Graves County Bank

M. LEON JOHNSON
    President and CEO, Fidelity Credit Corporation

C. THOMAS  MURRELL, III
    Executive Vice President, Commercial and Consumer
    Banking, Citizens Bank & Trust Company

J. RUSSELL OGDEN , III
    Executive Vice President,Financial Services, Citizens Bank
    & Trust Company

JOHN  E. PECK
    President and CEO, United Commonwealth Bank

LOIS J. SWAIN
    Senior Vice President, Human Resources, CBT Corporation and Citizens Bank & Trust Company

LARRY D. WRIGHT
    President and CEO, Bank of Marshall County
    CBT Corporation Board of Directors

IRVING P. BRIGHT, JR.
    Business Consultant

JOHN  BURMAN
    Agency Manager, Kentucky Farm Bureau

PATRICK J. CVENGROS
    Investor

WILLIAM H. DYER
    President and CEO
    Tennessee Valley Towing

LOUIS A. HAAS
    Investor

JOE TOM HALTOM
    Chairman, Bank of Marshall County

F. DONALD  HIGDON
    Investor

WILLIAM J. JONES
    President and CEO, CBT Corporation and Citizens Bank
    & Trust Company

TED S. KINSEY
    President and CEO, Parkway Chrysler

LOUIS M. MICHELSON
    President and CEO, Michelson Jewelers, Inc.

BILL B. MORGAN
    Brig. Gen. USAF (Retired) and Investor

LOUIS D. MYRE, M.D.
    Retired Physician

DAVID M. PAXTON
    Vice President and CFO, Paxton Media Group

ROBERT P. PETTER
    President and CEO, Henry A. Petter Supply Company

JOSEPH A. POWELL
    President and CEO, Old Hickory Clay Company

WILLIAM A. USHER
    Chairman of the Board and CEO, Usher Transportation,
    Inc.

Directors Emeritus:
E.M. BAILEY
WILLIAM R. BLACK
HOWARD Z. GRAY
M ARSHALL  E. NEMER
ALLAN R. RHODES







                            F I N A N C I A L   H I G H L I G H T S


($ IN THOUSANDS EXCEPT PER SHARE DATA)
                                           1994         1993     % Change
PERFORMANCE:
Net income                             $ 11,486     $ 10,448          9.9
Return on average assets                   1.37%        1.38%        (0.7)
Return on average equity                  12.42%       12.30%         1.0
Efficiency ratio                          60.06%       60.05%         0.0
Net interest margin (tax equivalent)       5.04%        4.88%         3.3

PER SHARE:
Net income                             $   1.45     $   1.32          9.8
Dividends                                   .43          .39         10.3
Book value                                11.52        11.19          2.9
Stock price
 High                                     23.38        19.25         21.5
 Low                                      18.50        13.50         37.0
 December 31                              21.00        18.50         13.5
Price/earnings ratio                      14.5X        14.0x          3.6

AT DECEMBER 31:
Assets                                 $875,117     $805,476          8.6
Net loans                               616,009      524,185         17.5
T otal securities                       209,653      226,870         (7.6)
Deposits                                669,577      648,644          3.2
Stockholders' equity                     91,337       88,712          3.0
Tier 1 risk-based capital ratio           15.95%       16.20%        (1.5)
Total risk-based capital ratio            17.20%       17.45%        (1.4)
Leverage ratio                            10.81%       10.51%        (2.8)
Allowance for loan losses
 As a % of total loans                     1.87%        2.10%       (11.0)
 As a % of non-performing assets         499.91%      928.10%       (46.1)


                NET INCOME (THOUSANDS)

Bar graph appears here with the following plot points:

  90        91         92         93         94
6,194     8,166     10,305      10,448      11,486

         EARNINGS PER SHARE
         DIVIDENDS PER SHARE

Bar graph appears with the following plot points:
Earnings Per Share    90       91       92      93      94
                     .78     1.03     1.30    1.32    1.45

Dividends Per Share   90      91       92       93       94
                     .34     .35      .36      .39      .43

         AVERAGE TOTAL ASSETS (MILLIONS)

Bar graph appears with the following plot points:
 90         91         92         93        94
663,176   698,877    716,915    755,936   838,608





   M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S    15

[]MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS


CBT Corporation ("CBT") consists of four state chartered commercial banks, one federal savings bank, and a consumer finance company. The following discussion and analysis is presented on a consolidated basis.

CBT reported record net income of $11,486,000 in 1994, an increase of 9.9 percent over earnings of $10,448,000 in 1993 and 11.5 percent over the $10,305,000 earned in 1992. Net income per share was $1.45 in 1994, compared with $1.32 in 1993 and $1.30 in 1992, an increase of 9.8 percent and 11.5 percent, respectively. Return on average equity was 12.42 percent and return on average assets was 1.37 percent for 1994, compared with 12.30 percent and
1.38 percent in 1993, respectively, and 13.29 percent and 1.44 percent in 1992, respectively.

Net income per common share amounts for periods prior to 1994 have been restated to reflect a two-for-one split of the outstanding shares of common stock of CBT which was payable on October 25, 1994.

CBT's results for the periods prior to 1994 have been restated to include the results of BMC Bankcorp, Inc. which was acquired by CBT effective May 31, 1994 and has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of BMC Bankcorp, Inc. for periods prior to the acquisition.


[]CONSOLIDATED INCOME
STATEMENT ANALYSIS
NET INTEREST INCOME

Net interest income on a tax-equivalent basis is the difference between interest earned on assets and interest paid on liabilities, with adjustments made to present yields on tax-exempt assets as if such income was fully taxable. Changes in the mix and volume of earning assets and interest-bearing liabilities, their related yields, and overall interest rates have a major impact on net income. In 1994, tax-equivalent net interest income provided
86.1 percent of CBT's net revenues, compared with 83.3 percent in 1993 and
85.9 percent in 1992.

Total tax-equivalent net interest income was $40,323,000 in 1994, a 15.2 percent increase over the $35,008,000 reported in 1993. Growth in tax-equivalent net interest income over 1993 was primarily due to an 11.2 percent increase in average earning assets and a 16 basis point increase in net interest margin. The increase in earning assets is primarily due to increases in average loans, partially offset by declines in securities and federal funds sold.

                                    For the year ended     Basis
                                       December 31        Points
                                    1994         1993     Change
Yield on earning assets            8.44%         8.34%      10
Rate on interest-bearing
 liabilities                       4.03%         4.13%     (10)
Net interest rate spread           4.41%         4.21%      20
Net interest margin                5.04%         4.88%      16

Residential real estate loan growth was robust during 1994, in spite of the increases in long-term interest rates experienced during the year. Strong local economies and increased sales efforts produced a 20.5 percent increase in outstandings for 1994. Historic lows in long-term rates combined with local economic growth resulted in 26.2 percent growth in 1993.

Commercial loan outstandings, down 1.3 percent in 1993, rebounded modestly in 1994, posting an increase of 6.0 percent. Increased borrowings by current customers, together with modest growth in new commercial loan business, produced the increase.

Consumer loan growth was exceptional in 1994. Building on 1993's increase of 21.3 percent, consumer loans net of unearned interest grew 29.2 percent in 1994. Significant increases were achieved because of CBT's commanding local market share in indirect automobile and manufactured housing installment credit. Strong automobile and mobile home


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

sales in CBT's trade area assisted in producing outstanding growth. In addition, direct consumer loans grew as the result of expansion in CBT's consumer finance company, Fidelity Credit Corporation ("FCC"). Six new FCC offices were opened in 1994.

The 1993 increase in tax-equivalent net interest income of 3.1 percent over the $33,957,000 reported in 1992 was due to a 5.5 percent increase in average earning assets, partially offset by an 11 basis point decline in net interest margin. The increase in average earning assets reflects increases in average loans, offset in part by declines in average securities and federal funds sold. Loan growth was achieved primarily in residential real estate and consumer credit in 1993 because of low interest rates and strengthening local economies. The growth in earning assets was funded in part by the assumption of $62.2 million in deposits from three branches of Security
Trust Federal Savings and Loan Association ("Security Trust") on September
1, 1993.

Net interest margin, the ratio of tax-equivalent net interest income divided by average earning assets, was 5.04 percent in 1994, compared with 4.88 percent in 1993 and 4.99 percent in 1992. The increase over 1993 reflects declines in the cost of savings and time deposits, as well as improved yields on mortgage-backed securities and federal funds sold. Also contributing to the improvement of 1994 over 1993 was the shift in asset mix towards loans, which produce higher yields, and the increase in non-interest bearing demand deposits. The 1993 decline compared with 1992 reflects declines in loan and security yields of 89 basis points, partially offset by reductions in the cost of all interest-bearing liabilities.


PROVISION FOR LOAN LOSSES

The provision for loan losses reflects management's judgment of the cost associated with the credit risk inherent in CBT's loan portfolio. The consolidated provision for loan losses was $1,361,000 in 1994, virtually the same as the $1,366,000 reported for 1993 and 44.2 percent less than the 1992 amount of $2,441,000. The provision for loan losses was 0.24 percent of average loans in 1994, compared with 0.28 percent in 1993 and 0.56 percent in 1992. The maintenance of the level of provision for loan losses in 1994, compared with 1993, reflects the relative stability of non-performing asset levels and net loan losses in 1994. The decline in the provision for loan losses in 1993, compared with 1992, reflects reductions in non-performing assets and lower net loan losses in 1993.

Net loan losses for 1994 were $826,000, an increase of $613,000 over 1993, and a decrease of $353,000 from 1992. Net loan losses as a percent of average loans were 0.15 percent in 1994, compared to 0.04 percent in 1993 and 0.27 percent in 1992. The increase in net loan losses in 1994 from 1993 reflects the partial charge-off on one commercial credit in 1994 and the unusually low level of net loan losses experienced in 1993. The decrease from 1993 to 1992 is primarily due to lower commercial loan net charge-offs.


NON-INTEREST INCOME

Non-interest income represented 13.9 percent of CBT's tax-equivalent revenue in 1994, compared with 16.7 percent in 1993 and 14.1 percent in 1992. Consolidated non-interest income declined 7.2 percent in 1994 to $6,513,000. Excluding the gain realized in 1993 on the sale of finance receivables and excluding the effects of security sales in 1994 and 1993, non-interest income grew 5.0 percent, or $319,000. This increase was primarily the result of increases in service charges on deposit accounts and commissions earned on the sale of credit-related insurance. The growth in service charges was caused in part by the assumption of approximately 5,000 transaction accounts from Security Trust in September 1993.

                        For the year ended
                            December 31              Change
                          1994       1993      Amount       Percent
Trust and investment
advisory fees           $1,413      $1,485     $ (72)        (4.85)
Service charges on
 deposit accounts        2,821       2,510       311         12.39
Insurance commissions    1,012         737       275         37.31
Gain on sale of assets
 and/or securities        (136)        687      (823)      (119.80)
Other                    1,403       1,598      (195)       (12.20)
Total non-interest
 income                $ 6,513     $ 7,017     $(504)        (7.18)

A portion of CBT's mortgage-backed securities were sold during 1994 to fund loan growth. Increases in long-term rates reduced the market value of these securities, creating losses on their sale. In addition, selected U. S. Treasury issues were pre-refunded, or sold in anticipation of their approaching maturity, with the proceeds reinvested in similar issues with intermediate-term maturities. All securities sold were classified as available for sale.


        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

The 1993 sale of finance receivables resulted in a gain of $553,000. Tennessee offices of FCC were sold to enable company management to focus on growth in Kentucky.

In 1994, CBT announced a strategic alliance with J. C. Bradford and Co. ("JCB"), a Nashville-based regional brokerage firm, involving the placement of JCB brokers in CBT banking locations. Because of the transition from another provider of brokerage services to JCB, revenues from this activity declined $271,000 in 1994, compared with 1993. Trust fees increased $199,000 in 1994, compared with 1993, to partially offset the decline in brokerage revenues.

Non-interest income increased 13.8 percent in 1993, compared with 1992, primarily because of growth in service charges on deposit accounts, increases in other fee income, and gains on the sale of finance receivables and loans. Excluding investment securities sales and gains on sale of finance receivables, non-interest income increased 13.3 percent to $6,330,000 in 1993, compared with $5,587,000 in 1992.


NON-INTEREST EXPENSE

Consolidated non-interest expense increased 11.5 percent to $28,129,000 in 1994. The increase is primarily due to increased salaries and employee benefits, fees paid for consulting and other professional business services, and growth in other non-interest expense. Salaries and employee benefits grew in 1994 as a result of merit increases and additions to staff required to support current and future business growth. Consulting and other professional business services were utilized primarily in conjunction with a significant effort at CBT, which was initiated in September 1994. This effort, announced under the title "CBT 2000," involves a review of organizational structure, staffing levels, core processes, and the use of technology in order to most appropriately position CBT for the future. The consulting engagement for "CBT 2000," not yet complete as of December 31, increased non-interest expense by $698,000 in 1994. Increases in other non-interest expense, tax on bank shares, depreciation and amortization, data processing, and FDIC assessments were partially offset by declines in net occupancy and supplies.

                     For the year ended
                          December 31          Change
                        1994      1993     Amount    Percent
Salaries and employee
 benefits              $14,014   $12,868   $1,146    $   8.91
Net occupancy              984     1,206     (222)     (18.41)
Depreciation and
 amortization            1,702     1,619       83        5.12
Data processing          1,127     1,030       97        9.42
Supplies                   744       857     (113)     (13.19)
FDIC assessments         1,535     1,382      153       11.07
Tax on bank shares       1,158       942      216       22.93
Consulting and other
 professional services   1,444       454      990      218.06
Other                    5,421     4,878      543       11.13
 Total non-interest
 expense               $28,129   $25,236   $2,893       11.46

Non-interest expense increased $2,071,000 or 8.9 percent in 1993 over 1992. This increase is primarily attributable to growth in salary and benefit costs to support business expansion, increases in depreciation and amortization reflective of the 1993 increase in depreciable assets, higher bank shares tax assessments, and increases in other non-interest expense.

The efficiency ratio, defined as non-interest expense divided by tax-equivalent net revenues, is a measure of how effective a financial services company is in leveraging its resources to produce revenue. For 1994 and 1993, CBT's efficiency ratio was 60.1 percent; in 1992, the efficiency ratio was
57.7 percent. A lower ratio indicates better performance. CBT's efficiency ratio was maintained in 1994 compared to 1993 as revenue growth, primarily achieved in the form of an increase in tax-equivalent net interest income due to loan growth, was sufficient to support the increase of non-interest expenses. The 1992 efficiency ratio, at 57.7 percent, was superior to 1993 and 1994 performance due to lower levels of non-interest expenses supporting higher relative tax-equivalent net revenues. One anticipated outcome of the "CBT 2000" initiative is an improvement in CBT's efficiency ratio.


INCOME TAXES

CBT's income tax planning is based upon the goal of maximizing long-term, after-tax profitability. Income tax expense is significantly affected by the mix of taxable versus tax-exempt revenues.



     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

The effective income tax rate was 26.9 percent in 1994, compared with 25.4 percent in 1993 and 22.9 percent in 1992. The increase in the effective tax rate in 1994 from 1993 is primarily due to the fact that taxable revenue increases exceeded the increase in tax-exempt revenues. The increase in the effective tax rate in 1993 from 1992 also reflected the relationship between taxable and tax-exempt revenue growth. For more information on income taxes, see footnote 12.


[]CONSOLIDATED BALANCE SHEET
ANALYSIS

EARNING ASSETS

At December 31, 1994, earning assets were $825.7 million, compared with $764.0 million at December 31, 1993. This increase is due to a $91.8 million increase in loans, partially offset by a $17.2 million decline in securities and a $12.9 million reduction in federal funds sold and money market investments.

Healthy local economies and increased sales efforts enabled CBT to achieve growth in each major loan type. Commercial loans, declining 1.3 percent in 1993,increased by 6.0 percent in 1994 as commercial activity increased in CBT's markets. Residential real estate loans continued to grow in 1994 as interest rate increases did not choke-off demand until very late in the year. Consumer loan growth was fueled by robust automobile and mobile home sales, combined with an increased sales focus on consumer lending and the expansion of FCC.

Investment securities held to maturity and securities available for sale declined in 1994 because of sales and principal pay-downs on mortgage-backed securities. Solid loan demand prompted the sale of securities as CBT altered its earning asset mix to take advantage of economic growth in its markets.

CBT has certain securities in its held to maturity and available for sale portfolios that are classified as derivative securities by banking regulators. At the end of 1994, CBT has $200,000 book value of federal agency derivatives in its held to maturity portfolio, representing less than one percent of total investment securities held to maturity. There were none held at the end of 1993. The market value of these securities on December 31, 1994 was $186,000.

In its available-for-sale portfolio, CBT had $11,439,000 and $8,392,000 book value at December 31, 1994 and 1993, respectively, in derivative securities as defined by regulators. These amounts represent 6.74% and 4.64% of the total securities available for sale at the end of 1994 and 1993, respectively. Market value for these securities was $10,533,000 at the end of 1994 and $8,463,000 at the end of 1993. All are guaranteed by government agencies and none have a maturity of over 7 years. The amount and nature of these securities pose no undue risk to CBT's financial position and there are no plans to change the amount of these securities held.

Average earning assets were $799.4 million in 1994, an increase of 11.2 percent over 1993. This increase is due to a 17.8 percent increase in average loans, partially offset by a 2.1 percent decline in securities, federal funds sold, and money market investments.

Leverage, the ratio of average assets to average stockholders' equity, was
9.1 times during 1994 versus 8.9 times during 1993. This increase is due to a
10.9 percent increase in average assets, partially offset by an 8.9 percent increase in average stockholders' equity in 1993.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted by CBT in the first quarter of 1994. The Statement requires that investment securities classified as available for sale be reported at fair value with unrealized gains and losses reported, net of deferred taxes, as a separate component of stockholders' equity. As of December 31, 1994, unrealized losses related to investment securities available for sale were $5.4 million, net of deferred taxes.


CREDIT RISK MANAGEMENT

CBT manages exposure to credit risk though loan portfolio diversification by customer, industry, and loan type. As a result, there is no undue concentration in any single sector. Credit risk management also includes pricing loans to cover anticipated future loan losses, funding and servicing cost, and to allow for a profit margin. Loans by type appear in Footnote 6.

At December 31, 1994, CBT's commercial, industrial, and agricultural loans totaled $191.2 million, or 31.0 percent of total loans, net of unearned interest ("net loans"). The com-


        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

parable December 31, 1993 balance outstanding was $180.4 million, representing 34.4 percent of net loans. The decline was primarily due to growth in residential real estate and installment loans in excess of that experienced in commercial, industrial, and agricultural loans.

At December 31, 1994, residential real estate loans totaled $268.5 million or 43.6 percent of net loans, compared with $222.9 million or 42.5 percent of net loans as of December 31, 1993. Net installment loans totaled $156.2 million or 25.4 percent of net loans as of December 31, 1994, compared with $120.9 million or 23.1 percent of net loans as of December 31,1993.

CBT is not aware of any loans classified for regulatory purposes at December 31, 1994, that are expected to have a material impact on CBT's future operating results, liquidity, or capital resources. CBT is not aware of any material credits about which there is serious doubt as to the ability of borrowers to comply with the loan repayment terms. There are no material commitments to lend additional funds to customers whose loans were classified as non-accrual at December 31, 1994.


ALLOWANCE FOR LOAN LOSSES

At December 31, 1994, the allowance for loan losses was $11.5 million, or
1.88 percent of net loans outstanding, compared with $11.0 million, or 2.10 percent at December 31, 1993. The ratio of the allowance for loan losses to non-performing assets was 499.9 percent at December 31, 1994, compared with
928.1 percent at December 31, 1993. Non-performing assets consist of non-accrual loans, loans past due ninety days or more that are still accruing interest, and other real estate owned. The decline in the ratio of the allowance for loan losses to non-performing assets at December 31, 1994, reflects the unusually low level of non-performing assets at December 31, 1993, and the placement of one commercial credit on non-accrual status in 1994.

Although it is impossible for any lender to predict future loan losses with complete accuracy, management monitors the allowance for loan losses with the intent to provide for all losses that can reasonably be anticipated based on current conditions. CBT maintains the allowance available to cover future loan losses within the entire loan portfolio.

NON-PERFORMING ASSETS

Table 8 presents data on CBT's non-performing assets. At December 31, 1994, non-performing assets totaled $2.3 million, or 0.37 percent of net loans and other real estate owned, compared with $1.2 million, or 0.23 percent of net loans and other real estate owned, at December 31, 1993.

The increase is primarily due to the placement of one commercial credit on non-accrual status in 1994. Non-accrual loans increased $1.0 million compared with December 31, 1993, and ninety days past due outstandings increased $0.2 million compared with December 31, 1993. Other real estate owned declined $0.1 million comparing December 31, 1994 with December 31, 1993. The earnings per share impact of non-accrual loans for 1994, 1993, and 1992 was negligible.

In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," (FAS 114) which must be adopted for CBT's 1995 financial statements. It requires that impaired loans, as defined within FAS 114, be measured based on the present value of expected future cash flow discounted at the loan's effective rate, at the loan's market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of FAS 114 is not expected to have a material effect on CBT's consolidated financial statements.


[]FUNDING SOURCES

INTEREST-BEARING LIABILITIES

At December 31, 1994, interest-bearing liabilities totaled $703.8 million, an increase of $54.9 million over December 31, 1993. The increase is principally due to a $45.0 million increase in short-term borrowings and a $11.5 million increase in interest-bearing deposits, partially offset by an $1.6 million reduction in long-term borrowings. The short-term borrowings increase is primarily due to greater use of Federal Home Loan Bank short-term advances as a cost-effective funding source and growth in customer repurchase agreements.

Average interest-bearing liabilities were $674.3 million in 1994, compared with $604.9 million in 1993, primarily due to a 7.4 percent increase in average interest-bearing deposits and a 54.4 percent increase in average short-and long-term borrowings.


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

CORE DEPOSITS

In CBT's banking subsidiaries, demand deposits, NOW, Money Manager, Individual Retirement and savings accounts, and certificates of deposit under $100,000 provide a stable source of funding. At December 31, 1994, these funds accounted for 70.7 percent of CBT's total funding sources, compared with 73.1 percent at December 31, 1993. This level of core deposits is considered appropriate by management given CBT's asset mix.


PURCHASED DEPOSITS

Purchased deposits, consisting of certificates of deposit with denominations of $100,000 or more, represented 5.8 percent of total funding sources at December 31, 1994, compared with 7.4 percent at December 31, 1993. The decline was primarily due to a $9.5 million decrease in purchased deposits combined with a $69.6 million increase in total funding sources.


SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, U. S. Treasury notes payable, revolving lines of credit, and short-term Federal Home Loan Bank advances. At December 31, 1994, short-term borrowings represented 10.8 percent of total funding sources, compared with 5.5 percent at December 31, 1993. The increase reflects growth in federal funds purchased and securities sold under agreements to repurchase of $20.5 million, an increase in Federal Home Loan Bank advances of $20.0 million, and an increase in revolving lines of credit used to fund FCC of $4.8 million, partially offset by a $0.3 million decline in U. S. Treasury notes payable. Management views short-term borrowings as a cost-effective alternative to purchased deposits and actively manages CBT's short-term borrowing position to maintain acceptable net interest margins and liquidity.


LONG-TERM BORROWINGS

Long-term borrowings include Federal Home Loan Bank advances with maturities in excess of one year and term debt used to fund FCC. At December 31, 1994, long-term borrowings represented 2.6 percent of total funding sources, compared with 3.1 percent at December 31, 1993. The decline in long-term borrowings of $1.5 million is primarily due to reductions in Federal Home Loan Bank advances.

ASSET AND LIABILITY MANAGEMENT

The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate risk (as defined below) and liquidity. The focal point of this process for much of 1994 was the Asset and Liability Management Committee (ALCO) of Citizens Bank and Trust Company ("Citizens"), CBT's lead bank. In addition to considering the position of this bank, ALCO did review at a summary level the overall risk to changes in interest rates and the liquidity of CBT on a consolidated basis during its monthly meetings. In the fourth quarter of 1994, a corporate ALCO was formed that meets monthly to consider CBT's consolidated interest rate risk and liquidity posture.


INTEREST RATE RISK AND ITS MEASUREMENT

Interest rate risk is the risk that future changes in interest rates will reduce net interest income or the market value of CBT's balance sheet. Management uses various measurement tools to monitor CBT's interest rate risk position. One measurement tool is the GAP report, which classifies assets and liabilities and their respective yields and costs in terms of maturity or repricing date. While considerable judgment is necessary to appropriately classify certain balance sheet items that do not have contractual maturity or repricing dates, the GAP report provides management a basic measure of interest rate risk. CBT monitors the GAP position of each subsidiary individually (FCC is included with Citizens), as well as on a consolidated basis.

Because of the limitations of GAP reports, CBT uses a computer model to estimate the impact of various parallel shifts in the yield curve on net interest income and market value. This model is run monthly for each subsidiary (as previously defined), as well as on a consolidated basis.

At Citizens, management has developed a model that identifies the portion of year-to-date net interest income derived from interest rate mismatches ("mismatch profits"). Identifying mismatch profits assists management in understanding the relative importance of such profits, which by their nature are largely beyond management's control, to overall net interest income.
For 1994, mismatch profits represent less than 3 per cent of Citizen's tax-equivalent net interest income.



        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

MANAGEMENT OF INTEREST RATE RISK

The management of interest rate risk is governed by an asset and liability management policy in place at Citizens. The policy specifies targets based primarily on the GAP report. During 1994, Citizens operated within the policy guidelines. Consolidated GAP reports produced in the fourth quarter of 1994 indicated that CBT's consolidated interest rate risk position was also in compliance with policy.


CHANGES IN INTEREST RATE RISK

In 1994, CBT supplemented its use of the GAP model, with a computer modeling approach that measures effects on net interest income and market value under a variety of interest rate scenarios. CBT's management believes the two approaches complement each other in understanding the impact of changes in interest rates. Based on modeling done using December 1994 data, CBT would expect its net interest income to decline no more than 3 percent under a 300 basis point parallel shift upward or downward of the yield curve. The GAP approach of measuring interest rate risk produced a one year cumulative interest rate GAP on December 31, 1994 of 93 percent compared to a one year cumulative interest rate GAP of 95 percent on December 31, 1993.


LIQUIDITY MANAGEMENT

Liquidity management involves planning to meet funding needs at a reasonable cost, as well as developing contingency plans to meet unanticipated funding needs or a loss of funding sources. Liquidity management for CBT is monitored by ALCO, which takes into account the marketability of assets, the sources and stability of funding, and the level of unfunded loan commitments.

CBT's consumer deposits provide stability with respect to liquidity. In addition, membership in the Federal Home Loan Bank of Cincinnati provides a cost-effective alternate source of funding.


CAPITAL MANAGEMENT

CBT believes that a strong capital position is vital to continued profitability and to promote depositor and investor confidence. Bank subsidiaries are required to maintain capital levels sufficient to qualify for "well capitalized" status with banking regulators and to meet anticipated growth needs. Net income is the primary source of new capital for subsidiaries. Net income of subsidiaries in excess of capital requirements is available to CBT in the form of dividends and is used primarily to pay corporate dividends.


                              Well
                          Capitalized   Actual     Excess
December 31, 1994
 Leverage Ratio              5.00%     10.81%      5.81%
 Tier I                      6.00%     15.95%      9.95%
 Total Risk-Based           10.00%     17.20%      7.20%
December 31, 1993
 Leverage Ratio              5.00%     10.51%      5.51%
 Tier I                      6.00%     16.20%     10.20%
 Total Risk-Based           10.00%     17.45%      7.45%



    Because of solid performance and conservative capital management, CBT has a strong capital position. CBT's Tier 1 capital ratio at December 31, 1994, was 15.95 per total capital to risk-based assets ratio was 17.20 per cent compared with 16.20 percent and 17.45 percent, respectively December 31, 1993. CBT's leverage ratio was 10.81 per at December 31, 1994, compared with
10.51 percent at December 31, 1993. These ratios compare favorably to the regulatory "well capitalized" minimums of 6.0 percent for Tier 1, 10.0 percent for total capital to risk-based assets, and 5.0 per cent for the leverage ratio.

CBT's stockholders' equity, exclusive of the unr loss on securities available for sale, net of deferred tax, gr to $96.7 million at December 31, 1994, a 9.0 percent incr over December 31, 1993. CBT's internal capital growth rate (ICGR) in 1994 was 8.9 percent. The ICGR represents the rate at which CBT's average stockholders' equity grew as a result of earnings retained
(net income less dividends paid).

In the second quarter of 1994, CBT increased the quarterly cash dividends paid to stockholders from 10.0 cents per share to 11.0 cents per share. This represents a 10 percent increase in the quarterly dividend rate and reflects
CBT's continuing record of strong earnings performance and its policy of maintaining the dividend payout ratio in a range of 25 to 35 percent. In the third quarter of 1994, CBT declared a two-for-one stock split payable on October 25, 1994.

     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

      TABLE 1

      []SELECTED FINANCIAL DATA SUMMARY, LAST FIVE YEARS

($ IN THOUSANDS EXCEPT PER COMMON SHARE DATA)
                                     1994          1993          1992          1991          1990

RESULTS OF OPERATIONS:
 Net interest income                $  38,696     $  33,598     $  32,804     $  29,241     $  28,226
 Provisions for loan losses             1,361         1,366         2,441         2,847         3,873
 Net interest income after
  provision for loan losses            37,335        32,232        30,363        26,394        24,353
 Non-interest income                    6,649         6,330         5,587         5,035         4,528
 Gain on sale of finance receivables        -           553             3             -             -
 Gain (loss) on sale of securities       (136)          134           575           498            94
 Non-interest expense                   28,129        25,236        23,165        21,387        20,623
 Income before income taxes             15,719        14,013        13,363        10,540         8,352
 Income taxes                            4,233         3,565         3,058         2,374         2,158
 Net income                          $  11,486     $  10,448     $  10,305     $   8,166     $   6,194

PER COMMON SHARE DATA:
 Net income                          $    1.45     $    1.32     $    1.30     $    1.03     $    0.78
 Cash dividends                      $    0.43     $    0.39     $    0.36     $    0.35     $    0.34
 Book value per common share at
   year-end (a)                      $   11.52     $   11.19     $   10.18     $    9.17     $    8.39

AVERAGES:
 Assets                              $ 838,608     $ 755,936     $ 716,915     $ 698,877     $ 663,176
 Deposits and corporate cash
   management repurchase agreements  $ 689,671     $ 634,258     $ 606,242     $ 600,926     $ 568,815
 Loans, net                          $ 567,182     $ 481,664     $ 439,492     $ 425,573     $ 417,432
 Stockholders' equity                $  92,495     $  84,914     $  77,549     $  69,539     $  65,019

PERFORMANCE RATIOS
 Return on average assets (b)             1.37%         1.38%         1.44%         1.17%         0.93%
 Return on average stockholders'
   equity (b)                            12.42%        12.30%        13.29%        11.74%         9.53%
 A verage stockholders' equity to
   average assets                        11.03%        11.23%        10.82%         9.95%         9.80%
 Dividend pay out ratio                  28.63%        23.19%        21.11%        24.31%        31.08%
 Net charge-offs to average loans         0.15%         0.04%         0.27%         0.34%         1.21%
 Allowance for loan losses as a
   percentage of year-end loans            1.87%         2.10%         2.12%         1.96%         1.67%
 Net interest margin (tax equivalent)      5.04%         4.88%         4.99%         4.63%         4.71%

(a) Includes SFAS 115.
(b) Excludes SFAS 115.



        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   TABLE 2

 []ANALYSIS OF CHANGES IN NET INTEREST INCOME

  (TAX EQUIVALENT BASIS, $ IN THOUSANDS)

                                                  1994 vs 1993                             1993 vs 1992
                                                  Attributed to                            Attributed to
                                                                   Total                                    Total
                                                                   Dollar                                   Dollar
                                           Volume        Rate      Change       Volume        Rate          Change
INTEREST INCOME ON:
 Loans, net                               $ 7,879     $   (617)    $ 7,262     $ 4,335     $  (5,134)    $    (799)
 Taxable investment securities               (445)         339        (106)       (402)       (2,088)       (2,490)
 Tax-exempt investments securities            691         (224)        467         460           (18)          442
 Federal funds sold and other                (134)          27        (107)        (88)           50           (38)
 Total interest income                      7,991         (475)      7,516       4,305        (7,190)       (2,885)
INTEREST EXPENSE ON:
 Deposits                                   1,710       (1,215)        495         910        (4,690)       (3,780)
 Federal funds purchased and securities
  sold under agreements to repurchase          58          157         215         369          (190)          179
 Other                                      1,351          140       1,491         (99)         (236)         (335)
 Total interest expense                     3,119         (918)      2,201       1,180        (5,116)       (3,936)
NET INTEREST INCOME                       $ 4,872     $    443     $ 5,315     $ 3,125     $  (2,074)    $   1,051

Note: For purposes of this schedule, changes which are not due solely to volume or solely to rate have been allocated to rate.



     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   TABLE 3

    []THREE YEAR AVERAGE BALANCE AND NET INTEREST ANALYSIS

    (TAX EQUIVALENT BASIS, $ IN THOUSANDS)

                                               1994                            1993                              1992
                                 Average     Interest   Yield     Average    Interest    Yield     Average     Interest   Yield
                                 Balance     & Fees     /Rate     Balance     & Fees     /Rate     Balance      & Fees    /Rate
ASSETS
EARNING ASSETS
 Loans, net (1)                 $ 567,182   $ 51,638    9.10%   $ 481,664    $ 44,376    9.21%   $ 439,492    $ 45,175    10.28%
 Taxable investment securities     58,986      3,521    5.97%      55,696       3,680    6.61%      63,598       5,874     9.24%
 Tax-exempt investments
   securities                      56,862      5,302    9.32%      49,740       4,835    9.72%      45,022       4,393     9.76%
 Mortgage-backed securities       109,668      6,795    6.20%     120,500       6,742    5.60%     118,255       7,038     5.95%
 Federal funds sold                 6,713        228    3.40%      11,202         335    2.99%      14,670         373     2.54%
TOTAL EARNING ASSETS              799,411     67,484    8.44%     718,802      59,968    8.34%     681,037      62,853     9.23%
Non-earning assets
 Cash and due from banks           24,263                          22,663                           21,795
 Premises and equipment, net       14,881                          14,244                           14,010
 Other                             11,647                          10,715                            9,542
 Allowance for loan losses        (11,594)                        (10,488)                          (9,469)
TOTAL ASSETS                    $ 838,608                      $ 755,936                         $ 716,915

LIABILITIES AND
STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
 Demand deposits                $ 157,599   $  4,312    2.74%   $ 154,315    $  4,136    2.68%   $ 150,081    $  4,908     3.27%
 Time deposits                    391,146     18,106    4.63%     360,523      17,935    4.97%     355,234      20,997     5.91%
 Savings deposits                  44,638      1,151    2.58%      37,632       1,003    2.67%      29,048         949     3.27%
 Federal funds purchased and
  securities sold under
  agreements to repurchase         37,848      1,254    3.31%      35,832       1,039    2.90%      25,070         860     3.43%
 Other borrowings                  43,106      2,338    5.42%      16,609         847    5.10%      18,129       1,182     6.52%
TOTAL INTEREST-BEARING
 LIABILITIES                      674,337     27,161    4.03%     604,911      24,960    4.13%     577,562      28,896     5.00%
NON-INTEREST-BEARING
 LIABILITIES
 Demand deposits                   63,999                          57,995                           53,550
 Other                              7,777                           8,116                            8,254
TOTAL LIABILITIES                 746,113                         671,022                          639,366
TOTAL STOCKHOLDERS' EQUITY         92,495                          84,914                           77,549

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY           $ 838,608                       $ 755,936                        $ 716,915

NET INTEREST INCOME                          $ 40,323                        $ 35,008                         $ 33,957
NET INTEREST MARGIN                                     5.04%                            4.88%                             4.99%

    (1) Non-accruing loans are included in the average balances.




        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   TABLE 4

[]INTEREST RATE SENSITIVITY ANALYSIS - DECEMBER 31, 1994

  ($ IN THOUSANDS)

                                                 Within       6 Mos.-           1-5         After
                                                 6 Mos.        1 Year         Years       5 Years          Total

EARNING ASSETS
 Investment securities to be held to maturity $   1,306     $   1,486     $   6,606     $  38,777     $   48,175
 Securities available for sale                   15,840         6,188        42,904        96,546        161,478
 Loans                                          238,902       143,793       161,311        82,646        626,652
 Other assets                                         -             -             -        38,812         38,812
  TOTAL ASSETS                                $ 256,048     $ 151,467     $ 210,821     $ 256,781     $  875,117
 Non-interest bearing deposits                $   3,548     $   3,548     $  28,385     $  35,481     $   70,962
 Interest bearing deposits                      299,811        79,928       136,640        82,236        598,615
 Borrowed funds                                  67,213        17,544        20,321           140        105,218
 Other liabilities/equity                             -             -             -       100,322        100,322
  TOTAL LIABILITIES/EQUITY                    $ 370,572     $ 101,020     $ 185,346     $ 218,179     $  875,117
Interest sensitivity gap                       (114,524)       50,447        25,475        38,602
Cumulative interest sensitivity gap            (114,524)      (64,077)      (38,602)            0
Cumulative ratio at December 31, 1994                87%           93%           96%          100%
Cumulative ratio at December 31, 1993                90%           95%          108%          100%


  TABLE 5

[]MATURITY DISTRIBUTION OF INVESTMENT SECURITIES -
    DECEMBER 31, 1994

  ($ IN THOUSANDS)

                                            Within         1-5        5-10        After
                                            1 Year       Years       Years     10 Years        Total


U.S. Treasury securities and obligations
 of U. S. Government agencies              $ 1,500     $ 2,351           -            -     $  3,851
State and other political subdivisions       1,292       4,055     $ 9,037     $ 29,740       44,124
Other                                            -         200           -            -          200
  Total                                    $ 2,792     $ 6,606     $ 9,037     $ 29,740     $ 48,175
  Weighted average tax equivalent yield      11.07%       8.40%       9.62%        8.53%        8.83%




     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   TABLE 6

      [] LOAN PORTFOLIO AT DECEMBER 31, FIVE YEAR SUMMARY

     ($ IN THOUSANDS)

                              1994         1993         1992         1991         1990

Commercial               $ 191,243    $ 180,426    $ 182,821    $ 181,591    $ 189,995
Residential                268,538      222,867      176,572      154,280      141,083
Consumer                   166,871      130,457      113,043      111,385      109,549
 Total loans               626,652      533,750      472,436      447,256      440,627
Less:  unearned interest    10,643        9,565       13,348       14,150       14,271
 Loans, net              $ 616,009    $ 524,185    $ 459,088    $ 433,106    $ 426,356


    TABLE 7

       [] COMPOSITION OF LOAN PORTFOLIO AT DECEMBER 31, BY TYPE


            1994     1993     1992     1991     1990

Commercial    30%      34%      39%      41%      43%
Residential   43%      42%      37%      34%      32%
Consumer      27%      24%      24%      25%      25%
 Total       100%     100%     100%     100%     100%


   TABLE 8

        []NON-PERFORMING ASSETS - DECEMBER 31

        ($ IN THOUSANDS)

                                               1994        1993        1992        1991        1990

Non-accrual loans                           $ 1,806     $   759     $ 1,173     $ 1,883     $ 1,767
Ninety days past due                            494         298         528       1,549         837
Other real estate owned                           7         128         844       1,234       1,019
  Total non-performing assets               $ 2,307     $ 1,185     $ 2,545     $ 4,666     $ 3,623
Non-performing assets as a % of total loans
 and other real estate owned                   0.37%       0.23%       0.54%       1.04%       0.82%


        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   TABLE 9

[] ALLOWANCE FOR LOAN LOSSES

   ($ IN THOUSANDS)

                                                1994          1993          1992          1991          1990

Balance, beginning of year                  $  10,998     $  10,022     $   8,764     $   7,346     $   8,510
Loans Charged-Off:
 Commercial                                       488           283           725         1,324         4,362
 Residential                                       33            32            84            90           171
 Consumer                                         734           518           807           803           912
 Total                                          1,255           833         1,616         2,217         5,445
RECOVERIES ON CHARGED-OFF LOANS:
 Commercial                                       245           352           180           525           177
 Residential                                       20            61            22            35            19
 Consumer                                         164           207           235           199           202
  Total                                           429           620           437           759           398
NET CHARGE-OFFS                                   826           213         1,179         1,458         5,047
PROVISION FOR LOAN LOSSES                       1,361         1,366         2,441         2,847         3,873
ADJUSTMENTS RELATED TO PURCHASE/
  SALE OF FINANCE RECEIVABLES                       0          (177)           (4)           29            10
Balance, end of year                        $  11,533     $  10,998     $  10,022     $   8,764     $   7,346
Average loans for the year                  $ 567,182     $ 481,664     $ 439,492     $ 425,573     $ 417,432
Allowance/year-end loans                         1.87%         2.10%         2.12%         1.96%         1.67%
Net charge-offs/average loans                    0.15%         0.04%         0.27%         0.34%         1.21%

   TABLE 10

 []MANAGEMENT'S ALLOCATION  OF ALLOWANCE FOR LOAN LOSSES -
   DECEMBER 31

  ($ IN THOUSANDS)


                     1994        1993        1992       1991       1990

Commercial       $  3,724    $  3,359    $  3,408    $ 4,392    $ 4,566
Residential         1,500       1,488       1,089        627        510
Consumer            2,559       2,486       2,110      1,700      1,117
Unallocated         3,750       3,665       3,415      2,045      1,153
 Total           $ 11,533    $ 10,998    $ 10,022    $ 8,764    $ 7,346


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   TABLE 11

      [] CONTRACTUAL LOAN MATURITIES AND INTEREST SENSITIVITY

      ($ IN THOUSANDS)

December 31, 1994
                         One Year    One Through          Over          Total
                          Or Less     Five Years    Five Years    Gross Loans

Commercial               $ 141,918    $   37,166    $   12,159    $   191,243
Residential                152,332        49,644        66,562        268,538
Consumer                    88,445        74,501         3,925        166,871
 Total                   $ 382,695    $  161,311    $   82,646    $   626,652

Loans with predetermined
 rate                    $  73,521    $   93,348    $   46,418    $   213,287
Loans with floating rate   309,174        67,963        36,228        413,365
 Total                   $ 382,695    $   161,311   $   82,646    $   626,652


   TABLE 12

    [] AVERAGE DEPOSITS AND CORPORATE CASH MANAGEMENT
       REPURCHASE AGREEMENTS

       ($ IN THOUSANDS)
                                               1994         1993         1992         1991

Savings, daily interest checking          $ 144,408    $ 132,927    $ 113,285    $  93,767
Money market accounts and corporate cash
 management repurchase agreements            90,118       82,814       84,173       82,623
Certificates of deposit $100,000 and over    67,299       62,314       60,118       60,239
Other time deposits                         323,847      298,208      295,116      313,186
 Total interest bearing deposits            625,672      576,263      552,692      549,815
Demand deposits                              63,999       57,995       53,550       51,111
 Total deposits and corporate cash
  management repurchase agreements        $ 689,671    $ 634,258    $ 606,242    $ 600,926


   TABLE 13

 []CERTIFICATES OF DEPOSIT OF $100,000 OR MORE - DECEMBER 31

   ($ IN THOUSANDS)
                            1994        1993
3 months or less        $ 13,144    $ 13,423
3 - 6 months              12,804      13,939
6 - 12 months             25,355      22,602
Over 12 months            19,865       9,958
 Total                  $ 71,168    $ 59,922

        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

          I N D E P E N D E N T   A U D I T O R S '   R E P O R T             29


To the Board of Directors and Stockholders
CBT Corporation
Paducah, Kentucky

    We have audited the consolidated balance sheets of CBT Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CBT Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for securities effective January 1, 1994 to conform with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".


(Signature of Deloitte & Touche LLP)
Deloitte & Touche LLP
Louisville, Kentucky
February 3, 1995



     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

30
                    C O N S O L I D A T E D   B A L A N C E   S H E E T S

    CBT CORPORATION AND SUBSIDIARIES
    AT DECEMBER 31, 1994 AND 1993

    (IN THOUSANDS EXCEPT FOR COMMON SHARE DATA)

                                                             1994          1993

ASSETS
Cash and due from banks                                 $   30,404     $  24,521
Federal funds sold                                               -        10,916
Money market investments                                         -         2,010
  Total cash and cash equivalents                           30,404        37,447
Investment securities to be held to maturity
  (Fair values: 1994, $46,400; 1993, $49,250)                                   48,175        45,843
Securities available for sale (Fair values: 1994,
  $161,478; 1993, $185,087)                                161,478       181,027

Loans, net of unearned interest                            616,009       524,185
Allowance for loan losses                                  (11,533)      (10,998)
 Loans, net                                                604,476       513,187
Premises and equipment, net                                 15,910        15,203
Accrued interest receivable                                  6,068         5,489
Other                                                        8,606         7,280
Total assets                                            $  875,117     $ 805,476
LIABILITIES
Deposits:
 Non-interest bearing                                   $   70,962     $  61,505
 Interest bearing                                          598,615       587,139
  Total deposits                                           669,577       648,644
Short-term borrowings:
 Federal funds purchased and securities sold
   under agreements to repurchase                           56,976        36,446
 Notes payable - U. S. Treasury                              1,718         2,000
 Revolving lines of credit and other                         6,023         1,263
 Federal Home Loan Bank advances                            20,040            39
  Total short-term borrowings                               84,757        39,748
Long-term borrowings:
 Federal Home Loan Bank advances                            15,392        16,922
 Term debt                                                   5,069         5,092
  Total long-term borrowings                                20,461        22,014
Accrued interest payable                                     3,881         2,554
Other liabilities                                            5,104         3,804
  Total liabilities                                        783,780       716,764
STOCKHOLDERS' EQUITY
 Common stock, no par value, authorized
   12,000,000 shares; issued and
   outstanding 7,927,113 and 7,926,158 shares                4,100         4,100
 Capital surplus                                            18,553        18,543
 Retained earnings                                          74,070        66,069
 Unrealized losses on securities available for
   sale, net of deferred taxes                              (5,386)            -
  Total stockholders' equity                                91,337        88,712
Total liabilities and stockholders' equity               $ 875,117     $ 805,476


   See notes to consolidated financial statements.

        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

      C O N S O L I D A T E D   S T A T E M E N T S   O F   I N C O M E       31

    CBT CORPORATION AND SUBSIDIARIES
    YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                             1994         1993        1992

INTEREST INCOME
 Loans, including fees:
  Taxable                                  $ 51,266     $ 43,863    $ 44,589
  Tax-exempt                                    266          3777         434
 Securities:
  Taxable                                    10,315       10,409      12,698
  Tax-exempt                                  3,782        3,561       3,393
 Other                                          228          348         586
    Total interest income                    65,857       58,558      61,700
INTEREST EXPENSE
 Deposits                                    23,569       23,074      26,854
 Other borrowings                             3,592        1,886       2,042
    Total interest expense                   27,161       24,960      28,896
NET INTEREST INCOME                          38,696       33,598      32,804
PROVISION FOR LOAN LOSSES                     1,361        1,366       2,441
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                          37,335       32,232      30,363
NON-INTEREST INCOME
 Trust and investment advisory fees           1,413        1,485       1,437
 Service charges on deposit accounts          2,821        2,510       2,201
 Insurance commissions                        1,012          737         734
 Gain (loss) on sale of securities             (136)         134         575
 Gain on sale of finance receivables              -          553           3
 Other                                        1,403        1,598       1,215
    Total non-interest income                 6,513        7,017       6,165
NON-INTEREST EXPENSE
 Salaries and employee benefits              14,014       12,868      11,821
 Net occupancy                                  984        1,206       1,456
 Depreciation and amortization                1,702        1,619       1,407
 Data processing                              1,127        1,030         922
 Supplies                                       744          857         838
 FDIC assessments                             1,535        1,382       1,432
 Tax on bank shares                           1,158          942         699
 Consulting and other professional
    business services                         1,444          454         535
 Other                                        5,421        4,878       4,055
    Total non-interest expense               28,129       25,236      23,165
INCOME BEFORE INCOME TAXES                   15,719       14,013      13,363
INCOME TAXES                                  4,233        3,565       3,05
NET INCOME                                 $ 11,486     $ 10,448    $ 10,305
PER COMMON SHARE
 Net income                                $   1.45     $   1.32    $   1.30
 Cash dividends                            $   0.43     $   0.39    $   0.36

See notes to consolidated financial statements.

     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   32
      C O N S O L I D A T E D   S T A T E M E N T S   O F
       S T O C K H O L D E R S '   E Q U I T Y

    CBT CORPORATION AND SUBSIDIARIES
    YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

    (IN THOUSANDS, EXCEPT FOR SHARES)
                                                                                         Net Unrealized
                                                                                          Gains (Losses)
                                               Common Stock                                on Securities        Total
                                                                   Capital      Retained       Available Stockholders'
                                           Shares       Amount     Surplus      Earnings        for Sale       Equity

BALANCE, JANUAR Y 1, 1992                 7,930,998     $ 4,100    $ 18,552     $ 50,071               -     $ 72,723
 Net income                                       -           -           -       10,305               -       10,305
 Dividends on common stock                        -           -           -       (2,175)              -       (2,175)
 Stock options exercised                     14,000           -         103            -               -          103
 Purchase of common stock                   (14,000)          -        (103)        (103)              -         (206)
BALANCE, DECEMBER 31, 1992                7,930,998       4,100      18,552       58,098               -       80,750
 Net income                                       -           -           -       10,448               -       10,448
 Dividends on common stock                        -           -           -       (2,423)              -       (2,423)
 Purchase of common stock                    (4,840)          -          (9)         (54)              -          (63)
BALANCE, DECEMBER 31, 1993                7,926,158       4,100      18,543       66,069               -       88,712
 Cumulative effect to January 1, 1994 of
  change in accounting for securities             -           -           -            -           2,639        2,639
 Net income                                       -           -           -       11,486               -       11,486
 Dividends on common stock                        -           -           -       (3,288)              -       (3,288)
 Stock options exercised                     18,935           -         182            -               -          182
 Purchase of common stock                   (17,980)          -        (172)        (197)              -         (369)
 Net change in unrealized gains (losses)
  on securities available for sale                -           -           -            -          (8,025)      (8,025)
BALANCE, DECEMBER 31, 1994                7,927,113     $ 4,100    $ 18,553     $ 74,070     $    (5,386)    $ 91,337



 See notes to consolidated financial statements.






        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

        C O N S O L I D A T E D   S T A T E M E N T S   O F   C A S H
                    F L O W S

    CBT CORPORATION AND SUBSIDIARIES
    YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
    (IN THOUSANDS)


                                                              1994           1993          1992

OPERATING ACTIVITIES
 Net income                                                  $ 11,486     $  10,448     $  10,305
 Adjustments to reconcile net income to net
   cash provided by operating activities:
  Provision for loan losses                                     1,361         1,366         2,441
  Depreciation                                                  1,449         1,494         1,403
  Amortization                                                    253           126             5
  Deferred income taxes                                          (327)           79          (518)
  Amortization and accretion of securities                        842         1,391           838
  Loss (gain) on sale of securities                               136          (134)         (575)
  Gain on sale of premises and equipment                          (63)           (3)          (11)
  Gain on sale of finance receivables                               -          (553)            3
  Changes in assets and liabilities:
    Accrued interest receivable                                  (579)          (44)        1,130
    Other assets                                                1,648        (2,989)         (456)
    Accrued interest payable                                    1,327           (95)       (2,645)
    Other liabilities                                             982          (153)          364
     Net cash provided by operating activities                 18,515        10,933        12,284

INVESTING ACTIVITIES
 Proceeds from maturities of investment securities              3,411        16,246        27,853
 Proceeds from sales of securities available for sale          48,178        18,657        37,635
 Proceeds from maturities of securities available for
   sale                                                         9,383        10,562             -
 Principal collected on mortgage-backed securities,
   including
   those classified as available for sale                      25,017        67,429        41,507
 Payment for purchases of securities                          (78,036)     (114,903)     (120,253)
 Net increase in loans                                        (92,650)      (63,484)      (25,081)
 Purchase of loans                                                  -        (9,085)       (2,552)
 Sale of finance receivables                                        -         7,635           678
 Proceeds from sale of premises and equipment                     508            37            39
 Payment for purchase of premises and equipment                (2,601)       (2,844)       (1,093)
 Net cash received on branch acquisition                            -        57,480             -
     Net cash used in investing activities                    (86,790)      (12,270)      (41,267)



                                                    (CONTINUED ON NEXT PAGE)



     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

   34
        C O N S O L I D A T E D   S T A T E M E N T S   O F
          C A S H   F L O W S   -   ( C O N T I N U E D )

   CBT CORPORATION AND SUBSIDIARIES
   YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
   (IN THOUSANDS)

                                                             1994           1993         1992

FINANCING ACTIVITIES
 Net increase (decrease) in deposits                     $ 20,933     $   (2,549)    $    912
 Cash advanced on revolving lines of credit                15,800          1,000        5,200
 Principal payments on revolving lines of credit          (11,040)        (6,960)      (5,500)
 Net increase in other short-term borrowings               20,248            172       27,807
 Increase in FHLB advances                                 18,471          1,426        7,500
 Proceeds from term debt                                        -         12,150            -
 Payments on term debt                                        (23)        (4,000)           -
 Cash dividends paid                                       (2,970)        (2,323)      (2,175)
 Stock options exercised                                      182              -          103
 Purchase of common stock                                    (369)           (63)        (206)
     Net cash provided by (used in) investing
       activities                                          61,232         (1,147)      33,641

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       (7,043)        (2,484)       4,658

CASH AND CASH EQUIV ALENTS, BEGINNING OF YEAR              37,447         39,931       35,273

CASH AND CASH EQUIV ALENTS, END OF YEAR                  $ 30,404     $   37,447     $ 39,931

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the year for:
  Interest                                               $ 25,834     $   25,056     $ 31,542
  Federal income taxes                                   $  4,345     $    4,060     $  3,789


  See notes to consolidated financial statements.



        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

         N O T E S   T O   F I N A N C I A L   S T A T E M E N T S            35




CBT CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


[] 1. BASIS OF PRESENTATION
AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

BASIS OF PRESENTATION - Included in the consolidated financial statements are CBT Corporation (the Parent Company) and its wholly-owned subsidiaries; Citizen's Bank and Trust Company (Citizens), Pennyrile Citizen's Bank and Trust Company (Pennyrile), Bank of Marshall County (BOMC), Graves County Bank (GCB), United Commonwealth Bank, FSB (UCB), and Fidelity Credit Corporation (FCC), collectively the "Corporation," which provide financial services primarily in Western Kentucky and surrounding communities.
All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and money market investments.


INVESTMENT SECURITIES TO BE HELD TO MATURITY AND SECURITIES AVAILABLE FOR
SALE - Effective January 1, 1994, the Corporation changed its method of accounting for securities to conform with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Securities to be held to maturity are reported at cost, adjusted for premiums and discounts, and consist of securities for which the Company has the positive intent and ability to hold to maturity. Available for sale securities are reported at fair value and consist of securities not classified as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized.
The change had the effect of increasing stockholders' equity at January 1, 1994 by $2,639,000.

Federal Home Loan Bank stock is not considered to be a marketable equity security under SFAS No. 115 and, therefore is carried at cost.

In 1993, the Corporation classified its investment securities similar to 1994, and investments were stated at amortized cost.

Amortization of premiums and accretion of discounts are recorded primarily on the interest method. Gains and losses on disposition of investment securities and securities available for sale are computed by the specific identification method.

LOANS AND INTEREST INCOME - Loans are stated at the principal balance outstanding, net of unearned interest. Interest on loans is based upon the principal balance outstanding, except interest on some consumer installment loans, which is recognized on the sum-of-the-years-digits method, and does not differ materially from the interest method.

The accrual of interest income is generally reviewed for discontinuance when a loan becomes 90 days past due as to principal or interest. When interest is discontinued, all unpaid accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest or, in the opinion of management, the interest in collectible.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level considered adequate to provide for potential losses based on management's evaluation of the loan portfolio, including the financial strength of guarantors, valuation of collateral, and the likelihood of further collection based upon the borrower's financial condition, as well as on prevailing and anticipated economic conditions.

Although management believes it uses the best information available to make determinations with respect to the Corporation's allowances, future adjustments may be necessary if economic or other conditions differ substantially from the economic and other conditions in the assumptions used in making the initial determinations, and such adjustments could be material.

In May 1993, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," was issued and requires impaired loans be measured based upon the present value of expected


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

future cash flows discounted at the loans' effective interest rate or at the loans' market price or fair value of collateral, if the loan is collateral dependent. Adoption of SFAS No. 114 will be required by the Corporation for the year ended December 31, 1995, and is not expected to have a material impact on the consolidated financial statements.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line and accelerated methods over the estimated useful lives of the assets, as follows:

                                  Years
Buildings and improvements      15 - 35
Furniture and fixtures                7
Computer equipment                    5

REPURCHASE AGREEMENTS - Certain securities are sold under agreements to repurchase and are treated as financings. The obligation to repurchase such securities is reflected as a liability on the consolidated balance sheets. The dollar amounts of securities underlying the agreements are included in the respective asset accounts.

INCOME TAXES - Prior to January 1993, the Corporation used the deferred method under Accounting Principles Board (APB) Opinion 11 in which the deferred income taxes were recognized for income and expense items reported in different years for financial reporting purposes and income tax purposes using the tax rate applied for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

Effective January 1, 1993, the Corporation adopted SFAS No. 109. Under SFAS 109 deferred taxes are recorded using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in the method of accounting for income taxes from APB Opinion 1 1 to SFAS No. 109 was not material.

TRUST FEES AND ASSETS - Revenues from trust and agency services are reported on the cash basis in accordance with customary banking practice. Reporting such revenues on the accrual basis would not materially affect the accompanying consolidated financial statements. Assets held in a fiduciary or agency capacity for customers and beneficiaries are not included in the consolidated financial statements as such items are not assets of the Corporation.

PER COMMON SHARE DATA - Net income per common share data is based upon 7,926,168, 7,928,578 and 7,930,998 average shares outstanding for the years ended December 31, 1994, 1993 and 1992, respectively. All share and per share data has been restated to reflect a 2-for-1 common stock split declared by the Board of Directors on September 28, 1994, payable October 25, 1994. All share and per share data has also been restated to reflect the May 31, 1994 acquisition of BMC Bankcorp and its subsidiaries, which was accounted for under the pooling of interests method. Common stock options are not included in net income per common share data since their effect is not significant.


[] 2. ACQUISITIONS

On May 31, 1994, the Corporation completed a Plan of Merger with BMC Bankcorp, Inc. (BMC), a bank holding company, and its wholly-owned subsidiaries, Bank of Marshall County, Graves County Bank, and United Commonwealth Bank, FSB. As a result of the transaction, 1,195,560 shares of common stock were issued by the Corporation in exchange for all of the issued and outstanding stock of BMC. The merger was accounted for as a pooling of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of BMC prior to the merger.


    Separate results of the combining entities are as follows:

(IN THOUSANDS)                        Years Ended
                                      December 31
                                   1993        1992
Interest income:
 CBT Corporation,
  as previously reported        $ 44,071    $ 46,822
 BMC                              14,487      14,878
   Total, as restated           $ 58,558    $ 61,700
Net income:
 CBT Corporation,
  as previously reported        $  7,912    $  7,614
 BMC                               2,536       2,691
   Total, as restated           $ 10,448    $ 10,305

        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

    BMC's interest income and net income of $6,202,000 and $938,000, respectively, for the five months ended May 31, 1994 (unaudited) are included in the consolidated statement of income for the year ended December 31, 1994.


[] 3. RESTRICTIONS ON CASH
        AND DUE FROM BANKS

Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve in accordance with reserve requirements specified by the Federal Reserve Board of Governors. The average amount of those reserve balances was approximately $2,251,000 and $2,544,000 during 1994 and 1993, respectively. At December 31, 1994 and 1993, the Corporation was in compliance with all cash reserve requirements.


[] 4. INVESTMENT SECURITIES
TO BE HELD TO MATURITY

   (IN THOUSANDS)
                                        December 31, 1994
                                       Estimated    Gross Unrealized
                            Amortized     Fair
                              Cost       Value      Gain      Loss

U. S. Treasury securities
 and obligations of U. S.
 Government agencies         $ 3,851    $  3,741    $  15    $   125
State and political
 subdivisions                 44,124      42,473      539      2,190
Other                            200         186        -         14

  Total                     $ 48,175    $ 46,400    $ 554    $ 2,329


   (IN THOUSANDS)

                                          December 31, 1993
                                          Estimated   Gross Unrealized
                            Amortized       Fair
                               Cost        Value       Gain       Loss

U. S. Treasury securities
 and obligations of U. S.
 Government agencies         $ 4,499      $  4,625    $   126        -
State and political
 subdivisions                 41,324        44,618      3,415    $ 121
Other                             20             7          -       13

  Total                     $ 45,843      $ 49,250    $ 3,541    $ 134

    The maturity distribution of investment securities to be held to maturity is as follows:

  (IN THOUSANDS)
                           December 31, 1994
                                      Estimated
                        Amortized        Fair
                           Cost          Value

Within 1 year          $ 2,792         $ 2,816
1 - 5 years              6,606           6,369
5 - 10 years             9,037           9,095
Over 10 years           29,740          28,120
 Total                 $48,175         $46,400

    Realized gains on sales of investment securities were $575,000 in 1992. There were no realized losses on sales of investment securities.

Certain investment securities were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. These pledged securities had an estimated amortized cost and estimated fair value of approximately $16,550,000 and $16,035,000, respectively, as of December 31, 1994.

[] 5. SECURITIES AVAILABLE FOR
         SALE

   (IN THOUSANDS)
                                              December 31, 1994

                                          Estimated    Gross    Unrealized
                             Amortized        Fair
                               Cost          Value        Gain      Loss

U. S. Treasury securities
 and obligations of U. S.
 Government agencies         $ 32,408        $ 31,469    $  28    $   967
State and political
 subdivisions                  13,945          14,417      646        174
Mortgage-backed
 securities                   104,543          97,632      177      7,088
Derivative securities          11,439          10,532        -        907
Federal Home Loan
 Bank Stock - at cost           6,740          6,740         -          -
Other                             688            688         -          -
  Total                     $ 169,763       $ 161,478    $ 851    $ 9,136


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

  (IN THOUSANDS)
                                                December 31, 1993
                                            Estimated      Gross   Unrealized
                               Amortized       Fair
                                 Cost          Value         Gain      Loss

U. S. Treasury securities
 and obligations of U. S.
 Government agencies          $ 32,358         $ 33,490     $ 1,160    $  28
State and political
 subdivisions                   15,246           17,035       1,812       23
Mortgage-backed
 securities                    122,364          123,431       1,481      414
Derivative securities            8,392            8,464          91       19
Federal Home Loan
 Bank stock - at cost            2,589            2,589           -        -
Other                               78               78           -        -
  Total                      $ 181,027        $ 185,087     $ 4,544    $ 484

    The maturity distribution of securities available for sale is as follows:

   (IN THOUSANDS)

                        December 31, 1994
                                 Estimated
                     Amortized         Fair
                          Cost        Value

Within 1 year        $   3,589    $   3,581
1 - 5 years             46,113       44,795
5 - 10 years            19,434       18,720
Over 10 years          100,627       94,382
  Total              $ 169,763    $ 161,478

Mortgage-backed securities have been allocated in the above table by contractual maturity date.


Derivative securities available for sale at December 31, 1994 consist of $7,873,000 of step-up bonds, $3,006,000 of deleveraged bonds and $560,000 of index amortizing notes. At December 31, 1993, derivative securities available for sale consisted of $4,506,000 step-up bonds, $3,011,000 of de-lever-aged bonds, and $875,000 of index amortizing notes. The step-up bonds have an increasing interest rate during the life of the bonds and are callable by the issuer at specific intervals. The de-leveraged bonds pay an adjustable rate of interest based on movement of an index; and the indexed amortizing notes have a fixed interest rate, with maturities potentially fluctuating based on a mortgage index. All of these securities are guaranteed by a government agency and have maturities of seven years or less.

Realized losses on sales of securities available for sale were $136,000 in 1994. There were no realized gains on investment securities available for sale in 1994. Realized gains on sale of securities available for sale were $134,000 in 1993. There were no realized losses on investment securities available for sale in 1993.

Certain securities available for sale were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. These pledged securities had an estimated amortized cost and estimated fair value of approximately $102,348,000 and $96,902,000, respectively, as of December 31, 1994.


[] 6. LOANS AND ALLOWANCE FOR
     LOAN LOSSES

   (IN THOUSANDS)
                                           December 31
                                        1994         1993

Commercial, industrial,
  and agricultural loans              $191,243    $180,426
Residential real estate loans          268,538     222,867
Installment loans                      166,871     130,457
Total loans                            626,652     533,750
Less: Unearned interest                 10,643       9,565
Loans, net of unearned interest       $616,009    $524,185

Loans outstanding and unfunded commitments are primarily concentrated in the Corporation's market area which encompasses western Kentucky and surrounding communities. The Corporation's credit exposure is diversified with secured and unsecured loans to consumers, small businesses and large corporations. Although the Corporation has a diversified loan portfolio, the ability of customers to honor loan commitments is based, in part, on the economic stability of the geographic region and/or industry in which they do business.

At December 31, 1994 and 1993, non-accrual loans totaled $1,806,000 and $759,000, respectively, and loans contractually past due 90 days or more totaled $494,000 and $298,000, respectively. If those loans on a non-accrual status had been current and in accordance with their original loan terms, interest income would have been approximately $80,000 and $128,000 greater in 1994 and 1993, respectively. Interest income recorded on these loans was $158,000 and $17,000 for 1994 and 1993, respectively. At December 31, 1994 and 1993, there were no troubled debt restructurings.


        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

    The activity in the allowance for loan losses follows:


   (IN THOUSANDS)
                                         Years Ended December 31
                                     1994        1993        1992

Balance, beginning of year         $10,998       $10,022     $ 8,764
Provision for loan losses            1,361         1,366       2,441
Adjustments related to purchase/
 sale of finance receivables             -          (177)         (4)
Charge-offs                         (1,255)         (833)     (1,616)
Recoveries                             429           620         437
Net charge-offs                       (826)         (213)     (1,179)
Balance, end of year               $11,533       $10,998     $10,022


It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate

At December 31, 1994 and 1993, there were no significant credit concentrations by industry or customer bases.

Certain directors and executive officers of the Corporation and their associates are customers of, and have other transactions with the Corporation in the normal course of business. All loans to these individuals are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Total loans to officers, directors, and associates of such persons, follows:

(IN THOUSANDS)

Balance, January 1, 1994                      $ 16,020
New loans                                        6,802
Repayments                                      (4,137)
Changes in officers, directors and associates   (3,340)
Balance, December 31, 1994                    $ 15,345

[] 7. PREMISES AND EQUIPMENT

   (IN THOUSANDS)                     December 31
                                1994        1993
Land                          $  1,996    $  2,084
Buildings and improvements      15,071      14,645
Furniture and equipment         10,679       9,627
Construction in progress         1,145         401
T otal premises and equipment   28,891      26,757
Accumulated depreciation and
 amortization                   12,981      11,554
Net premises and equipment    $ 15,910    $ 15,203

[] 8. INTEREST BEARING DEPOSITS

(IN THOUSANDS)                        December 31

                                    1994       199
NOW accounts                     $103,631    $104,051
Money Manager accounts             47,306      63,022
Individual retirement accounts     45,432      44,720
Savings accounts                   49,174      43,905
Certificates of deposit
 under $100,000                   281,904     271,519
Certificates of deposit $100,000
 and above                         71,168      59,922
Total interest bearing deposits  $598,615    $587,139

[]9. BORROWINGS

   (IN THOUSANDS)                       December 31
                                      1994       1993
Short-term:
 Federal funds purchased and
  securities sold under agreements
  to repurchase                    $ 56,976    $ 36,446
 Notes payable - U. S. Treasury       1,718       2,000
 Revolving lines of credit            6,000       1,240
 Federal Home Loan Bank advances     20,040          39
 Other                                   23          23
   Total short-term borrowings     $ 84,757    $ 39,748
Long-term:
 Term debt                         $  5,069    $  5,092
 Federal Home Loan Bank advances     15,392      16,922
   Total long-term borrowings      $ 20,461    $ 22,014

     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

The weighted average interest rate on federal funds purchased and securities sold under agreements to repurchase at December 31, 1994 was 4.45 percent.

The revolving lines of credit, which expire in August 1995, with regional banks provide for maximum borrowings of $15,000,000. Interest on both lines is payable quarterly at the lesser of (1) one-quarter of one percentage point less than the participating bank's prime rate or (2) a rate one and one-quarter percentage point above the thirty-day London Inter-bank Offered Rate (LIBOR). The actual rate at December 31, 1994 was 7.1875%. Borrowings under the lines are collateralized by accounts receivable of FCC.

The Federal Home Loan Bank (FHLB) advances are collateralized by a blanket pledge of all the Corporation's one-to-four family residential real estate loans. The advances bear interest at 4.60 percent to 6.175 percent at December 31, 1994, with a weighted average interest rate of 5.26 percent. According to a funding program of the FHLB, up to $13,535,000 of these borrowings may be paid at specific intervals in 1995.

The term notes bear interest of 8.5% at December 31, 1994 and are collateralized by accounts receivable of FCC.

The loan agreements for the revolving lines of credit, FHLB advances and term notes stipulate, among other items, maintenance of certain operating and equity ratios, and that the Corporation will not incur any additional secured debt, or sell or encumber investments in its subsidiaries without the lenders' prior consent. At December 31, 1994, the Corporation was in compliance with all covenants contained in the loan agreements.

Maturities of long-term borrowings outstanding at December 31, 1994 are as follows:

   (IN THOUSANDS)
 1996                $12,099
 1997                  8,065
 1998                     66
 1999                     45
 2000                     45
 Thereafter              141
                     $20,461

[] 10. REGULATORY MATTERS

Regulatory banking laws restrict the amount of dividends that may be paid by the subsidiary banks to the parent without obtaining prior approval of the regulatory authority. Under such restrictions, the subsidiary banks will have available $13,342,000, plus net profits for 1995, for payment of dividends to the parent during 1995.

The Corporation's banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Corporation's banks are required to have minimum Tier 1 Risk Based Capital, and Total Risk Based Capital Ratios of 4 percent and 8 percent, respectively. All of the Corporation's subsidiary banks and savings and loan had Tier 1 Risk Based Capital of at least 13.02 percent and 11.51 percent, Total Risk Based Capital of 14.27 percent and 12.76 percent and a leverage ratio of at least 8.61 percent and 8.36 percent at December 31, 1994 and 1993, respectively.


[] 11. COMMON STOCK OPTIONS

Under the Corporation's 1986 Stock Option Plan, options for 210,000 shares of the Corporation's common stock had been reserved. At December 31, 1994, options for 156,065 shares were outstanding, of which 98,565 shares were exercisable at an average price of $9.08 per share.

In 1993, an additional 400,000 shares of the Corporation's common stock were reserved for future grant. At December 31, 1994, options to purchase 80,000 shares of common stock were outstanding; none of the options granted were exercisable at December 31, 1994.

Stock options have been adjusted to reflect a 2 for 1 stock split in October 1994.



        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

    Activity with respect to outstanding common stock op tions follows:

                                 1994        1993       1992

Outstanding, beginning
 of year                      202,000     149,500     114,000
Granted at $9.84 per share,
 January 1992                       -           -      43,500
Granted at $13.33 per share,
 May 1992                           -           -       6,000
Exer cised at average price
 of $7.36                           -           -     (14,000)
Granted at $14.50 per share
 in January , 1993                  -      46,500           -
Granted at $19.38 per share
 in November , 1993                 -       6,000           -
Granted at $19.13 per share
 in January 1994               51,000           -           -
Granted at $21.00 per share
 in January 1994                2,000           -           -
Granted at $20.38 per share
 in  April 1994                 4,000           -           -
Granted at $19.88 per share
 in June 1994                  23,000           -           -
Granted at $21.25 per share
 in July 1994                   4,000           -           -
Exer cised at average price
 of $9.61                     (18,935)          -           -
Forfeited                     (31,000)          -           -
Outstanding, end of year      236,065     202,000     149,500


[]12. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, are as follows:

   (IN THOUSANDS)
                                         December 31
                                        1994       1993

Deferred tax assets:
 Allowance for credit losses          $ 3,213    $ 2,844
 Net unrealized losses on
  securities available for sale         2,899          -
 Other                                    473        328
Total gross deferred tax assets         6,585      3,172
Deferred tax liabilities:
 Depreciation                           1,202      1,069
 Other                                    280        226
Total gross deferred tax liabilities    1,482      1,295
Net deferred tax asset (included
 in other assets)                     $ 5,103    $ 1,877


Income tax expense consisted of:

   (IN THOUSANDS)
                      Years Ended December 31,
                     1994        1993        1992

Current            $ 4,560     $ 3,486    $ 3,576
Deferred (benefit)    (327)         79       (518)
Total              $ 4,233     $ 3,565    $ 3,058

The tax expense (benefit) relating to gains on sales of securities (exclusive of non-deductible net capital losses) approximated $(46,000) in 1994, $46,000 in 1993, and $196,000 in 1992.

The reasons for the difference between income taxes in the consolidated financial statements and the amount computed by applying the statutory rate to income before income taxes are as follows:


   (IN THOUSANDS)
                                        Years Ended December 31,
                                         1994      1993        1992

Taxes at statutory rate - 35% in
 1994 and 1993; 34% in 1992             $ 5,502   $ 4,764     $ 4,543
Increase (decrease) resulting from:
 Tax-exempt interest income              (1,263)   (1,215)     (1,195)
 Other, net                                  (6)       16        (290)
Total                                   $ 4,233   $ 3,565     $ 3,058


[] 13. EMPLOYEE BENEFIT PLANS

Employees are covered by two defined contribution employee benefit plans ("Plans"). All employees are eligible to participate in the Plans after completing various lengths of employment. Participants are immediately vested in employee contributions, with 100% vesting in employer contributions after 5 years of service or upon attainment of normal retirement age. The annual cost of the Plans is based upon percentages of participant compensation and contributions to the Plans, plus any discretionary amounts as determined by the Board of Directors. Total costs charged to operations for the Plans in 1994, 1993, and 1992 were $836,000, $647,000 and $620,000, respectively.


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

[] 14. OFF-BALANCE SHEET RISKS,
      COMMITMENTS AND CONTINGENT
      LIABILITIES

The Corporation has financial instruments which are not reflected in the consolidated financial statements. These include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk. The same credit and collateral policies are used by the Corporation in issuing these financial instruments as are used for loans.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the payment by a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. As of December 31, 1994 and 1993, commitments outstanding under standby letters of credit totaled $4,271,000 and $5,619,000, respectively.

Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses, variable interest rates, and may require payment of a fee. Since many of the commitments are ex-pected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties, business assets such as inventory, equipment, accounts receivable, securities, or other business or personal assets, or guarantees. As December 31, 1994 and 1993, commitments to extend credit totaled $81,507,000 and $86,600,000, respectively.


[] 15. FAIR VALUE OF FINANCIAL
      INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimate of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                 December 31
 (IN THOUSANDS)
                                                     1994                    1993
                                              Carrying    Estimated   Carrying   Estimated
                                               Amount     Fair Value    Amount   Fair Value

Assets:
 Cash and cash equivalents                    $ 30,404    $ 30,404    $ 37,447    $ 37,447
 Investment securities to be held to maturity   48,175      46,400      45,843      49,250
 Securities available for sale                 161,478     161,478     181,027     185,087
 Loans, net of unearned interest               616,009     606,261     524,185     537,816
Liabilities:
 Deposits:
  Non-interest bearing                          70,962      70,962      61,505      61,505
  Interest bearing                             598,615     593,513     587,139     594,032
 Short-term borrowings                          84,757      84,315      39,748      39,686
 Long-term borrowings                           20,461      20,085      22,014      21,849


        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

The fair value of investment securities to be held to maturity and securities available for sale is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans, deposits, and various types of borrowings and term debt is estimated based on present values using entry-value interest rates applicable to each category of such financial instruments. The fair value of commitments to extend credit are not included as they are not material.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since both dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.


[] 16. QUARTERLY STATISTICAL INFORMATION (UNAUDITED)

  (IN THOUSANDS)

                                            1994                                           1993
                           4th         3rd         2nd          1st        4th         3rd         2nd         1st
                       Quarter     Quarter     Quarter      Quarter    Quarter     Quarter     Quarter     Quarter

Gross interest income:
 CBT Corporation       $ 17,638    $ 17,197    $ 16,000    $ 11,379    $ 11,423    $ 10,948    $ 10,734    $ 10,966
 BMC Bankcorp, Inc.                                           3,643       3,529       3,718       3,617       3,623
Total                  $ 17,638    $ 17,197    $ 16,000    $ 15,022    $ 14,952    $ 14,666    $ 14,351    $ 14,589
Net interest income:
 CBT Corporation       $  9,736    $ 10,355    $  9,634    $  6,821    $  6,592    $  6,202    $  6,080    $  6,183
 BMC Bankcorp, Inc.                                           2,150       2,027       2,242       2,148       2,124
Total                  $  9,736    $ 10,355    $  9,634    $  8,971    $  8,619    $  8,444    $  8,228    $  8,307
Net income:
 CBT Corporation       $  2,832    $  3,110    $  2,914    $  2,134    $  2,045    $  1,747    $  1,890    $  2,230
 BMC Bankcorp, Inc.                                             496         559         706         653         618
Total                  $  2,832    $  3,110    $  2,914    $  2,630    $  2,604    $  2,453    $  2,543    $  2,848
Earnings per share:
 CBT Corporation       $   0.36    $   0.39    $   0.37    $   0.27    $   0.26    $   0.22    $   0.24    $   0.28
 BMC Bankcorp, Inc.                                            0.06        0.07        0.09        0.08        0.08
Total                  $   0.36    $   0.39    $   0.37    $   0.33    $   0.33    $   0.31    $   0.32    $   0.36


     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

[] 17. PARENT COMPANY CONDENSED FINANCIAL INFORMATION
      BALANCE SHEETS

   AT DECEMBER 31, 1994, AND 1993
   (IN THOUSANDS)

                                                          1994       1993

Assets:
Cash and cash equivalents *                             $ 1,847    $ 2,103
Investment in subsidiaries *                             87,846     85,786
Dividends receivable from subsidiaries *                  1,000        624
Other assets                                              1,667      1,054
Total assets                                            $92,360    $89,567

Liabilities and stockholders' equity:
Accrued liabilities                                     $ 1,023    $   694
Other liabilities                                             -        161
Stockholders' equity, net of unrealized losses on
 securities available for sale                           91,337     88,712
Total liabilities and stockholders' equity              $92,360    $89,567

    * Eliminated completely or partially in consolidation.


STATEMENTS OF INCOME

   YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
   (IN THOUSANDS)


                                                           1994        1993        1992

Income:
 Dividends from subsidiaries *                          $ 6,139     $ 2,904     $ 5,391
 Interest income                                             48          24          45
 Gain on sale of securities                                   -          36          27
 Rental income                                               55          66          67
  Total income                                            6,242       3,030       5,530
Expenses - other                                            910         761         254
Income before income taxes                                5,332       2,269       5,276
Income taxes (benefit)                                     (162)       (208)         19
Income before equity in undistributed net income of
  subsidiaries                                            5,494       2,477       5,257
Equity in undistributed net income of subsidiaries *      5,992       7,971       5,048
Net income                                              $11,486     $10,448     $10,305

* Eliminated in consolidation



        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

STATEMENTS OF CASH FLOWS

   YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
   (IN THOUSANDS)

                                                                 1994         1993         1992

Operating activities:
 Net income                                                  $ 11,486     $ 10,448     $ 10,305
 Adjustments to reconcile net income to net cash provided
   by operating activities:                                         -
  Equity in undistributed net of income of subsidiaries        (5,992)      (7,971)      (5,048)
  Gain on sale of securities                                        -          (36)         (27)
  Change in other assets                                       (1,067)          60          244
  Change in accrued and other liabilities                        (150)         118            5
  Change in dividends receivable from subsidiaries               (376)        (109)          84
   Net cash provided by operating activities                    3,901        2,510        5,563
Investing activities:
 Purchase of premises                                               -         (382)           -
 Contribution of capital to subsidiaries                       (1,000)          (2)      (2,292)
 Payment for purchases of securities                                -       (6,525)      (8,164)
 Proceeds from sales of securities                                  -        6,563        8,191
   Net cash used in investing activities                       (1,000)        (346)      (2,265)

Financing activities:
 Proceeds from (payments on) term debt                              -          115       (1,000)
 Cash dividends paid                                           (2,970)      (2,323)      (2,175)
 Stock options exercised                                          182            -          103
 Purchase of common stock                                        (369)         (63)        (206)
   Net cash used in financing activities                       (3,157)      (2,271)      (3,278)
Net increase (decrease) in cash and cash equivalents             (256)        (107)          20
Cash and cash equivalents, beginning of year                    2,103        2,210        2,190
Cash and cash equivalents, end of year                       $  1,847     $  2,103     $  2,210



     C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T

46
                                C O R P O R A T E   I N F O R M A T I O N


INVESTOR CONTACT

John E. Sircy Executive Vice President and Chief Operating Officer CBT Corporation 333 Broadway Paducah, Kentucky 42001 (502) 575-5324
(800) 345-5591


STOCK TRANSFER AGENT AND REGISTRAR

UMB, n.a. Securities Transfer Department 928 Grand Avenue, 13th floor Kansa City, MO 64106 (816) 860-7891


DIVIDEND REINVESTMENT PLAN

CBT Corporation offers shareholders automatic reinvestment of dividends in shares of the corporation at the market price. For a description of the plan and an authorization card, contact the Investor Contact or the Registrar listed above.


MARKET DATA

The common stock of CBT Corporation is traded on the NASDAQ National Market System and is quoted under the symbol CBTC. As of February 27, 1995, there were 1,478 shareholders of record.


                            1994
                       High     Low    Dividends
First Quarter        $23.38    $18.50    $0.10
Second Quarter       $21.50    $19.50    $0.11
Third Quarter        $22.75    $20.75    $0.11
Fourth Quarter       $23.00    $20.63    $0.11

                            1993
                       High     Low    Dividends
First Quarter        $16.50    $13.50    $0.09
Second Quarter       $17.63    $15.81    $0.10
Third Quarter        $18.25    $16.50    $0.10
Fourth Quarter       $19.25    $17.75    $0.10

FORM 10-K

Copies of CBT Corporation's 10-K filed with the Securities and Exchange Commission are available without charge by writing to: CBT Corporation 333 Broadway Paducah, Kentucky 42001


ANNUAL MEETING

The annual meeting of shareholders of CBT Corporation will be held on April 18, 1995 at 2 p.m. Central Time, third floor, Citizens Bank & Trust Company, 333 Broadway, Paducah, Kentucky 42001.


MARKET MAKERS

J.C. Bradford & Co.
330 Commerce Street
Nashville, TN 37201
(615) 748-9000

Morgan Keegan and Co., Inc.
Fifty Front Street
Memphis, TN 38103
(901) 524-4100

J.J.B. Hilliard, W. L. Lyons, Inc.
Hilliard Lyons Center
P.O. Box 32760
Louisville, KY 40232-2760
(502) 588-8400



        C B T   C O R P O R A T I O N   1 9 9 4   A N N U A L   R E P O R T




                     M A P   O F   O P E R A T I O N S



(Map appears here depicting the Fidelity Credit Corp. offices, CBT Corporation-owned banks, Fidelity Credit Corp. and CBT Corporation-owned banks)



CBT Corporation
corporate offices  []

    Branch/office locations for Citizens Bank & Trust, Fidelity Credit Corporation, Bank of Marshall County, Graves County Bank, Pennyrile Citizens Bank & Trust and United Commonwealth Bank.






                        CBT CORPORATION
                         333 BROADWAY
                    PADUCAH, KENTUCKY 42001
                        (800) 345-5591