Form 10-K, Exhibit 13
period 1995-12-31
CBT CORP /KY/
filed 1996-04-01
CIK 719227

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     CBT Corporation ("CBT") is a multi-bank holding company that consists of four state chartered commercial banks, one Federal savings bank, and a consumer finance company. The banks' 17 locations provide financial services primarily in western Kentucky, while the finance company has 25 locations throughout Kentucky. The following discussion and analysis is presented on a consolidated basis, with all significant intercompany accounts and transactions eliminated.

     CBT reported record net income of $12,024,000 in 1995, an increase of
4.7 percent over earnings of $11,486,000 in 1994 and 15.1 percent over earnings of $10,448,000 in 1993. Net income per share was $1.52 in 1995, compared with $1.45 in 1994 and $1.32 in 1993, an increase of 4.8 percent and
15.2 percent, respectively. Net income per common share amounts for periods prior to 1994 have been restated to reflect a two-for-one split of the outstanding shares of common stock of CBT which was payable on October 25, 1994.

     Return on average equity was 11.91 percent, compared with 12.42 percent for 1994 and 12.30 percent for 1993. Return on average assets was 1.36 percent for 1995 compared with 1.37 percent for 1994 and 1.38 percent for 1993.

     BMC Bankcorp, Inc. was acquired by CBT effective May 31, 1994. The acquisition has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of BMC Bankcorp, Inc. for periods prior to the acquisition.


CONSOLIDATED INCOME STATEMENT ANALYSIS

     NET INTEREST INCOME

     Net interest income is the difference between interest earned on assets and interest incurred on liabilities. It is affected by changes in the mix and volume of earning assets and interest-bearing liabilities, their related yields, and overall interest rates. For discussion purposes herein, net interest income is presented on a tax-equivalent basis with adjustments made to present yields on tax-exempt assets as if such income was fully taxable.

     In 1995, tax-equivalent net interest income provided 83.5 percent of CBT's tax-equivalent revenue, compared with 86.1 percent in 1994 and 83.3 percent in 1993. Total tax-equivalent net interest income was $41,410,000 in 1995, a 2.7 percent increase over the $40,323,000 reported in 1994. Growth in tax-equivalent net interest income over 1994 was due to a moderate 4.4 percent growth in average earning assets, which was partially offset by an 8 basis point decline in net interest margin. The growth in average earning assets was created by an
11.3 percent increase in average loan outstandings for 1995. Loan growth in 1995 was achieved primarily in commercial and consumer loans. The growth in loan outstandings was partially offset by a decrease in average outstandings for securities and Federal funds sold.

    The 1994 increase in tax-equivalent net interest income of 15.2 percent over the $35,008,000 reported in 1993 was due to an 11.2 percent increase in average earning assets and a 16 basis point increase in net interest margin. The increase in average earning assets between years reflects increases in average loan outstandings, offset in part by declines in average outstandings for securities and Federal funds sold. Loan growth in 1994 was achieved primarily in residential real estate and consumer loans.


                     CBT CORPORATION 1995 ANNUAL REPORT                    13

    Net interest margin, the ratio of tax-equivalent net interest income divided by average earning assets, was 4.96 percent in 1995, compared with 5.04 percent in 1994 and 4.88 percent in 1993. The following schedule presents yields and rates on key components of interest income and interest expense which determine the net interest margin.


                                            FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       ------------------------------
                                       1995          1994        1993
Yield on securities                    7.12%         6.93%      6.75%
Yield on loans (including fees)        9.91%         9.10%      9.21%
Yield on Federal funds sold            5.95%         3.42%      2.99%
- ---------------------------------------------------------------------
Yield on earning assets                9.22%         8.44%      8.34%

Rate on interest-bearing deposits      4.91%         3.97%      4.18%
Rate on borrowings                     5.84%         4.44%      3.60%
- ---------------------------------------------------------------------
Rate on interest-bearing liabilities   5.05%         4.03%      4.13%
- ---------------------------------------------------------------------

Net interest rate spread               4.17%         4.41%      4.21%

Net interest margin (including fees)   4.96%         5.04%      4.88%


    The decrease in net interest margin between 1995 and 1994 is due to increased costs of savings and time deposits, along with higher borrowing costs for 1995. These cost increases were partially offset by higher yields on earning assets, specifically the loan yields. There was a shift in asset mix towards loans, which generally produce higher yields. Average loans comprised 75.6 percent of average earning assets in 1995, compared to 71.0 percent in 1994. The increase in net interest margin in 1994 over 1993 reflects declines in the cost of savings and time deposits, as well as improved yields on mortgage-backed securities and Federal funds sold. Also contributing to the improvement of 1994 over 1993 was the shift in asset mix towards loans, which produce higher yields, and the increase in non-interest bearing demand deposits.

    PROVISION FOR LOAN LOSSES

    The provision for loan losses reflects management's judgment of the cost associated with the credit risk inherent in CBT's loan portfolio. The consolidated provision for loan losses was $1,106,000 in 1995, an 18.8 percent decrease from the $1,361,000 provision level in 1994 and a 19.1 percent decrease from the $1,366,000 provision level in 1993. The provision for loan losses was 0.18 percent of average loans in 1995, compared with 0.24 percent in 1994 and 0.28 percent in 1993. The decline in the amount of provision for loan losses in 1995, compared with 1994 and 1993, reflects management's assessment of the quality of the loan portfolio and the adequacy of the allowance for loan losses at December 31, 1995.

    Net loan losses were $1,641,000 in 1995, $826,000 in 1994, and $213,000 in 1993. Net loan losses as a percent of average loans were 0.26 percent in 1995, compared to 0.15 percent in 1994 and 0.04 percent in 1993. The increase in net loan losses in 1995 over 1994 was due to the charge-off of a community development loan of $300,000, increases in commercial and agricultural net charge-offs and growth in consumer loan net charge-offs. The higher consumer loan charge-offs reflect growth in that portfolio rather than a deterioration in credit quality. The increase in net charge-offs in 1994 from 1993 was due to a partial charge-off of a commercial credit in 1994 and the unusually low level of net loan losses experienced in 1993.

    NON-INTEREST INCOME

    Non-interest income represented 16.5 percent of CBT's tax-equivalent revenue in 1995, compared with 13.9 percent in 1994 and 16.7 percent in 1993. Consolidated non-interest income increased 25.5 percent in 1995 to $8,172,000, with increases in all major categories. Exclusive of the impact of security sales, non-interest income increased 20.3 percent in 1995. Trust and investment advisory fees increased 4.0 percent in 1995. In 1994, CBT announced a strategic alliance with J.C. Bradford & Co. ("JCB"), a Nashville-based regional brokerage firm, involving the placement of JCB brokers in CBT banking locations. By December 31, 1995, JCB had an office at each of CBT's bank subsidiaries in an effort to provide a full range of brokerage services to customers. Service charges on deposit accounts and credit related insurance commissions increased 29.6 percent and 26.6 percent, respectively, over 1994. These increases reflect management's continued emphasis on fee income opportunities. New deposit service charge programs were implemented at all bank affiliates during the first quarter of 1995. Additionally, increased collection efforts were made on all existing deposit service charge programs, resulting in higher collection rates being achieved during 1995 compared to 1994. The credit related insurance commission increase reflects a better penetration rate by affiliates, especially at FCC where the penetration rate was approximately 90 percent. The penetration rate is a measure of what proportion of our consumer loan customers choose to purchase optional credit-related insurance. In addition, securities portfolio restructuring during 1995 resulted in net gains on security sales of $268,000, compared to a net loss of $136,000 for 1994. All securities sold were classified as available for sale.

14                   CBT CORPORATION 1995 ANNUAL REPORT

(IN THOUSANDS)
                              FOR THE YEAR ENDED
                                  DECEMBER 31                CHANGE
                               1995        1994        AMOUNT      PERCENT
                              ---------------------------------------------
Trust and investment
 advisory fees                $ 1,469     $ 1,413      $   56         4.0
Service charges on
 deposit accounts               3,656       2,821         835        29.6
Insurance commissions           1,281       1,012         269        26.6
Gain (loss) on sale of
 assets and securities            171        (136)        307         NMF
Other                           1,595       1,403         192        13.7
- ---------------------------------------------------------------------------
Total non-interest
 income                       $ 8,172     $ 6,513      $1,659        25.5
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------


    Non-interest income decreased 7.2 percent or $504,000 in 1994, compared with 1993. Excluding the gain realized in 1993 on the sale of finance receivables and excluding the effects of security sales in 1994 and 1993, non-interest income grew 5.0 percent. This increase was primarily the result of increases in service charges on deposit accounts and commissions earned on the sale of credit-related insurance.

    NON-INTEREST EXPENSE

    Consolidated non-interest expense increased 8.3 percent in 1995 to $30,475,000, primarily due to increased salary and employee benefit costs, net occupancy charges, data processing expenses, supplies and other costs, offset by lower FDIC assessments, Bank shares tax expense and consulting and professional services costs.

    Of the $1,784,000 increase in salaries and employee benefits, $1,229,000 related to non-recurring charges associated with an extensive re-engineering effort largely completed in 1995. Approximately $937,000 was expensed as a result of the voluntary separation program offered by CBT to all employees in March 1995, and approximately $292,000 was the charge associated with a performance bonus paid to substantially all non-executive management personnel in October 1995. Exclusive of the non-recurring charges, salaries and employee benefits increased $555,000, or 4.0 percent.

    Net occupancy charges increased $192,000, principally due to the impact of growth in the number of FCC offices during 1995 and the opening of the new United Commonwealth Bank facility. The $314,000 increase in data processing expense relates to charges for additional services as well as costs associated with upgrading technology at banking affiliates. The $174,000 increase in supplies was due primarily to costs associated with standardizing bank product offerings at all bank affiliates. Other expenses increased $1,001,000 largely as a result of expanded marketing and advertising, increases in charitable contributions and community development efforts, additional telephone costs, increased courier and postage expenses, growth in audit and exam fees and charges associated with operational consolidations. The $657,000 decline in FDIC assessments was a result of a $360,000 rebate on prior assessments paid and a $297,000 benefit from a reduction in the assessment rate. Bank shares tax expense declined $88,000 as a result of an analysis of each bank affiliates' position. Consulting and other professional services declined $805,000, principally because of the timing on consulting fees expensed related to a third party service provider engaged to assist in the re-engineering effort. These consulting expenses were $698,000 in 1994 and $206,000 in 1995.


(IN THOUSANDS)
                              FOR THE YEAR ENDED
                                  DECEMBER 31                CHANGE
                               1995        1994        AMOUNT      PERCENT
                              ---------------------------------------------
Salaries and employee
 benefits                      $15,798    $14,014      $1,784       12.7
Net occupancy                    1,175        984         191       19.5
Depreciation and
 amortization                    1,870      1,702         168        9.9
Data Processing                  1,441      1,127         314       27.9
Supplies                           918        744         174       23.4
FDIC assessments                   878      1,535        (657)     (42.8)
Tax on bank shares               1,070      1,158         (88)      (7.6)
Consulting and
 other professional
 services                          639      1,444        (805)     (55.7)

Other                            6,686      5,421       1,265       23.3
- ---------------------------------------------------------------------------
Total non-interest
 expense                       $30,475    $28,129      $2,346        8.3
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------


    Non-interest expense increased $2,893,000 or 11.5 percent in 1994 over 1993. This increase resulted primarily from increased salaries and employee benefits, fees paid for consulting and other professional business services, and growth in other non-interest expense categories. Salaries and employee benefits grew in 1994 as a result of merit increases and additions of key staff positions required to support future business growth. Consulting and other professional business services were utilized primarily in conjunction


                     CBT CORPORATION 1995 ANNUAL REPORT                    15
with the re-engineering effort initiated in September 1994. Increases in other non-interest expense, tax on bank shares, depreciation and amortization, data processing, and FDIC assessments were partially offset by declines in net occupancy and supplies.

    The efficiency ratio, defined as non-interest expense divided by tax-equivalent revenue, is a measure of how effective a financial services company is in leveraging its resources to produce revenue. A lower ratio indicates better performance. For 1995, the efficiency ratio was 61.5 percent compared to 60.1 percent in 1994. The increase was primarily due to non-recurring costs associated with the reengineering effort. These non-recurring costs include consulting fees, voluntary separation compensation expense and other personnel-related charges. Excluding such non-recurring costs, the efficiency ratio for 1995 was 58.8 percent and for 1994 was 58.6 percent. For both 1994 and 1993, CBT's efficiency ratio was
60.1 percent. CBT's efficiency ratio was maintained in 1994 compared to 1993 as revenue growth, primarily achieved in the form of an increase in tax-equivalent net interest income due to loan growth, was sufficient to support the increase of non-interest expenses.

    INCOME TAXES

    CBT's income tax planning is based upon the goal of maximizing long-term, after-tax profitability. Income tax expense is significantly affected by the mix of taxable versus tax-exempt revenues.

    The effective income tax rate was 28.3 percent in 1995, compared with
26.9 percent in 1994 and 25.4 percent in 1993. The increase in the effective tax rate in 1995 from 1994 and 1993 is attributable to the decline of tax-exempt income as a percentage of gross revenues. For more information on income taxes, see Note 13 in the notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET ANAYLSIS

    EARNING ASSETS

    At December 31, 1995, earning assets were $850.6 million, compared with $825.7 million at December 31, 1994. This increase is due to a $28.7 million increase in loans, partially offset by a $4.8 million decline in securities and a $1.0 million increase in Federal funds sold. Total earning assets at December 31, 1995 consisted of loans, representing 75.6 percent, securities, representing 24.1 percent and Federal funds sold, representing 0.3 percent. Average earning assets in 1995 were $834.7 million, an increase of 4.4 percent over 1994. This increase was primarily due to an 11.3 percent increase in average loans, partially offset by a 12.6 percent decline in average taxable investment securities, a 5.2 percent reduction in average tax-exempt investment securities, and a 67.7 percent decline in average Federal funds sold. See Table 3 for a detailed analysis of earning assets.

    Continued local economic strength and market position enabled CBT to achieve growth in commercial and consumer loans, while primarily the interest rate environment and refinancings resulted in lower residential real estate outstandings. Commercial loans outstanding increased 11.0 percent over 1994 to $212.3 million, up $21.0 million. Considerable growth occurred in consumer loans outstanding, net of unearned interest. At $178.8 million, net consumer loans increased 14.5 percent compared to December 31, 1994. Increases were achieved because of CBT's commanding local market share in indirect automobile lending, an emphasis on direct consumer lending and the opening of four new offices of FCC. Strong automobile sales in CBT's trade area also assisted in producing growth in consumer loans.

    Residential real estate outstandings declined $15.0 million or 5.6 percent from year-end 1994 to year-end 1995. It is the Corporation's policy to portfolio or retain adjustable rate mortgages ("ARMs") and sell fixed rate mortgages into the secondary residential real estate market. As long-term interest rates stabilized and started to fall in 1995, more customers opted for the fixed rate option. In addition, a portion of exisiting ARMs in the Corporation portfolio refinanced at fixed rates. In both cases, residential real estate outstandings were negatively affected. This activity, in conjunction with contractual paydowns, exceeded ARM growth achieved in 1995.

    A portion of the taxable investment securities portfolio was liquidated in 1995 to fund local loan growth. The tax-exempt investment securities portfolio declined primarily due to maturities and early call provisions. Call provisions enable the municipality issuing the bond to "call," or repay the obligation on a specific date. The interest rate environ-

16                   CBT CORPORATION 1995 ANNUAL REPORT
ment generally determines call activity. During the fourth quarter of 1995, the Corporation began to systematically purchase both taxable and tax-exempt investment securities.

    INVESTMENT RISK MANAGEMENT

    CBT has certain investment securities in its held to maturity and available for sale portfolios that are classified as derivative securities by banking regulators. At the end of 1995, CBT had $200,000 book value of Federal agency derivatives in its held to maturity portfolio, representing less than one percent of total investment securities held to maturity. The market value of these securities at December 31 ,1995 was $199,000. The book and market value of these securities at December 31, 1994 was $200,000 and $186,000, respectively.

    In its available-for-sale portfolio, CBT had $11,747,000 and $11,439,000 book value at December 31, 1995 and 1994, respectively, in derivative securities as defined by banking regulators. These amounts represent 7.4 percent and 6.7 percent of the total securities available for sale at the end of 1995 and 1994, respectively. Derivative securities comprise a larger percentage of the total investment securities available for sale primarily because of the overall decline in the latter. In addition, $600,000 of securities previously not classified as such were classified as derivatives in 1995. Market value for these securities was $11,600,000 at the end of 1995 and $10,532,000 at the end of 1994. All are guaranteed by government agencies and none have a maturity of over 6 years. At December 31, 1995 and 1994, all derivative securities met the Federal Financial Institutions Examinations Council stress test guidelines, which are measures of the suitability of various investment securities for bank portfolios. The amount and nature of these securities pose no undue risk to CBT's financial position and there are no plans to acquire additional derivative securities.

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted by CBT in the first quarter of 1994. The statement requires that investment securities classified as available for sale be reported at fair value with unrealized gains and losses reported, net of deferred taxes, as a separate component of stockholders' equity. At December 31, 1995, net unrealized gains related to investment securities available for sale were $472,000, compared to net unrealized losses at December 31, 1994 of $8,285,000.

    CREDIT RISK MANAGEMENT

    CBT manages exposure to credit risk through loan portfolio diversification by customer, industry, and loan type. As a result, there is no undue concentration in any single sector. CBT annually evaluates economic conditions affecting its lending markets. Economic indicators such as unemployment levels, construction activity, and bankruptcy filings are evaluated. During 1995, CBT's primary market areas continued to experience an unemployment level below the national average, strong real estate values and commercial development, and declining bankruptcy filings. Based on this information, management believes that generally favorable economic conditions are present in CBT's market areas. The Corporation's credit risk is diversified by loan type. At December 31, 1995, 39 percent of the portfolio consisted of residential real estate, 32 percent of commercial and 29 percent of consumer loans. The latter two types gained 2 percent each compared to year-end 1994 while residential real estate declined 4 percent.

    Credit risk management also includes monitoring the performance of existing portfolios. The Corporation has in place a comprehensive internal credit review program to assess the current financial condition and operating performance of significant commercial borrowers.

    CBT is not aware of any loans classified for regulatory purposes at December 31, 1995, that are expected to have a material impact on CBT's future operating results, liquidity, or capital resources. CBT continues to classify its loans consistent with current regulatory review results. There are no material commitments to lend additional funds to customers whose loans are classified as non-performing assets at December 31, 1995.

    ALLOWANCE FOR LOAN LOSSES

    At December 31, 1995, the allowance for loan losses ("ALLL") was $11.0 million, or 1.71 percent of net loans outstanding, compared with $11.5 million, or 1.87 percent at December 31, 1994. The ratio of the ALLL to non-performing assets was 225.8 percent at December 31, 1995, compared with
499.9 percent at December 31, 1994. Non-performing assets consist of non-accrual loans, loans past due ninety days or more that are still accruing interest, and other real estate owned. The decline in the ratio is primarily due to the increase in non-performing assets to $4.9 million at December 31, 1995 from $2.3 million at December 31, 1994,

                     CBT CORPORATION 1995 ANNUAL REPORT                    17
coupled with the modest decline in the ALLL. The increase in non-performing assets in 1995 resulted principally from the transfer of one commercial credit to non-accrual status and an increase in other commercial and consumer loan delinquencies and non-accruals. The outstanding principal balance on that commercial credit at December 31, 1995 was approximately $1.8 million. Refer to the Non-Performing Assets section for further discussion of this credit.

    Although it is impossible for any lender to predict future loan losses with complete accuracy, management monitors the allowance for loan losses with the intent to provide for all losses that can reasonably be anticipated based on current conditions. CBT has a comprehensive credit grading system and other internal loan monitoring systems. Such systems fully comply with the loan review guidelines set forth in the December 31, 1993 Interagency Policy Statement on the Allowance for Loan and Lease Losses. CBT managment maintains the allowance available to cover future loan losses within the entire loan portfolio and believes the ALLL is adequate at December 31, 1995 based on the current level of non-performing assets and the expected level of future charge-offs. Table 9 details activity in the ALLL.

    Subsequent to December 31, 1995, management became aware of negative developments on a large commercial credit. All loans to the borrower, which totaled approximately $7.2 million at January 31, 1996, were transferred to non-accrual status effective January 1, 1996. The borrower has verbally agreed to a business liquidation plan and as a result of this proposed liquidation, a collateral deficiency is expected. Based upon initial collateral valuations under the proposed liquidation plan, a loss not to exceed $2.0 million is anticipated. The ALLL of $11.0 million at December 31, 1995 is adequate to absorb the expected loss on this credit without requiring additional provisions for loan losses. There are no plans to advance additional funds related to this credit.

    NON-PERFORMING ASSETS

    Table 8 presents data on CBT's non-performing assets. As defined previously, non-performing assets consist of non-accrual loans, loans past due ninety days or more that are still accruing interest, and other real estate owned. At December 31, 1995, non-performing assets totaled $4.9 million, or 0.77 percent of net loans and other real estate owned, compared with $2.3 million, or 0.37 percent of net loans and other real estate owned, at December 31, 1994. The increase in the ratio reflects a rise in the amount of non-accrual loans along with a slight increase in the amount of accruing loans which are contractually 90 days or more past due. The bulk of the increase in non-accrual loans is attributable to one commercial credit at a subsidiary bank in the amount of approximately $1.8 million at December 31, 1995, about which there is serious doubt regarding the ability of the borrowers to comply with the loan repayment terms. This loan was placed on non-accrual during the first quarter of 1995. During subsequent quarters, the borrowers made sporadic principal payments totaling approximately $240,000 which were applied to the outstanding principal balance. The value of the collateral supporting the indebtedness has been conservatively estimated at $500,000. Principals obligated on the credit have personally guaranteed its repayment. There are no plans to advance additional funds related to this credit.

    At December 31, 1995, CBT has categorized $4.2 million of additional credits as loans requiring more than normal oversight. These credits, however, are not included in Table 8 because the borrowers are servicing these loans in accordance with established repayment terms. This amount does not include the $7.2 million commercial credit discussed previously.

    In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", (FAS 114). It was subsequently amended in 1994 with the issue of FAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." FAS 114, as amended, requires that impaired loans be measured based on the present value of expected future cash flow discounted at the loan's effective rate, at the loan's market price, or the fair value of the collateral if the loan is collateral dependent. CBT adopted FAS 114 in 1995. The adoption of FAS 114 did not have a material effect on CBT's consolidated financial statements.

18                   CBT CORPORATION 1995 ANNUAL REPORT

FUNDING SOURCES

    NON-INTEREST BEARING DEPOSITS

    Non-interest bearing deposits, which represent a portion of CBT's core deposits, were $69.6 million at December 31, 1995, a decrease of $1.3 million from December 31, 1994. Average non-interest bearing deposits were $67.0 million for 1995, compared with $64.0 million for 1994, a 4.7 percent increase. Non-interest bearing deposits represented 8.8 percent of CBT's total funding sources at December 31, 1995, compared with 9.2 percent at December 31, 1994.

    INTEREST-BEARING LIABILITIES

    Interest-bearing liabilities for CBT consist of certain core deposits, purchased deposits, short-term and long-term borrowings. At December 31, 1995, interest-bearing liabilities totaled $719.6 million, an increase of $15.7 million over December 31, 1994. The increase is due to a $5.5 million increase in interest-bearing deposits, a $4.3 million increase in short-term borrowings, and a $5.9 million increase in long-term borrowings. For 1995 average interest-bearing liabilities were $704.1 million, compared with $674.3 million in 1994, an increase of $29.8 million or 4.4 percent.

    INTEREST-BEARING CORE DEPOSITS

    In CBT's banking subsidiaries, NOW, Money Manager, Individual Retirement and savings accounts, and certificates of deposit under $100,000 provide a stable source of funding. At December 31, 1995, these funds accounted for
67.8 percent of CBT's total funding sources, compared with 68.1 percent at December 31, 1994. The modest decline was caused by the higher growth rate of other funding sources compared to interest-bearing core deposits. This level of interest-bearing core deposits is considered appropriate by management given CBT's asset mix.

    PURCHASED DEPOSITS

    Purchased deposits, which CBT defines as certificates of deposit with denominations of $100,000 or more, decreased $2.0 million or 2.8 percent to $69.1 million at December 31, 1995. The decline was desired because of the rate sensitivity of this funding source. Purchased deposits represented 8.8 percent of CBT's total funding sources at December 31, 1995, compared with
9.2 percent at December 31, 1994.

    SHORT-TERM BORROWINGS

    Short-term borrowings include Federal funds purchased, securities sold under agreements to repurchase, U. S. Treasury notes payable, revolving lines of credit, and short-term Federal Home Loan Bank advances. Management views short-term borrowings as a cost-effective alternative to purchased deposits and actively manages CBT's short-term borrowing position to maintain acceptable net interest margins and liquidity. At December 31, 1995, short-term borrowings accounted for 11.3 percent of CBT's total funding sources, compared with 10.9 percent at December 31, 1994. The increase primarily reflects growth in Federal Home Loan Bank advances of $25.5 million, partially offset by a $17.9 million decline in Federal funds purchased and securities sold under agreements to repurchase.

    The following table reflects the various levels of outstanding short-term borrowings and related rates for CBT for the three years ended December 31, 1995.


                                            1995        1994      1993
                                        ----------------------------------

Federal funds purchased and
 securities sold under
 agreements to repurchase:
  Balance:
   Average                                $43,457     $37,848    $35,832
   Year-end                                39,037      56,976     36,446
   Maximum month-
   end outstanding                         57,369      58,123     72,895
  Rate:
   Average for the year                      4.54%       3.31%      2.90%
   Average at year-end                       4.02%       4.45%      2.79%

Other short-term borrowings:
 Balance:
  Average                                 $39,656     $17,847    $ 6,670
  Year-end                                 50,017      27,781      7,951
  Maximum month-
  end outstanding                          53,560      47,009     14,877
 Rate:
  Average for the year                       5.86%       6.04%      4.47%
  Average at year-end                        5.70%       5.41%      5.11%


    LONG-TERM BORROWINGS

    Long-term borrowings, which totaled $26.4 million and $20.5 million at December 31, 1995 and December 31 ,1994, respectively, include Federal Home Loan Bank advances with maturities in excess of one year and term debt used to fund

                     CBT CORPORATION 1995 ANNUAL REPORT                    19

FCC. At December 31, 1995, long-term borrowings represented 3.3 percent of CBT's total funding sources, compared with 2.6 percent at December 31, 1994. The increase in long-term borrowings of $5.9 million was principally the result of obtaining five year term debt during 1995 to partially fund FCC's fixed rate consumer loan portfolio.

    ASSET AND LIABILITY MANAGEMENT

    Banking institutions manage the inherently different maturity and repricing characteristics of earning assets and interest-bearing funding to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate risk (as defined below) and liquidity. The focal point of this process is the Asset and Liability Management Committee (ALCO) of CBT, an executive level management committee. ALCO meets monthly to consider CBT's consolidated interest rate risk and liquidity posture. The committee takes an active role in maintaining and hedging CBT's profitability under a variety of interest rate scenarios. The actual management of interest rate risk is governed by an asset and liability management policy.

    INTEREST RATE RISK AND ITS MEASUREMENT

    Interest rate risk is the risk that future changes in interest rates will reduce net interest income or the market value of CBT. Management uses various measurement tools to monitor CBT's interest rate risk position. One measurement tool is the GAP report, which classifies assets and liabilities and their respective yields and costs in terms of maturity or repricing dates. While considerable judgement is necessary to appropriately classify certain balance sheet items that do not have contractual maturity or repricing dates, the GAP report provides management a basic measure of interest rate risk. CBT monitors the GAP position of each subsidiary individually (FCC is included with Citizens), as well as on a consolidated basis. The asset and liability management policy at each subsidiary specifies targets based primarily on the one year cumulative GAP position in conjunction with a market volatility risk analysis. At December 31, 1995 the one year cumulative interest rate GAP was .91 and the cumulative interest sensitivity gap as a percent of total assets was 82 percent. At December 31, 1994 the one year cumulative interest rate GAP was 1.05 and the cumulative interest sensitivity gap as a percent of total assets was 93 percent. The above levels were within stated corporate guidelines. AGAPof less than one indicates that, over the time horizon measured, more liabilities will reprice than assets. Generally, such a position is favorable in a falling interest rate environment.

    GAP as an interest rate risk measurment tool has some limitations, in that it is a static measurement and does not capture basis risk or risk that varies non-proportionally with rate movements. Because of such limitations, CBT began in 1994 to supplement its use of GAP with a computer model to estimate the impact of various parallel shifts in the yield curve on net interest income and fair value of equity under a variety of interest rate scenarios. CBT's management believes the two approaches compliment each other in understanding the impact of changes in interest rates. Based on modeling using December 1995 data, CBT would expect its net interest income to change no more than 5 percent under a 200 basis point parallel shift up or down of the yield curve.

    Finally, at Citizens, management has developed a model that identifies the portion of year-to-date net interest income derived from interest rate mismatches ("mismatch profits"). Identifying mismatch profits assists management in understanding the relative importance of such profits, which by their nature are largely beyond management's control, to overall net interest income. For 1995, mismatch profits represent less than 3 percent of Citizens' tax-equivalent net interest income.

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


20                   CBT CORPORATION 1995 ANNUAL REPORT

    CBT's consumer deposits provide stability with respect to liquidity. In addition, membership in the Federal Home Loan Bank of Cincinnati provides a cost-effective alternate source of funding.

    CAPITAL MANAGEMENT

    CBT believes that a strong capital position is vital to continued profitability and to depositor and investor confidence. Bank subsidiaries are required to maintain capital levels sufficient to qualify for "well capitalized" status with banking regulators and to meet anticipated growth needs. Net income is the primary source of new capital for subsidiaries. Net income of subsidiaries in excess of capital requirements is available to CBT in the form of dividends and is used primarily to pay corporate dividends.

    The following analysis compares the regulatory requirements for "well capitalized" institutions with the capital position of CBT:


                                WELL
                             CAPITALIZED      ACTUAL     EXCESS
                           ----------------------------------------
December 31, 1995
 Leverage Ratio
  (equity to assets)             5.00%        11.36%      6.36%
 Tier 1 Risk-Based               6.00%        16.13%     10.13%
 Total Risk-Based               10.00%        17.38%      7.38%

December 31, 1994
 Leverage Ratio
  (equity to assets)             5.00%        10.81%      5.81%
 Tier 1 Risk-Based               6.00%        15.95%      9.95%
 Total Risk-Based               10.00%        17.20%      7.20%


    Because of solid performance and conservative capital management, CBT has consistently maintained a strong capital position. The above ratios compare favorably with industry standards and CBT's peers.

    At December 31, 1995, CBT's shareholders' equity, exclusive of the unrealized loss on securities available for sale, net of deferred tax, grew to $104.1 million or 7.6 percent from 1994 levels. CBT's internal capital growth rate (ICGR) in 1995 was 8.3 percent. The ICGR represents the rate at which CBT's average stockholders' equity grew as a result of earnings retained (net income less dividends paid).

    CBT declared quarterly dividends totaling $0.46 per share during 1995. The dividend payout ratio for 1995 was 30.28 percent which falls within management's payout range of 25 to 35 percent. In the third quarter of 1994, CBT declared a two-for-one stock split payable on October 25, 1994.

    During 1995, CBT purchased 54,217 common shares of its own stock to meet the common stock issuance requirements of CBT's dividend reinvestment plan, 401K plan and incentive stock option plan. All common shares were purchased at the current market price as of the transaction dates.

    Management is currently not aware of any recommendation by regulatory authorities which, if implemented, would have a material effect on CBT's liquidity, capital resources or operations. Management is also not aware of any events or uncertainties that will have or that are reasonably likely to have a material effect on CBT's liquidity, capital resources or operations.

                     CBT CORPORATION 1995 ANNUAL REPORT                    21

TABLE 1
SELECTED FINANCIAL DATA SUMMARY, LAST FIVE YEARS


 ($ IN THOUSANDS EXCEPT PER COMMON SHARE DATA)

                                              1995        1994        1993        1992        1991
                                          -----------------------------------------------------------
RESULTS OF OPERATIONS:
 Net interest income                        $ 40,174    $ 38,696   $ 33,598     $ 32,804   $ 29,241
 Provisions for loan losses                    1,106       1,361      1,366        2,441      2,847
 Net interest income after provision
  for loan losses                             39,068      37,335     32,232       30,363     26,394
 Non-interest income                           7,904       6,649      6,330        5,587      5,035
 Gain on sale of finance receivables               -           -        553            3          -
 Gain (loss) on sale of securities               268        (136)       134          575        498
 Non-interest expense                         30,475      28,129     25,236       23,165     21,387
- -----------------------------------------------------------------------------------------------------
 Income before income taxes                   16,765      15,719     14,013       13,363     10,540
- -----------------------------------------------------------------------------------------------------
 Income taxes                                  4,741       4,233      3,565        3,058      2,374
- -----------------------------------------------------------------------------------------------------
 Net income                                 $ 12,024    $ 11,486   $ 10,448     $ 10,305   $  8,166
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA:
 Net income                                 $   1.52    $   1.45   $   1.32     $   1.30   $   1.03
 Cash dividends                                 0.46        0.43       0.39         0.36       0.35
 Book value per common share at
  year-end(a)                                  13.20       11.52      11.19        10.18       9.17

AVERAGES:
 Assets                                     $881,556    $838,608   $755,936    $ 716,915   $698,877
 Deposits and corporate cash management
  repurchase agreements                      712,996     689,671    634,258      606,242    600,926
 Loans, net                                  631,216     567,182    481,664      439,492    425,573
 Stockholders' equity                        100,999      92,495     84,914       77,549     69,539

PERFORMANCE RATIOS
 Return on average assets(b)                    1.36%       1.37%      1.38%        1.44%      1.17%
 Return on average stockholders' equity(b)     11.91       12.42      12.30        13.29      11.74
 Average stockholders' equity to average
  assets                                       11.46       11.03      11.23        10.82       9.95
 Dividend pay out ratio                        30.28       28.63      23.19        21.11      24.31
 Net charge-offs to average loans               0.26        0.15       0.04         0.27       0.34
 Allowance for loan losses as a percentage
  of year-end loans                             1.71        1.87       2.10         2.12       1.96

 Net interest margin (tax equivalent)           4.96        5.04       4.88         4.99       4.63
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(a)Includes SFAS 115.

(b)Excludes SFAS 115.

22                   CBT CORPORATION 1995 ANNUAL REPORT

TABLE 2
ANALYSIS OF CHANGES IN NET INTEREST INCOME


 (TAX EQUIVALENT BASIS, $ IN THOUSANDS)

                                                    1995 VS 1994                        1994 VS 1993
                                                    ATTRIBUTED TO                       ATTRIBUTED TO
                                        ---------------------------------------------------------------------------
                                                                      TOTAL                               TOTAL
                                                                      DOLLAR                              DOLLAR
                                             VOLUME        RATE       CHANGE        VOLUME     RATE       CHANGE
- -------------------------------------------------------------------------------------------------------------------
INTEREST INCOME ON:
 Loans, net                                  $ 5,830     $ 5,065      $10,895       $7,879   $  (617)      $7,262
 Taxable investment securities                (1,301)        678         (623)        (445)      339         (106)
 Tax-exempt investments securities              (274)       (387)        (661)         691      (224)         467

 Federal funds sold and other                   (154)         55          (99)        (134)       27         (107)
- -------------------------------------------------------------------------------------------------------------------
 Total interest income                         4,101       5,411        9,512        7,991      (475)       7,516
- ------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE ON:
 Deposits                                        157       5,626        5,783        1,710    (1,215)         495
 Federal funds purchased and securities sold
  under agreements to repurchase                 186         535          721           58       157          215

 Other                                         1,095         829        1,924        1,351       140        1,491
- ------------------------------------------------------------------------------------------------------------------
   Total interest expense                      1,438       6,990        8,428        3,119      (918)       2,201
- ------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                          $ 2,663     $(1,579)     $ 1,084       $4,872   $   443       $5,315
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------


Note: For purposes of this schedule, changes which are not due solely to volume or solely to rate have been allocated to rate.


                     CBT CORPORATION 1995 ANNUAL REPORT                   23

TABLE 3
THREE YEAR AVERAGE BALANCE AND NET INTEREST ANALYSIS


 (TAX EQUIVALENT BASIS, $ IN THOUSANDS)

                                                     1995                         1994                        1993
                                         --------------------------  -----------------------------  ----------------------------
                                          AVERAGE  INTEREST  YIELD/    AVERAGE   INTEREST   YIELD/    AVERAGE   INTEREST  YIELD/
                                          BALANCE  & FEES     RATE     BALANCE    & FEES     RATE     BALANCE   & FEES    RATE
                                         ---------------------------------------------------------------------------------------

ASSETS
EARNING ASSETS
 Loans, net(1)                           $631,216  $62,533   9.91%    $567,182   $51,638   9.10%    $481,664   $44,376    9.21%
 Taxable investment securities             55,481    3,633   6.55       58,986     3,521   5.97       55,696     3,680    6.61
 Tax-exempt investments securities         53,921    4,642   8.61       56,862     5,302   9.32       49,740     4,835    9.72
 Mortgage-backed securities                91,925    6,060   6.59      109,668     6,795   6.20      120,500     6,742    5.60
 Federal funds sold                         2,167      129   5.95        6,713       228   3.40       11,202       335    2.99
- --------------------------------------------------------------------------------------------------------------------------------
TOTAL EARNING ASSETS                      834,710   76,997   9.22%     799,411    67,484   8.44%     718,802    59,968    8.34%
Non-earning assets
 Cash and due from banks                   28,714                       24,263                        22,663
 Premises and equipment, net               17,438                       14,881                        14,244
 Other                                     12,106                       11,647                        10,715

 Allowance for loan losses                (11,412)                     (11,594)                      (10,488)
- --------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                             $881,556                     $838,608                      $755,936
- --------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
 Demand deposits                         $139,551  $ 4,374   3.13%    $157,599   $ 4,312   2.74%    $154,315   $ 4,136    2.68%
 Time deposits                            411,016   23,545   5.73      391,146    18,106   4.63      360,523    17,935    4.97
 Savings deposits                          46,769    1,432   3.06       44,638     1,151   2.58       37,632     1,003    2.67
 Federal funds purchased and
  securities sold under agreements
  to repurchase                            43,457    1,975   4.54       37,848    1,254    3.31       35,832     1,039    2.90
 Borrowings                                63,286    4,262   6.74       43,106    2,338    5.42       16,609       847    5.10
- --------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST- BEARING LIABILITIES       704,079   35,588   5.10%     674,337   27,161    4.03%     604,911    24,960    4.13%
NON-INTEREST-BEARING LIABILITIES
 Demand deposits                           67,044                       63,999                        57,995
 Other                                      9,434                        7,777                         8,116
- --------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                         780,557                      746,113                       671,022
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                100,999                       92,495                        84,914
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                    $881,556                     $838,608                      $755,936
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                $41,409                      $40,323                        $35,008
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                          4.96%                        5.04%                           4.88%
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------


(1) Non-accruing loans are included in the average balances.


24                   CBT CORPORATION 1995 ANNUAL REPORT

Table 4
INTEREST RATE SENSITIVITY ANALYSIS - DECEMBER 31, 1995


 ($ IN THOUSANDS)

                                                             WITHIN        6 MOS.-       1-5         AFTER
                                                             6 MOS.        1 YEAR       YEARS       5 YEARS       TOTAL
                                                         -----------------------------------------------------------------

Securities held to maturity                               $     940       $  1,154    $ 11,677      $ 32,656     $ 46,427
Securities available for sale                                39,669         20,674      56,543        41,588      158,474
Loans (2)                                                   193,090         96,848     285,967        68,756      644,661
 Other assets                                                     -              -           -        55,179       55,179
- --------------------------------------------------------------------------------------------------------------------------
  TOTAL ASSETS (1)                                        $ 233,699      $ 118,676    $354,187      $198,179     $904,741
- --------------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                             $   3,481      $   3,481    $ 27,852      $ 34,814     $ 69,628
Interest bearing deposits                                   303,794        117,296     181,227         1,789      604,106
Borrowed funds                                               63,245         23,355      28,500           358      115,458
Other liabilities/equity                                          -              -           -       115,549      115,549
- --------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES/EQUITY (1)                            $ 370,520      $ 144,132    $237,579      $152,510     $904,741
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                                  $(136,821)     $ (25,456)   $116,608      $ 45,669
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap                       $(136,821)     $(162,277)   $(45,669)     $      -
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
Gap as a percent of total assets at December 31, 1995         85%            82%          95%         100%
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
Gap as a percent of total assets at December 31, 1994         87%            93%          96%         100%
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------


(1) The various assets and liabilities reflected above do not include repricing estimates.

(2) Excludes non-accrual loans.

(3) Savings, NOW and Money Manager accounts can be repriced at any time. For purposes of this analysis, approximately 25% of such accounts have been included in the "within 6 months" category, approximately 25% of such accounts have been included in the "6 months to 1 year" category, with the remaining 50% of such accounts included in the "1 to 5 year" category.


TABLE 5
MATURITY DISTRIBUTION OF INVESTMENT SECURITIES HELD TO MATURITY
DECEMBER 31, 1995


 ($ IN THOUSANDS)
                                                                                                              ESTIMATED
                                                                                                                FAIR
                                                                      AMORTIZED COST                            MARKET
                                                        ----------------------------------------------------------------
                                                         WITHIN       1-5       5-10       AFTER
                                                         1 YEAR      YEARS      YEARS     10 YEARS    TOTAL     TOTAL
                                                        ----------------------------------------------------------------
U. S. Treasury securities and obligations
 of other U. S. Government agencies                      $  300     $2,033    $     -     $     -    $ 2,333   $ 2,352
State and other political subdivisions                    1,492      2,628     12,050      27,724     43,894    46,068
Structured Bonds                                              -        200          -           -        200       199
- ------------------------------------------------------------------------------------------------------------------------
 Total                                                   $1,792     $4,861    $12,050     $27,724    $46,427   $48,619
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
Weighted average tax equivalent yield                     8.10%      7.19%      9.57%       8.76%      8.78%     8.34%
- ------------------------------------------------------------------------------------------------------------------------


                     CBT CORPORATION 1995 ANNUAL REPORT                   25

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE FOR
 SALE - DECEMBER 31, 1995


 ($ IN THOUSANDS)
                                                                                                              ESTIMATED
                                                                                                                FAIR
                                                                      AMORTIZED COST                            MARKET
                                                        ----------------------------------------------------------------
                                                         WITHIN       1-5       5-10       AFTER
                                                         1 YEAR      YEARS      YEARS     10 YEARS    TOTAL     TOTAL
                                                        ----------------------------------------------------------------
U. S. Treasury securities and obligations
 of other U. S. Government agencies                      $7,244     $22,578    $     -    $15,000   $ 44,822   $ 45,236
State and other political subdivisions                        -       4,073      3,105      2,408      9,586     10,186
Mortgage backed                                             268       4,807      9,465     69,413     83,953     83,557
Structured bonds                                              -       6,500        942          -      7,442      7,426
De-leveraged bonds                                          500       3,304          -          -      3,804      3,684
IAN                                                           -         500          -          -        500        490
Other                                                         -           -          -      7,895      7,895      7,895
- ------------------------------------------------------------------------------------------------------------------------
Total                                                    $8,012     $41,762    $13,512    $94,716   $158,002   $158,474
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
 Weighted average tax equivalent yield                    5.70%       6.79%      7.40%      7.11%      6.97%      6.93%
- ------------------------------------------------------------------------------------------------------------------------


All mortgage-backed securities met the FFIEC stress test guidelines at December 31, 1995 and 1994. The average expected maturities of such securities is approximately 6 years.

TABLE 6
LOAN PORTFOLIO AT DECEMBER 31, FIVE YEAR SUMMARY


 ($ IN THOUSANDS)

                                                      1995         1994        1993        1992       1991
                                                  -----------------------------------------------------------
Commercial                                         $212,266      $191,243    $180,426    $182,821   $181,591
Residential                                         253,556       268,538     222,867     176,572    154,280
- -------------------------------------------------------------------------------------------------------------
Consumer                                            189,036       166,871     130,457     113,043    111,385
- -------------------------------------------------------------------------------------------------------------
 Total loans                                        654,858       626,652     533,750     472,436    447,256
Less: unearned interest                              10,197        10,643       9,565      13,348     14,150
- -------------------------------------------------------------------------------------------------------------
 Loans, net                                        $644,661      $616,009    $524,185    $459,088   $433,106
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------




TABLE 7
COMPOSITION OF LOAN PORTFOLIO AT DECEMBER 31, BY TYPE


                                                      1995         1994        1993        1992       1991
                                                  -----------------------------------------------------------
Commercial                                             32%          30%         34%         39%        41%
Residential                                            39%          43%         42%         37%        34%
Consumer                                               29%          27%         24%         24%        25%
- -------------------------------------------------------------------------------------------------------------
 Total                                                100%         100%        100%        100%        100%
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------


26                   CBT CORPORATION 1995 ANNUAL REPORT

TABLE 8
NON-PERFORMING ASSETS - DECEMBER 31


 ($ IN THOUSANDS)

                                                      1995         1994        1993        1992       1991
                                                  -----------------------------------------------------------
Non-accrual loans                                    $4,059       $1,806      $  759      $1,173     $1,883
Ninety days past due                                    785          494         298         528      1,549
Other real estate owned                                  30            7         128         844      1,234
- -------------------------------------------------------------------------------------------------------------
 Total non-performing assets                         $4,874       $2,307      $1,185      $2,545     $4,666
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------
Non-performing assets as a % of total loans and
 other real estate owned                              0.77%        0.37%       0.23%       0.54%      1.04%
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------



TABLE 9
ALLOWANCE FOR LOAN LOSSES


 ($ IN THOUSANDS)

                                                      1995         1994        1993        1992       1991
                                                  -----------------------------------------------------------
Balance, beginning of year                          $  11,533    $ 10,998    $ 10,022    $  8,764   $  7,346
Loans Charged-Off:
 Commercial                                               687         488         283         725      1,324
 Residential                                              159          33          32          84         90
 Consumer                                               1,150         734         518         807        803
- -------------------------------------------------------------------------------------------------------------
  Total                                                 1,996       1,255         833       1,616      2,217
- -------------------------------------------------------------------------------------------------------------
RECOVERIES ON CHARGED-OFF LOANS:
 Commercial                                               122         245         352         180        525
 Residential                                               23          20          61          22         35
 Consumer                                                 210         164         207         235        199
- -------------------------------------------------------------------------------------------------------------
  Total                                                   355         429         620         437        759
- -------------------------------------------------------------------------------------------------------------
NET CHARGE-OFFS                                         1,641         826         213       1,179      1,458
PROVISION FOR LOAN LOSSES                               1,106       1,361       1,366       2,441      2,847
ADJUSTMENTS RELATED TO PURCHASE/SALE OF FINANCE
 RECEIVABLES                                                6           0        (177)         (4)        29
- -------------------------------------------------------------------------------------------------------------
Balance, end of year                                 $ 11,004    $ 11,533     $10,998    $ 10,022   $  8,764
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------
Average loans for the year                           $631,216    $567,182     $481,664   $439,492   $425,573
Allowance/ year-end loans                               1.71%       1.87%        2.10%      2.12%      1.96%
Net charge- offs/average loans                          0.26%       0.15%        0.04%      0.27%      0.34%
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------




TABLE 10
MANAGEMENT'S ALLOCATION  OF ALLOWANCE FOR LOAN LOSSES - DECEMBER 31


 ($ IN THOUSANDS)

                                                      1995         1994        1993        1992       1991
                                                  -----------------------------------------------------------
Commercial                                          $ 4,834      $ 3,724      $ 3,359     $ 3,408   $ 4,392
Residential                                           1,425        1,500        1,488       1,089       627
Consumer                                              2,750        2,559        2,486       2,110     1,700
Unallocated                                           1,995        3,750        3,665       3,415     2,045
- -------------------------------------------------------------------------------------------------------------
 Total                                              $11,004      $11,533      $10,998     $10,022   $ 8,764
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------


                     CBT CORPORATION 1995 ANNUAL REPORT                    27

TABLE 11
CONTRACTUAL LOAN MATURITIES AND INTEREST SENSITIVITY


 ($ IN THOUSANDS)

DECEMBER 31, 1995
                                                    ONE YEAR      ONE THROUGH        OVER           TOTAL
                                                    OR LESS        FIVE YEARS     FIVE YEARS     GROSS LOANS
                                                 ------------------------------------------------------------
Commercial                                         $118,200        $ 67,567         $26,499        $212,266
Residential                                          89,882         123,962          39,712         253,556
Consumer                                             81,856          94,438           2,545         178,839
- -------------------------------------------------------------------------------------------------------------
 Total                                             $289,938        $285,967         $68,756        $644,661
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------
Loans with predetermined rate                      $111,365        $125,849         $15,256        $252,470
Loans with floating rate                            178,573         160,118          53,500         392,191
- -------------------------------------------------------------------------------------------------------------
 Total                                             $289,938        $285,967         $68,756        $644,661
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------




TABLE 12
AVERAGE DEPOSITS AND CORPORATE CASH MANAGEMENT REPURCHASE AGREEMENTS


 ($ IN THOUSANDS)

                                                           1995          1994         1993         1992
                                                       ------------------------------------------------------
Savings, daily interest checking                         $140,212      $144,408     $132,927      $113,285
Money market accounts and corporate cash
 management repurchase agreements                          80,941        90,118       82,814        84,173
Certificates of deposit $100,000 and over                  68,664        67,299       62,314        60,118
Other time deposits                                       342,351        23,847      298,208       295,116
- -------------------------------------------------------------------------------------------------------------
 Total interest bearing deposits                          632,168       625,672      576,263       552,692
Demand deposits                                            67,045        63,999       57,995        53,550
- -------------------------------------------------------------------------------------------------------------
 Total deposits and corporate cash
   management repurchase agreements                      $699,213      $689,671     $634,258      $606,242
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------




TABLE 13
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE - DECEMBER 31


 ($ IN THOUSANDS)

                                                          1995         1994
                                                       ------------------------
3 months or less                                        $12,728       $13,144
3 - 6 months                                             25,333        12,804
6 - 12 months                                            15,882        25,355
Over 12 months                                           15,199        19,865
- -------------------------------------------------------------------------------
 Total                                                  $69,142       $71,168
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


28                   CBT CORPORATION 1995 ANNUAL REPORT

                                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of CBT Corporation
Paducah, Kentucky

We have audited the consolidated balance sheet of CBT Corporation (a Kentucky corporation)and subsidiaries as of December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of CBT Corporation and subsidiaries as of December 31, 1994 and for the years ended December 31, 1994 and 1993, were audited by other auditors, whose report, dated February 3, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the Corporation's change in accounting for securities effective January 1, 1994, as discussed in Note 1 to the consolidated financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBT Corporation and subsidiaries as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                               /s/ Arthur Anderson LLP


Nashville, Tennessee
February 22, 1996





                 MANAGEMENT'S STATEMENT OF FINANCIAL REPORTING



The management of CBT Corporation (the "Corporation")and its subsidiaries has prepared the accompanying consolidated financial statements and related financial information contained in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles to reflect, in all material respects, the substance of events and transactions that should be accounted for or disclosed. The financial statements include amounts that are based on management's best estimates and judgements at the time of preparation. In presenting such financial information, management is responsible for content and consistency of preparation.

Management of the Corporation has developed a system of internal control that is intended to provide reasonable assurance as to the integrity and reliability of the consolidated financial statements, the safeguarding of assets from material loss or misuse, and the detection of fraudulent financial reporting. Through an audit services agreement, the Corporation has engaged an independent public accounting firm to implement an internal auditing program that audits the effectiveness of the internal control system. The system is continually reviewed, evaluated, and, where appropriate, modified to accommodate current conditions. Management recognizes that estimates and judgements are required to assess and balance the relative costs and expected benefits of the internal controls and realizes that errors or irregularities may nevertheless occur. However, management believes that the Corporation's internal control system provides reasonable assurance that errors or irregularities that could be material to stockholders' equity are prevented or would be detected on a timely basis and corrected in the normal course of business.

The audit committee of the board of directors, composed solely of outside directors, oversees the Corporation's system of internal control, including the financial reporting process, and the independent external auditors, on behalf of the board of directors. The audit committee meets periodically with Arthur Andersen LLP (the Corporation's independent auditors) and with management to review matters relative to the nature, extent and results of internal and external audit work, their evaluations of the adequacy of internal controls, and the quality of financial reporting. The independent auditors have direct access to the audit committee, with or without management present.

The Corporation's consolidated financial statements have been audited by Arthur Andersen LLP. Their responsibility is to express an opinion on the Corporation's consolidated financial statements and, in performing their audit, to evaluate the Corporation's internal control structure to the extent they deem necessary in order to issue an opinion on the Corporation's consolidated financial statements. Their opinion is based on their audit, which was conducted in accordance with generally accepted auditing standards and is believed by them to provide a reasonable basis for their opinion.


William J. Jones         John E. Sircy                Jeffrey R. Nieder
President and            Executive Vice President     Senior Vice President and
Chief Executive Officer  and Chief Operating Officer  Chief Financial Officer


                     CBT CORPORATION 1995 ANNUAL REPORT                    29

                                  CONSOLIDATED BALANCE SHEETS

CBT CORPORATION AND SUBSIDIARIES
AT DECEMBER 31, 1995 AND 1994


(IN THOUSANDS EXCEPT FOR COMMON SHARE DATA)

                                                                                          1995            1994
                                                                                     ------------------------------
ASSETS
Cash and due from banks                                                                 $ 33,662        $ 30,404
Federal funds sold                                                                         1,000               -
- ------------------------------------------------------------------------------------------------------------------
 Total cash and cash equivalents                                                          34,662          30,404
Securities to be held to maturity (Fair values: 1995 $48,619; 1994 $46,400)               46,427          48,175
Securities available for sale (Amortized cost: 1995 $158,002; 1994 $169,763)             158,474         161,478
Loans, net of unearned interest                                                          644,661         616,009
Allowance for loan losses                                                                (11,004)        (11,533)
- ------------------------------------------------------------------------------------------------------------------
 Loans, net                                                                              633,657         604,476
Premises and equipment, net                                                               18,872          15,910
Accrued interest receivable                                                                6,752           6,068
Other                                                                                      5,897           8,606
- ------------------------------------------------------------------------------------------------------------------
Total assets                                                                            $904,741        $875,117
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
 Non-interest bearing                                                                   $ 69,628        $ 70,962
 Interest bearing                                                                        604,106         598,615
- ------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                        673,734         669,577
- ------------------------------------------------------------------------------------------------------------------
Short-term borrowings:
 Federal funds purchased and securities sold under agreements to repurchase               39,037          56,976
 Notes payable - U. S. Treasury                                                              459           1,718
 Revolving lines of credit and other                                                       4,023           6,023
 Federal Home Loan Bank advances                                                          45,535          20,040
- ------------------------------------------------------------------------------------------------------------------
   Total short-term borrowings                                                            89,054          84,757
- ------------------------------------------------------------------------------------------------------------------
Long-term borrowings:
 Federal Home Loan Bank advances                                                          16,358          15,392
 Term debt                                                                                10,046           5,069
- ------------------------------------------------------------------------------------------------------------------
   Total long-term borrowings                                                             26,404          20,461
- ------------------------------------------------------------------------------------------------------------------
Accrued interest payable                                                                   4,341           3,881
Other liabilities                                                                          6,837           5,104
- ------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                       800,370         783,780
- ------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
 Common stock, no par value, authorized 12,000,000 shares; issued and outstanding 7,907,435 and 7,927,113 shares at December 31, 1995
   and 1994, respectively                                                                  4,100           4,100
 Capital surplus                                                                          19,003          18,553
 Retained earnings                                                                        80,961          74,070
 Unrealized gains (losses) on securities available for sale, net of deferred taxes           307          (5,386)
- ------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                            104,371          91,337
- ------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                              $904,741        $875,117
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

30                   CBT CORPORATION 1995 ANNUAL REPORT

                         CONSOLIDATED STATEMENTS OF INCOME

CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                             1995          1994         1993
                                                                          -------------------------------------
INTEREST INCOME
 Loans, including fees:
   Taxable                                                                 $62,303       $51,266      $43,863
   Tax-exempt                                                                  171           266          377
 Securities:
   Taxable                                                                   9,692        10,315       10,409
   Tax-exempt                                                                3,467         3,782        3,561
 Other                                                                         129           228          348
- ---------------------------------------------------------------------------------------------------------------
     Total interest income                                                  75,762        65,857       58,558
- ---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Deposits                                                                   29,351        23,569       23,074
 Borrowings                                                                  6,237         3,592        1,886
- ---------------------------------------------------------------------------------------------------------------
     Total interest expense                                                 35,588        27,161       24,960
- ---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                         40,174        38,696       33,598
PROVISION FOR LOAN LOSSES                                                    1,106         1,361        1,366
- ---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         39,068        37,335       32,232
- ---------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
 Trust and investment advisory fees                                          1,469         1,413        1,485
 Service charges on deposit accounts                                         3,656         2,821        2,510
 Insurance commissions                                                       1,281         1,012          737
 Gain (loss) on sale of securities                                             268          (136)         134
 Gain on sale of finance receivables                                             -             -          553
 Other                                                                       1,498         1,403        1,598
- ---------------------------------------------------------------------------------------------------------------
     Total non-interest income                                               8,172         6,513        7,017
- ---------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
 Salaries and employee benefits                                             15,798        14,014       12,868
 Net occupancy                                                               1,175           984        1,206
 Depreciation and amortization                                               1,870         1,702        1,619
 Data processing                                                             1,441         1,127        1,030
 Supplies                                                                      918           744          857
 FDIC assessments                                                              878         1,535        1,382
 Tax on bank shares                                                          1,070         1,158          942
 Consulting and other professional services                                    639         1,444          454
 Other                                                                       6,686         5,421        4,878
- ---------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                             30,475        28,129       25,236
- ---------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                  16,765        15,719       14,013
INCOME TAXES                                                                 4,741         4,233        3,565
- ---------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $12,024       $11,486      $10,448
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
 Net income                                                                $  1.52       $  1.45      $  1.32
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------
 Cash dividends                                                            $  0.46       $  0.43      $  0.39
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.


                     CBT CORPORATION 1995 ANNUAL REPORT                    31

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(IN THOUSANDS, EXCEPT FOR SHARES)

                                                                                             Net Unrealized
                                                                                             Gains (Losses)
                                                  Common Stock                               on Securities      Total
                                              --------------------     Capital     Retained    Available     Stockholders'
                                               Shares       Amount     Surplus     Earnings    for Sale         Equity
                                              ----------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992                    7,930,998     $4,100     $18,552     $58,098     $     -        $80,750
  Net income                                          -          -           -      10,448           -         10,448
  Dividends on common stock                           -          -           -      (2,423)          -         (2,423)
  Purchase of common stock                       (4,840)         -          (9)        (54)          -            (63)
- --------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                    7,926,158      4,100      18,543      66,069           -         88,712
  Cumulative effect to January 1, 1994 of
    change in accounting for securities               -          -           -           -       2,639          2,639
  Net income                                          -          -           -      11,486           -         11,486
  Dividends on common stock                           -          -           -      (3,288)          -         (3,288)
  Stock options exercised                        18,935          -         182           -           -            182
  Purchase of common stock                      (17,980)         -        (172)       (197)          -           (369)
  Change in unrealized gains (losses) on
    securities available for sale, net                -          -           -           -      (8,025)        (8,025)
- --------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                    7,927,113      4,100      18,553      74,070      (5,386)        91,337
  Net income                                          -          -           -      12,024           -         12,024
  Dividends on common stock                           -          -           -      (3,642)          -         (3,642)
  Stock options exercised                        50,565          -         450           -           -            450
  Purchase of common stock                      (70,243)         -           -      (1,491)          -         (1,491)
  Change in unrealized gains (losses) on
    securities available for sale, net                -          -           -           -       5,693          5,693
- --------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                    7,907,435     $4,100     $19,003     $80,961     $   307       $104,371
- --------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


32                     CBT CORPORATION 1995 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(IN THOUSANDS)

                                                                                          1995        1994        1993
                                                                                        --------------------------------
OPERATING ACTIVITIES
  Net income                                                                            $12,024     $11,486     $ 10,448
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                             1,106       1,361        1,366
    Depreciation                                                                          1,646       1,449        1,494
    Amortization                                                                            224         253          126
    Deferred income taxes                                                                   (38)       (327)          79
    Amortization and accretion of securities                                                 19         842        1,391
    Loss (gain) on sale of securities                                                      (263)        136         (134)
    Gain on sale of premises and equipment                                                  (53)        (63)          (3)
    Gain on sale of finance receivables                                                       -           -         (553)
    Changes in assets and liabilities:
      Accrued interest receivable                                                          (684)       (579)         (44)
      Other assets                                                                         (775)      1,648       (2,989)
      Accrued interest payable                                                              460       1,327          (95)
      Dividends payable                                                                     (77)          -            -
      Other liabilities                                                                   1,965         982         (153)
- ------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                          15,554      18,515       10,933
- ------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities of investment securities                                       3,718       3,411       16,246
  Proceeds from sales of securities available for sale                                   38,210      48,178       18,657
  Proceeds from maturities of securities available for sale                               8,282       9,383       10,562
  Principal collected on mortgage-backed securities, includin
    those classified as available for sale                                                8,315      25,017       67,429
  Payment for purchases of securities                                                   (44,770)    (78,036)    (114,903)
  Net increase in loans                                                                 (30,287)    (92,650)     (63,484)
  Purchase of loans                                                                           -           -       (9,085)
  Sale of finance receivables                                                                 -           -        7,635
  Proceeds from sale of premises and equipment                                              124         508           37
  Payment for purchase of premises and equipment                                         (4,679)     (2,601)      (2,844)
  Net cash received on branch acquisition                                                     -           -       57,480
- ------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                             (21,087)    (86,790)     (12,270)
- ------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                                     4,157      20,933       (2,549)
  Net increase(decrease) in other short-term borrowings                                 (19,198)     20,248          172
  Increase in FHLB advances                                                              26,461      18,471        1,426
  Proceeds from term debt                                                                 5,000           -       12,150
  Payments on term debt                                                                     (23)        (23)      (4,000)
  Cash advanced on revolving lines of credit                                              4,000      15,800        1,000
  Principal payments on revolving lines of credit                                        (6,000)    (11,040)      (6,960)
  Cash dividends paid                                                                    (3,565)     (2,970)      (2,323)
  Stock options exercised                                                                   450         182            -
  Purchase of common stock                                                               (1,491)       (369)         (63)
- ------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                                 9,791      61,232       (1,147)
- ------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      4,258      (7,043)      (2,484)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             30,404      37,447       39,931
- ------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                  $34,662     $30,404     $ 37,447
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                                            $35,128     $25,834     $ 25,056
- ------------------------------------------------------------------------------------------------------------------------
    Federal income taxes                                                                $ 4,013     $ 4,345     $  4,060
- ------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                       CBT CORPORATION 1995 ANNUAL REPORT                     33

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF OPERATIONS - CBT Corporation consists of four state chartered commercial banks, one Federal savings bank and a consumer finance company which provide services to customers primarily in western Kentucky and surrounding communities.

    The following is a summary of the significant accounting policies:

    CONSOLIDATION AND PRESENTATION BASIS - The consolidated financial statements of CBT Corporation have been prepared in conformity with generally accepted accounting principles including the general practice of the banking industry. The consolidated financial statements include the accounts of CBT Corporation (the Parent Company) and its wholly-owned subsidiaries: Citizens Bank & Trust Company (Citizens),Pennyrile Citizens Bank & Trust Company (Pennyrile), Bank of Marshall County (BOMC), Graves County Bank (GCB), and United Commonwealth Bank FSB (UCB). Collectively these entities constitute the "Corporation", which provides financial services primarily in western Kentucky and surrounding communities. Fidelity Credit Corporation (FCC) is a wholly-owned subsidiary of Citizens. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold.

    SECURITIES TO BE HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE
- -Effective January 1, 1994, the Corporation changed its method of accounting for securities to conform with Statement of Financial Accounting Standards
(SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Securities to be held to maturity are reported at cost, adjusted for premiums and discounts, and consist of securities for which the Corporation has the positive intent and ability to hold to maturity.
Available for sale securities are reported at fair value and consist of securities not classified as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. The change had the effect of increasing stockholders' equity at January 1, 1994 by $2,639,000.

    Federal Home Loan Bank stock is not considered to be a marketable equity security under SFAS No. 115 and, therefore, is carried at cost. The stock is included in securities available for sale.

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

    The accrual of interest income is generally reviewed for discontinuance when a loan becomes 90 days past due as to principal or interest. When interest is discontinued, all unpaid accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest or, in the opinion of management, the interest is collectable.

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


34                     CBT CORPORATION 1995 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Although management believes it uses the best information available to make determinations with respect to the Corporation's allowances, future adjustments may be necessary if economic or other conditions differ substantially from the economic and other conditions in the assumptions used in making the initial determinations, and such adjustments could be material.

    Effective January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These pronouncements require that impaired loans be measured based upon the present value of expected future cash flows, discounted at the loans' effective interest rate or at the loans' market price or fair value of collateral, if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance that is included in the allowance for loan losses. The adoption of these pronouncements did not have a material impact on the Corporation's consolidated financial statements.

    The Corporation's impaired loans are generally measured on a loan by loan basis. Interest payments received on impaired loans are recorded as interest income unless collection of the loan is doubtful, in which case payments are recorded as a reduction of principal.

    PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line and accelerated methods over the estimated useful lives of the assets, as follows:

                                                          Years
                                                         -------
Buildings and improvements                               15 - 35
Furniture and fixtures                                      7
Equipment                                                   5

    REPURCHASE AGREEMENTS - Certain securities are sold under agreements to repurchase and are treated as financings. The obligation to repurchase such securities is reflected as a liability on the consolidated balance sheets. The dollar amounts of securities underlying the agreements are included in the respective asset accounts.

    INCOME TAXES - Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred taxes are recorded using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in the method of accounting for income taxes from Accounting Principles Board Opinion 11 to SFAS No. 109 was not material.

    TRUST FEES AND ASSETS - Revenues from trust services are reported on the cash basis in accordance with customary banking practice. Reporting such revenues on the accrual basis would not materially affect the accompanying consolidated financial statements. Assets held in a fiduciary or agency capacity for customers and beneficiaries are not included in the consolidated financial statements as such items are not assets of the Corporation.

    PER COMMON SHARE DATA - Net income per common share data is based upon 7,928,155, 7,926,168 and 7,928,578 average shares outstanding for the years ended December 31, 1995, 1994 and 1993, respectively. All share and per share data has been restated to reflect a 2-for-1 common stock split declared by the Board of Directors on September 28, 1994, payable October 25, 1994. All share and per share data has also been restated to reflect the May 31, 1994 acquisition of BMC Bankcorp and its subsidiaries, which was accounted for under the pooling of interests method. The delutive effect of common stock options are not included in net income per common share data since their effect is not significant.

    USES OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                       CBT CORPORATION 1995 ANNUAL REPORT                     35

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. ACQUISITIONS

    On May 31, 1994, the Corporation completed a Plan of Merger with BMC Bankcorp, Inc. (BMC), a bank holding company, and its wholly-owned subsidiaries, BOMC, GCB and UCB. As a result of the transaction, 1,195,560 shares of common stock were issued by the Corporation in exchange for all of the issued and outstanding stock of BMC. The merger was accounted for as a pooling of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of BMC prior to the merger.

    Separate results of the combining entities are as follows:

(IN THOUSANDS)

                                                        Year Ended
                                                     December 31, 1993
                                                    -------------------
Interest income:
  CBT Corporation, as previously reported                 $44,071
  BMC                                                      14,487
- -----------------------------------------------------------------------
     Total, as restated                                   $58,558
- -----------------------------------------------------------------------
- -----------------------------------------------------------------------
Net income:
  CBT Corporation, as previously reported                 $ 7,912
  BMC                                                       2,536
- -----------------------------------------------------------------------
     Total, as restated                                   $10,448
- -----------------------------------------------------------------------
- -----------------------------------------------------------------------

    BMC's interest income and net income of $6,202,000 and $938,000, respectively, for the five months ended May 31, 1994 (unaudited) are included in the consolidated statement of income for the year ended December 31, 1994.


3. RESTRICTIONS ON CASH AND DUE FROM BANKS

    Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve in accordance with reserve requirements specified by the Federal Reserve Board of Governors. The average amount of those reserve balances was approximately $2,581,000 and $2,251,000 during 1995 and 1994, respectively.

4. SECURITIES TO BE HELD TO MATURITY

(IN THOUSANDS)

                                                           December 31, 1995
                                             -------------------------------------------
                                                                         Gross Unrealized
                                              Amortized    Estimated     ----------------
                                                 Cost      Fair Value    Gain      Loss
U. S. Treasury securities and obligations
  of U. S. Government agencies                $ 2,333      $ 2,352       $   27    $  8
State and political subdivisions               43,894       46,068        2,435     261
Other                                             200          199            -       1
- ---------------------------------------------------------------------------------------
   Total                                      $46,427      $48,619       $2,462    $270
- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------

                                                           December 31, 1994
                                             -------------------------------------------
                                                                         Gross Unrealized
                                              Amortized    Estimated     ----------------
                                                 Cost      Fair Value    Gain      Loss
U. S. Treasury securities and obligations
  of U. S. Government agencies                 $ 3,851     $ 3,741       $ 15      $  125
State and political subdivisions                44,124      42,473        539       2,190
Other                                              200         186          -          14
- -----------------------------------------------------------------------------------------
   Total                                       $48,175     $46,400       $554      $2,329
- -----------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------

    The maturity distribution of investment securities to be held to maturity is as follows:

(IN THOUSANDS)

                                                  December 31, 1995
                                            -----------------------------
                                                                Estimated
                                             Amortized             Fair
                                               Cost                Value
Within 1 year                                 $ 1,792             $ 1,763
1 - 5 years                                     4,861               4,909
5 - 10 years                                   12,050              13,030
Over 10 years                                  27,724              28,917
- --------------------------------------------------------------------------
 Total                                        $46,427             $48,619
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

    In November 1995, the Financial Accounting Standards Board released a special report on SFAS No. 115 that permitted a one-time reclassification of securities held to maturity to the available for sale category. No securities held to maturity were reclassified to securities available for sale during 1995. There were no sales of investment securities classified as held to maturity during 1995.


36                     CBT CORPORATION 1995 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Certain investment securities were pledged to secure public deposits, securities sold under agreements to repurchase, and other purposes as required or permitted by law. These pledged securities had an estimated amortized cost and estimated fair value of approximately $11,281,000 and $11,730,000, respectively, as of December 31, 1995.

5. SECURITIES AVAILABLE FOR SALE

(IN THOUSANDS)

                                                           December 31, 1995
                                              -------------------------------------------
                                                                         Gross Unrealized
                                              Amortized    Estimated     ----------------
                                                 Cost      Fair Value    Gain      Loss
U. S. Treasury securities and obligations
  of U. S. Government agencies                 $ 44,821    $ 45,236      $  479    $   64
State and political subdivisions                  9,587      10,186         646        47
Mortgage-backed securities                       83,952      83,557         576       971
Derivative securities                            11,747      11,600          10       157
Federal Home Loan Bank Stock - at cost            7,873       7,873           -         -
Other                                                22          22           -         -
- -----------------------------------------------------------------------------------------
   Total                                       $158,002    $158,474      $1,711    $1,239
- -----------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------

                                                           December 31, 1994
                                              -------------------------------------------
                                                                         Gross Unrealized
                                              Amortized    Estimated     ----------------
                                                 Cost      Fair Value    Gain      Loss
U. S. Treasury securities and obligations
  of U. S. Government agencies                 $ 32,408    $ 31,469      $ 28      $  967
State and political subdivisions                 13,945      14,417       646         174
Mortgage-backed securities                      104,543      97,632       177       7,088
Derivative securities                            11,439      10,532         -         907
Federal Home Loan Bank Stock - at cost            6,740       6,740         -           -
Other                                               688         688         -           -
- -----------------------------------------------------------------------------------------
   Total                                       $169,763    $161,478      $851      $9,136
- -----------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------

    The maturity distribution of securities available for sale is as follows:

(IN THOUSANDS)

                                                  December 31, 1995
                                            -----------------------------
                                                                Estimated
                                             Amortized             Fair
                                               Cost                Value
Within 1 year                                 $  8,012            $  8,031
1 - 5 years                                     41,762              42,106
5 - 10 years                                    13,512              13,875
Over 10 years                                   94,716              94,462
- --------------------------------------------------------------------------
 Total                                        $158,002            $158,474
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

  Mortgage-backed securities have been allocated in the above table by contractual maturity date.

    Derivative securities available for sale at December 31, 1995 consist of $7,426,000 of step-up bonds, $3,086,000 of de-leveraged bonds, $490,000 of index amortizing notes, and $598,000 in ratchet adjustable rate bonds. At December 31, 1994, derivative securities available for sale consisted of $7,399,000 of step-up bonds, $2,623,000 of de-leveraged bonds, and $510,000 of index amortizing notes. The step-up bonds have an increasing interest rate during the life of the bonds and are callable by the issuer at specific intervals. The de-leveraged bonds pay an adjustable rate of interest based on movement of an index; and the indexed amortizing notes have a fixed interest rate, with maturities potentially fluctuating based on a mortgage index. Ratchet adjustable rate bonds are tied to market rates plus or minus a fixed factor. All of these securities are guaranteed by a government agency and have maturities of six years or less.

    Net realized gains on sales of securities available for sale were $268,000 in 1995. Net realized losses on sales of securities available for sale were $136,000 in 1994.

    Certain securities available for sale were pledged to secure public deposits, securities sold under agreements to repurchase, and other purposes as required or permitted by law. These pledged securities had an estimated amortized cost and estimated fair value of approximately $95,245,000 and $94,742,000, respectively, as of December 31, 1995.


                       CBT CORPORATION 1995 ANNUAL REPORT                     37

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. LOANS AND ALLOWANCE FOR LOAN LOSSES

(IN THOUSANDS)

                                                          December 31,
                                                   ----------------------------
                                                    1995                1994
Commercial, industrial, and agricultural loans     $212,266            $191,243
Residential real estate loans                       253,556             268,538
Installment loans                                   189,036             166,871
- -------------------------------------------------------------------------------
Total loans                                         654,858             626,652
Less: Unearned interest                              10,197              10,643
- -------------------------------------------------------------------------------
Loans, net of unearned interest                    $644,661            $616,009
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

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

    At December 31, 1995 and 1994, non-accrual loans totaled $4,059,000 and $1,806,000, respectively, and loans contractually past due 90 days or more totaled $785,000 and $494,000, respectively. If those loans on a non-accrual status had been current and in accordance with their original loan terms, interest income would have been approximately $390,000 and $80,000 greater in 1995 and 1994, respectively. Interest income recorded on these loans was $75,000 and $158,000 for 1995 and 1994, respectively. At December 31, 1995 and 1994, there were no troubled debt restructurings.

    The activity in the allowance for loan losses follows:

(IN THOUSANDS)

                                                Years Ended December 31,
                                              ----------------------------
                                                1995      1994      1993
Balance, beginning of year                    $11,533   $10,998   $10,022
Provision for loan losses                       1,106     1,361     1,366
Adjustments related to purchase/sale of
  finance receivables                               6         -      (177)
Charge-offs                                    (1,996)   (1,255)     (833)
Recoveries                                        355       429       620
- -------------------------------------------------------------------------
Net charge-offs                                (1,641)     (826)     (213)
- -------------------------------------------------------------------------
Balance, end of year                          $11,004   $11,533   $10,998
- -------------------------------------------------------------------------
- -------------------------------------------------------------------------

    Impaired loans and the related loan loss reserve amounts at December 31, 1995 required by SFASNo 114 are as follows:

(IN THOUSANDS)

                                               Recorded            Loan
                                              Investment          Reserve
                                              ---------------------------
Impaired loans with loan loss reserves        $3,576               $1,066
Impaired loans with no loan loss reserve         335                    -
- -------------------------------------------------------------------------
Total                                         $3,911               $1,066
- -------------------------------------------------------------------------
- -------------------------------------------------------------------------

    The Corporation recognized approximately $50,000 of interest income on impaired loans during 1995.

    It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate.

    At December 31, 1995 and 1994, there were no significant credit concentrations by industry or customer bases.

    Certain directors and executive officers of the Corporation and their associates are customers of, and have other transactions with the Corporation in the normal course of business. All loans to these individuals are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

    Total loans to officers, directors, and associates of such persons, follows:

(IN THOUSANDS)

Balance, beginning of year                                         $15,345
New loans                                                            7,520
Repayments                                                          (3,749)
Changes in officers, directors and associates                        1,577
- --------------------------------------------------------------------------
Balance, end of year                                               $20,693
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------


38                     CBT CORPORATION 1995 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7. PREMISES AND EQUIPMENT

(IN THOUSANDS)

                                                       December 31,
                                              ----------------------------
                                                1995                 1994
Land                                          $ 1,971              $ 1,996
Buildings and improvements                     17,715               15,071
Furniture and equipment                        13,537               10,679
Construction in progress                           20                1,145
- --------------------------------------------------------------------------
Total premises and equipment                   33,243               28,891
Accumulated depreciation and amortization      14,371               12,981
- --------------------------------------------------------------------------
Net premises and equipment                    $18,872              $15,910
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

8. INTEREST BEARING DEPOSITS

(IN THOUSANDS)

                                                       December 31,
                                              -----------------------------
                                                1995                 1994
NOW accounts                                  $101,448             $103,631
Money Manager accounts                          45,581               47,306
Individual Retirement accounts                  50,601               45,432
Savings accounts                                44,845               49,174
Certificates of deposit under $100,000         292,489              281,904
Certificates of deposit $100,000
  and above                                     69,142               71,168
- ---------------------------------------------------------------------------
Total interest bearing deposits               $604,106             $598,615
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------

9. BORROWINGS

(IN THOUSANDS)

                                                       December 31,
                                              ----------------------------
                                                1995                 1994
Short-term:
  Federal funds purchased and
     securities sold under agreements
     to repurchase                            $39,037              $56,976
  Notes payable - U. S. Treasury                  459                1,718
  Revolving line of credit                      4,023                6,023
  Federal Home Loan Bank advances              45,535               20,040
- --------------------------------------------------------------------------
Total short-term borrowings                   $89,054              $84,757
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------
Long-term:
  Term debt                                   $10,046              $ 5,069
  Federal Home Loan Bank advances              16,358               15,392
- --------------------------------------------------------------------------
Total long-term borrowings                    $26,404              $20,461
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

    The weighted average interest rate on federal funds purchased and securities sold under agreements to repurchase at December 31, 1995 was 3.55 percent.

    A revolving line of credit with a regional bank, which expires in July 1996, provides for maximum borrowings of $10,000,000. Interest on the line is payable quarterly at the lesser of (1) one-quarter of one percentage point less than the participating bank's prime rate or (2) a rate one and one-tenth percentage points above the thirty-day London Interbank Offered Rate (LIBOR). The actual rate at December 31, 1995 was 6.725 percent. Borrowings under the line are collateralized by accounts receivable of FCC.

    The Federal Home Loan Bank (FHLB) advances are collateralized by a blanket pledge of all the Corporation's one-to-four family residential real estate loans. The advances bear interest at 4.65 percent to 6.35 percent at December 31, 1995, with a weighted average interest rate of 5.66 percent.

    The term debt bears interest of 7.75% at December 31, 1995 and is collateralized by accounts receivable of FCC.

    The loan agreement for the revolving line of credit, FHLB advances and term notes stipulate, among other items, maintenance of certain operating and equity ratios, and that the Corporation will not incur any additional secured debt, or sell or encumber investments in its subsidiaries without the lenders' prior consent. At December 31, 1995, the Corporation was in compliance with all covenants contained in the loan agreements.

    Maturities of long-term borrowings outstanding at December 31, 1995 are as follows:

(IN THOUSANDS)

1997                                                              $16,023
1998                                                                   23
1999                                                                    -
2000                                                               10,000
2001                                                                    -
Thereafter                                                            358
- -------------------------------------------------------------------------
Total                                                             $26,404
- -------------------------------------------------------------------------


                       CBT CORPORATION 1995 ANNUAL REPORT                     39

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. REGULATORY MATTERS

    Regulatory banking laws restrict the amount of dividends that may be paid by the subsidiary banks to the parent without obtaining prior approval of the regulatory authority. Under such restrictions, the subsidiary banks have available $20,044,000, for payment of dividends to the parent as of December 31, 1995.

    The Corporation's subsidiary banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as identified by the banking regulators. At December 31, 1994 and 1995, the Corporation's subsidiary banks are required to have minimum Tier 1 Risk Based Capital, and Total Risk Based Capital Ratios of 4 percent and 8 percent, respectively. All of the Corporation's subsidiary banks and savings bank had Tier 1 Risk Based Capital of at least 12.88 percent and 11.51 percent, Total Risk Based Capital of at least 14.23 percent and 12.76 percent and a leverage ratio of at least
8.47 percent and 8.61 percent at December 31, 1995 and 1994, respectively.

11. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Corporation may be subject to various legal proceedings. In the opinion of management and counsel, liabilities, if any, arising from such proceedings presently pending would not have a material adverse effect on the consolidated financial statements.

    In December 1995, the Corporation entered into an agreement with a vendor to provide data processing services. Under the terms of the agreement, the vendor will provide services until the Corporation gives notice of termination, at which time the ageement will remain in effect for a 3 year term. Annual fees vary with volume of business, system needs, services provided by the vendor and whether the Corporation has given notice of termination. Management estimates fees in 1996 under the agreement to be approximately $1,000,000, net of pass-through costs such as telecommunications cost.

12. COMMON STOCK OPTIONS

    Under the Corporation's 1986 Stock Option Plan, options for 210,000 shares of the Corporation's common stock had been reserved. At December 31, 1995, options for 105,500 shares were outstanding, of which 71,664 shares were exercisable at an average price of $10.24 per share.

    In 1993, an additional 400,000 shares of the Corporation's common stock were reserved for future grant. At December 31, 1995, options to purchase 288,750 shares of common stock were outstanding, of which 2,000 were excerisable at an average price of $18.63.

    Stock options have been adjusted to reflect a 2 for 1 stock split in October 1994. Activity with respect to outstanding common stock options follows:

                                       1995        1994       1993
                                    ------------------------------
Outstanding, beginning
  of year                           236,065     202,000    149,500
Granted at $9.84 per share,
  January 1992                            -           -          -
Granted at $13.33 per share,
  May 1992                                -           -          -
Exercised at average price
  of $7.36                                -           -          -
Granted at $14.50 per share
  in January, 1993                        -           -     46,500
Granted at $19.38 per share
  in November, 1993                       -           -      6,000
Granted at $19.13 per share
  in January 1994                         -      51,000          -
Granted at $21.00 per share
  in January 1994                         -       2,000          -
Granted at $20.38 per share
  in April 1994                           -       4,000          -
Granted at $19.88 per share
  in June 1994                            -      23,000          -
Granted at $21.25 per share
  in July 1994                            -       4,000          -
Exercised at average price
  of $9.61                                -     (18,935)         -
Granted at $22.50 per share
  in January 1995                    56,000           -          -
Granted at $23.75 per share
  in March 1995                     160,000           -          -
Granted at $20.75 per share
  in October 1995                     2,500           -          -
Granted at $20.50 per share
  in December 1995                    2,500           -          -
Exercised at average price
  of $8.89                          (50,565)          -          -
Forfeited                           (12,250)    (31,000)         -
- ------------------------------------------------------------------
Outstanding, end of year            394,250     236,065    202,000
- ------------------------------------------------------------------
- ------------------------------------------------------------------


40                     CBT CORPORATION 1995 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, are as follows:

(IN THOUSANDS)

                                                           December 31,
                                                       -------------------
                                                       1995         1994
Deferred tax assets:
  Allowance for credit losses                          $3,381       $3,213
  Net unrealized losses on
    securities available for sale                           -        2,899
  Other                                                   563          473
- --------------------------------------------------------------------------
Total gross deferred tax assets                         3,944        6,585
- --------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                          1,296        1,202
  Net unrealized gain on
    securities for sale                                    58            -
  Other                                                   406          280
- --------------------------------------------------------------------------
Total gross deferred tax liabilities                    1,760        1,482
- --------------------------------------------------------------------------
Net deferred tax asset (included
  in other assets)                                     $2,184       $5,103
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

    Income tax expense consisted of:

(IN THOUSANDS)

                                         Years Ended December 31,
                                       ----------------------------
                                        1995       1994       1993
                                       ----------------------------
Current                                $4,779     $4,560     $3,486
Deferred (benefit)                        (38)      (327)        79
- -------------------------------------------------------------------
Total                                  $4,741     $4,233     $3,565
- -------------------------------------------------------------------
- -------------------------------------------------------------------

    The tax expense (benefit) relating to gains on sales of securities (exclusive of non-deductible net capital losses) approximated $93,000 in 1995, $(46,000) in 1994, and $46,000 in 1993.

    The reasons for the difference between income taxes in the consolidated financial statements and the amount computed by applying the statutory rate to income before income taxes are as follows:

(IN THOUSANDS)

                                         Years Ended December 31,
                                       ----------------------------
                                        1995       1994       1993
                                       ----------------------------
Taxes at statutory rate of 35%         $5,868     $5,502     $4,764
Increase (decrease)
  resulting from:
    Tax-exempt interest income         (1,109)    (1,263)    (1,215)
    Other, net                            (18)        (6)        16
- -------------------------------------------------------------------
Total                                  $4,741     $4,233     $3,565
- -------------------------------------------------------------------
- -------------------------------------------------------------------

14. EMPLOYEE BENEFIT PLANS

    Employees are covered by two defined contribution employee benefit plans ("Plans"). All employees are eligible to participate in the Plans after completing various lengths of employment. Participants are immediately vested in employee contributions, with 100 percent vesting in employer contributions after 5 years of service or upon attainment of normal retirement age. The annual cost of the Plans is based upon percentages of participant compensation and contributions to the Plans, plus any discretionary amounts as determined by the Board of Directors. Total costs charged to operations for the Plans in 1995, 1994, and 1993 were $770,000, $836,000 and $647,000, respectively.

15. OFF-BALANCE SHEET INSTRUMENTS AND COMMITMENTS

    The Corporation has financial instruments which are not reflected in the consolidated financial statements. These include commitments to extend credit and irrevocable standby letters of credit. These instruments involve elements of credit and interest rate risk. The same credit and collateral policies are used by the Corporation in issuing these financial instruments as are used for loans.

    Standby letters of credit are conditional commitments issued by the Corporation to guarantee the payment by a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. As of December 31, 1995 and 1994, commitments outstanding under standby letters of credit totaled $4,682,000 and $4,271,000, respectively.


                       CBT CORPORATION 1995 ANNUAL REPORT                     41

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses, variable interest rates, and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties, business assets such as inventory, equipment, accounts receivable, securities, or other business or personal assets, or guarantees. At December 31, 1995 and 1994, commitments to extend credit totaled $63,515,000 and $81,507,000, respectively.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimate of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

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

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since both dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(IN THOUSANDS)

                                                          December 31
                                        ----------------------------------------------
                                                1995                      1994
                                        -----------------------------------------------
                                        Carrying     Estimated   Carrying    Estimated
                                          Amount    Fair Value     Amount   Fair Value
Assets:
  Cash and cash equivalents             $ 34,662    $ 34,662     $ 30,404     $ 30,404
  Securities to be held to maturity       46,427      48,619       48,175       46,400
  Securities available for sale          158,474     158,474      161,478      161,478
  Loans, net of unearned interest        644,661     641,815      616,009      606,261

Liabilities:
  Deposits:
    Non-interest bearing                $ 69,628    $ 69,628     $ 70,962     $ 70,962
    Interest bearing                     604,106     607,447      598,615      593,513
    Short-term borrowings                 89,054      89,648       84,757       84,315
    Long-term borrowings                  26,404      26,438       20,461       20,085


42                     CBT CORPORATION 1995 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17. QUARTERLY STATISTICAL INFORMATION (UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                              1995                                               1994
                            ---------------------------------------------------------------------------------------------
                               4th        3rd         2nd         1st             4th         3rd         2nd         1st
                           Quarter    Quarter     Quarter     Quarter         Quarter     Quarter     Quarter     Quarter
Gross interest income:

  CBT Corporation          $19,820    $19,263     $18,548     $18,131         $17,638     $17,197     $16,000     $11,379
- -------------------------------------------------------------------------------------------------------------------------
  BMC Bankcorp, Inc.             -          -           -           -               -           -           -       3,643
- -------------------------------------------------------------------------------------------------------------------------
Total                      $19,820    $19,263     $18,548     $18,131         $17,638     $17,197     $16,000     $15,022
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Net interest income:
- -------------------------------------------------------------------------------------------------------------------------
  CBT Corporation          $10,348    $10,217     $ 9,840     $ 9,769         $ 9,736     $10,355     $ 9,634     $ 6,821
- -------------------------------------------------------------------------------------------------------------------------
  BMC Bankcorp, Inc.             -          -           -           -               -           -           -       2,150
- -------------------------------------------------------------------------------------------------------------------------
Total                      $10,348    $10,217     $ 9,840     $ 9,769         $ 9,736     $10,355     $ 9,634     $ 8,971
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Net income:
- -------------------------------------------------------------------------------------------------------------------------
  CBT Corporation          $ 3,423    $ 2,907     $ 2,927     $ 2,767         $ 2,832     $ 3,110     $ 2,914     $ 2,134
- -------------------------------------------------------------------------------------------------------------------------
  BMC Bankcorp, Inc.             -          -           -           -               -           -           -         496
- -------------------------------------------------------------------------------------------------------------------------
Total                      $ 3,423    $ 2,907     $ 2,927     $ 2,767         $ 2,832     $ 3,110     $ 2,914     $ 2,630
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Earnings per share:
- -------------------------------------------------------------------------------------------------------------------------
  CBT Corporation          $  0.43    $  0.37     $  0.37     $  0.35         $  0.36     $  0.39     $  0.37     $  0.27
 ------------------------------------------------------------------------------------------------------------------------
  BMC Bankcorp, Inc.             -          -           -           -               -           -           -        0.06
- -------------------------------------------------------------------------------------------------------------------------
Total                      $  0.43    $  0.37     $  0.37     $  0.35         $  0.36     $  0.39     $  0.37     $  0.33
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------

18. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

AT DECEMBER 31, 1995 AND 1994

(IN THOUSANDS)

                                                                                      1995         1994
                                                                                    --------------------
Assets:
Cash and cash equivalents*                                                          $  2,051     $ 1,847
Investment in subsidiaries*                                                          100,989      87,846
Dividends receivable from subsidiaries*                                                    -       1,000
Other assets                                                                           3,297       1,667
- --------------------------------------------------------------------------------------------------------
Total assets                                                                        $106,337     $92,360
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Accrued liabilities                                                                 $    829     $ 1,023
Other liabilities                                                                      1,137           -
Stockholders' equity, net of unrealized losses on securities available for sale      104,371      91,337
- --------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                          $106,337     $92,360
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------

*Eliminated completely or partially in consolidation.


                       CBT CORPORATION 1995 ANNUAL REPORT                     43

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(IN THOUSANDS)

                                                                       1995        1994        1993
                                                                     -------------------------------
Income:
  Dividends from subsidiaries*                                       $ 6,680     $ 6,139     $ 2,904
  Interest income                                                         58          48          24
  Gain on sale of securities                                               -           -          36
  Rental income                                                            -          55          66
- ----------------------------------------------------------------------------------------------------
    Total income                                                       6,738       6,242       3,030
Expenses                                                               2,972         910         761
- ----------------------------------------------------------------------------------------------------
Income before income taxes                                             3,766       5,332       2,269
Income taxes (benefit)                                                (1,108)       (162)       (208)
- ----------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries       4,874       5,494       2,477
Equity in undistributed net income of subsidiaries*                    7,150       5,992       7,971
- ----------------------------------------------------------------------------------------------------
Net income                                                           $12,024     $11,486     $10,448
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

*Eliminated in consolidation

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(IN THOUSANDS)

                                                                                          1995        1994        1993
                                                                                        -------------------------------
Operating activities:
  Net income                                                                            $12,024     $11,486     $10,448
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net of income of subsidiaries                                (7,150)     (5,992)     (7,971)
    Gain on sale of securities                                                                -           -         (36)
    Change in other assets                                                               (1,630)     (1,067)         60
    Change in accrued and other liabilities                                                 866        (150)        118
    Change in dividends receivable from subsidiaries                                      1,000        (376)       (109)
- -----------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                           5,110       3,901       2,510
- -----------------------------------------------------------------------------------------------------------------------
Investing activities:
  Purchase of premises                                                                        -           -        (382)
  Contribution of capital to subsidiaries                                                  (300)     (1,000)         (2)
  Contribution of fixed assets                                                                -           -           -
  Payment for purchases of securities                                                         -           -      (6,525)
  Proceeds from sales of securities                                                           -           -       6,563
- -----------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                (300)     (1,000)      (346)
- -----------------------------------------------------------------------------------------------------------------------
Financing activities:
  Proceeds from term debt                                                                     -           -         115
  Cash dividends paid                                                                    (3,565)     (2,970)     (2,323)
  Stock options exercised                                                                   450         182           -
  Purchase of common stock                                                               (1,491)       (369)        (63)
- -----------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                                              (4,606)     (3,157)     (2,271)
- -----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                        204        (256)       (107)
Cash and cash equivalents, beginning of year                                              1,847       2,103       2,210
- -----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                  $ 2,051     $ 1,847     $ 2,103
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------


44                     CBT CORPORATION 1995 ANNUAL REPORT