Form 10-K, Exhibit 13
period 1996-12-31
CBT CORP /KY/
filed 1997-03-31
CIK 719227

                                 EXHIBIT NO. 13

                               CBT CORPORATION'S
                         ANNUAL REPORT TO SHAREHOLDERS

                                   for the
                              Fiscal Year Ended
                              DECEMBER 31, 1996

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     CBT Corporation ("CBT") is a multi-bank holding company that consists of four state chartered commercial banks, one Federal Savings Bank, and a consumer finance company. The banks' 18 locations provide financial services primarily in western Kentucky, while the finance company has 27 locations throughout the state. The following discussion and analysis is presented on a consolidated basis, with all significant intercompany accounts and transactions eliminated.

     CBT reported net income of $11,625,000 in 1996, a decrease of 3.3 percent compared to earnings of $12,024,000 in 1995 and a 1.2 percent increase over earnings of $11,486,000 in 1994. Net income per share was $1.48 in 1996, compared with $1.52 in 1995 and $1.45 in 1994.

     Return on average equity was 10.78 percent in 1996, compared with 11.91 percent for 1995 and 12.42 percent for 1994. Return on average assets was 1.26 percent for 1996 compared with 1.36 percent for 1995 and 1.37 percent for 1994.

     BMC Bankcorp, Inc. was acquired by CBT effective May 31, 1994. The acquisition has been accounted for using the pooling of interests method of accounting, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of BMC Bankcorp, Inc. for periods prior to the acquisition.


- CONSOLIDATED INCOME STATEMENT ANALYSIS

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

     In 1996, tax-equivalent net interest income provided 83.0 percent of CBT's tax-equivalent revenue, compared with 83.5 percent in 1995 and 86.1 percent in 1994. Total tax equivalent net interest income was $42,670,000 in 1996, a 3.0 percent increase over the $41,410,000 reported in 1995. Growth in tax-equivalent net interest income over 1995 was due to a 4.1 percent growth in average earning assets, which was partially offset by an 5 basis point decline in net interest margin. The growth in average earning assets was caused by an 5.4 percent increase in average loans and a 5.6 percent growth in average securities in 1996 compared to 1995. Average consumer loans grew 9.6 percent in 1996 over 1995, while average commercial and residential real estate loans each increased 1.9 percent year-over-year. Average taxable securities, exclusive of mortgage-backed instruments, increased 24.4 percent in 1996 compared to 1995, while average tax-exempt securities grew 12.1 percent for the same period. Average mortgage-backed securities declined 9.5 percent in 1996 compared to 1995, as the Corporation realigned its securities portfolio mix to manage its interest rate and liquidity risk profile.


                       CBT CORPORATION 1996 ANNUAL REPORT

     The 1995 increase in tax-equivalent net interest income of 2.7 percent over the $40,323,000 reported in 1994 was due to an 4.4 percent increase in average earning assets offset in part by an 8 basis point decrease in net interest margin. The increase in average earning assets between years reflects an 11.3 percent increase in average loans, offset in part by declines in average securities and Federal funds sold. Loan growth in 1995 over 1994 was achieved primarily in commercial and consumer loans.

     Net interest margin, the ratio of tax-equivalent net interest income divided by average earning assets, was 4.91 percent in 1996, compared with 4.96 percent in 1995 and 5.04 percent in 1994. The following schedule presents yields and rates on key components of interest income and interest expense which determine the net interest margin:

                                                    For the year ended
                                                        December 31
                                                 -------------------------
Yields/Costs                                     1996      1995      1994
--------------------------------------------------------------------------
Securities                                       6.99%     7.12%     6.93%
Loans(including fees)                            9.76%     9.91%     9.10%
Federal funds sold                               5.38%     5.95%     3.42%
--------------------------------------------------------------------------
Earning asset yields                             9.08%     9.22%     8.44%

Interest-bearing deposits                        4.85%     4.91%     3.97%
Borrowings                                       5.33%     5.84%     4.44%
--------------------------------------------------------------------------
Interest-bearing liability costs                 4.93%     5.05%     4.03%
--------------------------------------------------------------------------

Net interest rate spread                         4.15%     4.17%     4.41%

Net interest margin (including fees)             4.91%     4.96%     5.04%


     The modest decline in net interest margin between 1996 and 1995 is due to lower earning asset yields, which dropped 14 basis points, partially mitigated by lower interest-bearing liability costs, which fell 12 basis points. A portion of the decline in loan yields is a result of increased non-accrual loans in 1996 compared to 1995. The decrease in net interest margin in 1995 compared to 1994 reflects increases in the cost of savings and time deposits, as well as higher other borrowing costs in 1995, offset in part by higher earning asset yields. Loan yields were substantially higher in 1995 compared to 1994. Higher interest costs and loan yields in 1995 were due primarily to an increase in the general level of interest rates.

     PROVISION FOR LOAN LOSSES
     The provision for loan losses reflects management's judgment of the current period cost associated with maintaining adequate reserves for the credit risk inherent in CBT's loan portfolio. The consolidated provision for loan losses was $2,883,000 in 1996, a 160.7 percent increase from the $1,106,000 provision level in 1995 and a 111.8 percent increase from the $1,361,000 provision level in 1994. The provision for loan losses was 0.44 percent of average loans in 1996, compared with 0.18 percent in 1995 and 0.24 percent in 1994. The increase in the amount of provision for loan losses in 1996, compared with 1995 and 1994, reflects the significant increase in loan charge-offs in 1996, principally related to two commercial credits.

     Net loan losses were $5,644,000 in 1996, $1,641,000 in 1995, and $826,000 in 1994. Net loan losses as a percent of average loans were 0.85 percent in 1996, compared to 0.26 percent in 1995 and 0.15 percent in 1994. The increase in net loan losses in 1996 over 1995 was due to charge-offs on two commercial credits totaling $3.6 million as well as higher consumer loan charge-offs. The increase in net charge-offs in 1995 from 1994 was due to the charge-off of a community development loan of $300,000 and modest increases in commercial, agricultural and consumer loan losses.

     NON-INTEREST INCOME
     Non-interest income represented 17.0 percent of CBT's tax-equivalent revenue in 1996, compared with 16.5 percent in 1995 and 13.9 percent in 1994. Consolidated non-interest income increased 6.9 percent in 1996 to $8,732,000. Exclusive of the impact of security sales, non-interest income increased 10.0 percent in 1996. Trust and investment advisory fees increased 43.7 percent to $2,111,000 in 1996 compared to $1,469,000 in 1995, with trust fees growing 17.6 percent and investment advisory fees growing 93.7 percent. Both fee sources increased because of higher business volume. Service charges on deposit accounts declined 8.6 percent to $3,341,000 compared to 1995's total of $3,656,000 as customers opted for non-fee based deposit accounts and because the collection rate on existing charges fell from the 1995 level. Credit insurance commissions increased 3.8 percent in 1996 to $1,330,000 over 1995's total of $1,281,000, primarily because of direct consumer loan growth in the


                       CBT CORPORATION 1996 ANNUAL REPORT

Corporation's consumer finance company. Other fees grew 27.8 percent to $1,915,000 compared to 1995 other fees of $1,498,000 on the strength of increased mortgage secondary market fees and non-interest income generated from an official check outsourcing arrangement.

     In addition, securities portfolio restructuring during 1996 resulted in net gains on security sales of $35,000, compared to a net gain of $268,000 for 1995. All securities sold were classified as available for sale.

(IN THOUSANDS)
                                For the years ended
                                    December 31           Change
                                    1996      1995    Amount   Percent
                                --------------------------------------
Trust and investment
  advisory fees                 $  2,111  $  1,469    $  642      43.7
Service charges on
  deposit accounts                 3,341     3,656      (315)     (8.6)
Insurance commissions              1,330     1,281        49       3.8
Gain on sale of securities            35       268      (233)    (86.9)
Other fee income                   1,915     1,498       417      27.8
----------------------------------------------------------------------
Total non-interest
  income                        $  8,732  $  8,172    $  560       6.9
----------------------------------------------------------------------
----------------------------------------------------------------------

     Non-interest income increased 25.5 percent to $8,172,000 in 1995, compared with the 1994 total of $6,513,000. Excluding the effects of security sales, non-interest income grew 20.3 percent in 1995 compared to 1994. This increase was primarily the result of increases in service charges on deposit accounts and commissions earned on the sale of credit-related insurance, as well as other fee income growth.

     NON-INTEREST EXPENSE
     Consolidated non-interest expense increased 1.7 percent in 1996 to $30,982,000 compared to $30,475,000 for 1995, primarily due to increased net occupancy charges, higher depreciation and amortization expense on facilities and equipment additions, an increase in franchise taxes, and growth in data processing expenses, offset by lower salary and benefit costs, reductions in FDIC assessments, reduced supply costs and a decline in consulting and other professional fees.

     Salaries and employee benefits decreased $205,000 or 1.3 percent, as 1995 non-recurring costs associated with the re-engineering process totaling $1,135,000 were offset in part by merit salary increases and new personnel. The increase in net occupancy of $206,000 or 17.5 percent over 1995 and the $332,000 or 17.8 percent rise in depreciation and amortization charges relate primarily to new FCC offices, bank branch remodeling and computer equipment purchases made during 1995 and 1996.

     The $147,000 or 10.2 percent increase in data processing expense for 1996 over 1995 relates primarily to charges for additional services and increased business volume. The $115,000 or 12.5 percent decrease in 1996 supplies cost compared to 1995 was due primarily to higher 1995 costs associated with standardizing product offerings at all bank affiliates. In spite of a one-time recapitalization charge, 1996 FDIC assessments declined $120,000 or 13.7 percent compared to 1995. Franchise taxes increased by $128,000 or 12.0 percent over the 1995 expense because of a change in the assessment methodology. Consulting and other professional fees fell $186,000 or 29.1 percent because of consulting fees paid in 1995. Other expenses increased $320,000 or 4.8 percent.

(IN THOUSANDS)
                                For the year ended
                                    December 31           Change
                                    1996      1995    Amount   Percent
                                --------------------------------------
Salaries and benefits           $ 15,593  $ 15,798   $  (205)     (1.3)
Net occupancy                      1,381     1,175       206      17.5
Depreciation and
  amortization                     2,202     1,870       332      17.8
Data processing                    1,588     1,441       147      10.2
Supplies                             803       918      (115)    (12.5)
FDIC assessment                      758       878      (120)    (13.7)
Franchise tax                      1,198     1,070       128      12.0
Consulting and
  professional fees                  453       639      (186)    (29.1)
Other expense                      7,006     6,686       320       4.8
----------------------------------------------------------------------
Total non-interest
  expense                       $ 30,982  $ 30,475   $   507       1.7
----------------------------------------------------------------------
----------------------------------------------------------------------

     Non-interest expense increased $2,346,000 or 8.3 percent in 1995 over 1994. This increase resulted primarily from increased salaries and employee benefits, net occupancy charges, data processing expenses, supplies and other costs, offset in part by lower FDIC assessments and reduced consulting and other professional services costs. Salaries and employee benefits grew $1,784,000 or
12.7 percent in 1995 as a result of non-recurring charges related to the 1995 reengineering process, as well as merit increases and staff additions. Net occupancy increased $191,000 or 19.5 percent


                       CBT CORPORATION 1996 ANNUAL REPORT
because of the increase in FCC offices during 1995 and the opening of the new United Commonwealth Bank facility. The $314,000 or 27.9 percent increase in data processing expense was due to technology upgrades and additional volumes. Supplies expense grew $174,000 or 23.4 percent primarily because of costs associated with standardizing products at bank affiliates. Other expenses increased $1,265,000 or 23.3 percent primarily because of expanded marketing and advertising, increased audit and exam costs, higher telephone and courier charges, and increased postage. FDIC assessments declined $657,000 or 42.8 percent as prior period assessments were partially refunded and the assessment rate for future periods was reduced significantly.

     The Corporation applies APB Opinion 25 and related Interpretations in accounting for its two fixed stock option plans. Accordingly, no compensation cost has been recognized related to those plans. Had compensation cost for the Corporation's plans been determined based on fair value at grant date for awards under those plans consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Corporation's non-interest expense would have increased by $503,000 and $438,000 in 1996 and 1995, respectively. For more information on common stock options, see Note 14 in the notes to the consolidated financial statements.

     The efficiency ratio, defined as non-interest expense divided by tax-equivalent revenue, is a measure of how effective a financial services company is in leveraging its resources to produce revenue. A lower ratio indicates better performance. For 1996, the efficiency ratio was 60.3 percent compared to
61.5 percent in 1995. The decrease was primarily due to non-recurring costs associated with the re-engineering effort incurred in 1995. For 1994, CBT's efficiency ratio was 60.1 percent.

     INCOME TAXES
     CBT's income tax planning is based upon the goal of maximizing long-term, after-tax profitability. Income tax expense is significantly affected by the mix of taxable versus tax-exempt revenues.

     The effective income tax rate was 28.6 percent in 1996, compared with 28.3 percent in 1995 and 26.9 percent in 1994. The increase in the effective tax rate in 1996 from 1995 and 1994 is attributable to the decline of tax-exempt income as a percentage of gross revenues. For more information on income taxes, see
Note 14 in the notes to consolidated financial statements.

- CONSOLIDATED BALANCE SHEET ANALYSIS

     EARNING ASSETS
     At December 31, 1996, earning assets were $892.7 million, compared with $850.6 million at December 31, 1995. This increase is due to a $42.5 million increase in loans and a $.6 million increase in securities reduced by a $1.0 million decline in Federal funds sold. Total earning assets at December 31, 1996 consisted of loans, representing 77.0 percent and securities, representing 23.0 percent. Average earning assets in 1996 were $869.3 million, an increase of 4.1 percent over 1995. This increase was due to a 5.4 percent increase in average loans and a 5.6 percent increase in average securities. See Table 3 for a detailed analysis of earning assets.

     With an emphasis on retail lending, CBT grew its residential real estate and consumer loan portfolios each by 10.4 percent comparing year-end 1996 and 1995. Home equity lines of credit fueled the $26.2 million rise in residential real estate loans to $279.8 million at year-end 1996 while indirect automobile lending and related loans boosted consumer loans outstanding $18.6 million to $197.5 million at year-end, net of unearned interest. Commercial loans ended 1996 at $209.9 million, a decline of $2.3 million or 1.1 percent. Increased competition and $3.6 million in losses taken on two credits served to dampen commercial loan growth in 1996 compared to 1995.

     INVESTMENT RISK MANAGEMENT
     CBT has certain investment securities in its available for sale portfolio that are classified as derivative securities by banking regulators.

     At December 31, 1996 and 1995, CBT had $1,003,000 and $11,747,000,
respectively, in derivative securities as defined by banking regulators. These amounts represent .7 percent and 7.4 percent of the total securities available for sale at the end of 1996 and 1995, respectively. Derivative securities comprise a significantly smaller percentage of the total investment securities available for sale in 1996 compared to 1995 because of sales and maturities or calls of these investments in 1996 and the growth in the securities portfolio in


                       CBT CORPORATION 1996 ANNUAL REPORT

1996. All are guaranteed by government agencies and none have a maturity of over 2 years. The amount and nature of these securities pose no undue credit or liquidity risk to CBT's financial position and there are no plans to acquire additional derivative securities.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which was adopted by CBT in the first quarter of 1994. The statement requires that investment securities classified as available for sale be reported at fair value with unrealized gains and losses reported, net of deferred taxes, as a separate component of stockholders' equity. At December 31, 1996, net unrealized losses related to investment securities available for sale were $288,000, compared to net unrealized gains at December 31, 1995 of $472,000.

     CREDIT RISK MANAGEMENT
     CBT manages exposure to credit risk through loan portfolio diversification by customer, industry and loan type. As a result, there is no undue concentration in any single sector. CBT annually evaluates economic conditions affecting its lending markets. Economic indicators such as unemployment levels, property values, and bankruptcy filings are evaluated. During 1996, CBT's primary market areas continued to experience an unemployment level below the national average and stable real estate values, but the Corporation's market areas have experienced a sharp increase in consumer bankruptcy filings. Based on this information, management believes that, while generally stable economic conditions are present in CBT's market areas, there are some signals indicating that future economic trends will not be as favorable as they have been in the recent past. The loan underwriting standards and credit controls established by management leave the Corporation well-positioned in the changed economic environment, and management has considered expected economic trends in assessing the adequacy of the allowance for loan losses. Management believes the allowance for loan losses at December 31, 1996 is adequate in light of expected future economic trends, among other factors. The Corporation's credit risk is diversified by loan type. At December 31, 1996, 41 percent of the portfolio consisted of residential real estate loans, 30 percent of commercial loans and 29 percent of consumer loans. Consumer loans as a percent of total loans did not change in 1996 compared to 1995, while residential real estate loans increased 2 percent in 1996 from 39 to 41 percent of total loans and commercial loans fell 2 percent in 1996 from 32 to 30 percent of total loans.

     Credit risk management also includes monitoring the performance of existing portfolios. The Corporation has in place a comprehensive internal credit review program to assess the current financial condition and operating performance of significant commercial borrowers.

     CBT is not aware of any loans classified for regulatory purposes at December 31, 1996, that are expected to have a material impact on CBT's future operating results, liquidity, or capital resources. CBT continues to classify its loans consistent with current regulatory review results. There are no material commitments to lend additional funds to customers whose loans are classified as non-performing assets at December 31,1996.

     ALLOWANCE FOR LOAN LOSSES
     At December 31, 1996, the allowance for loan losses ("ALLL") was $8.2 million, or 1.20 percent of net loans outstanding, compared with $11.0 million, or 1.71 percent at December 31, 1995. The $2.8 million reduction was primarily the result of $3.6 million in charge-offs related to two commercial credits. The ratio of the ALLL to non-performing assets was 111.92 percent at December 31, 1996, compared with 225.8 percent at December 31, 1995. Non-performing assets consist of non-accrual loans, loans past due ninety days or more that are still accruing interest, and other real estate owned. The decline in the ratio from 1995 to 1996 is due to the $2.8 million decline in the ALLL combined with a $2.5 million increase in non-performing assets. The increase in non-performing assets to $7.4 million at December 31, 1996 from $4.9 million at December 31, 1995 consists of a $1.1 million increase in non-accrual loans and a $1.4 million increase in loans past due ninety days or more and still accruing.

     Although it is impossible for any lender to predict future loan losses with complete accuracy, management monitors the allowance for loan losses with the intent to provide for all losses that can reasonably be anticipated based on current conditions. CBT has a comprehensive credit grading system and other internal loan monitoring systems. Such systems fully comply with the loan review guidelines set forth in the December 31, 1993 Interagency Policy Statement


                       CBT CORPORATION 1996 ANNUAL REPORT
on the Allowance for Loan and Lease Losses. CBT management maintains the allowance available to cover future loan losses within the entire loan portfolio and believes the ALLL is adequate at December 31, 1996 based on the current level of non-performing assets and the expected level of future charge-offs. Table 9 details activity in the ALLL.

     NON-PERFORMING ASSETS
     Table 8 presents data on CBT's non-performing assets. As defined previously, non-performing assets consist of non-accrual loans, loans past due ninety days or more that are still accruing interest, and other real estate owned. At December 31, 1996, non-performing assets totaled $7.4 million, or 1.07 percent of net loans and other real estate owned, compared with $4.9 million, or
0.77 percent of net loans and other real estate owned, at December 31, 1995. The increase in the ratio reflects a rise in both the amount of non-accrual loans and the amount of accruing loans which are contractually 90 days or more past due. The $1.1 million increase in non-accrual loans is attributable to various commercial and agricultural credits, with approximately $800,000 of these credits carrying government guarantees for 80 to 90 percent repayment. The $1.4 million increase in loans past due 90 days and still accruing primarily represents various consumer credits, which collectively pose no significant risk to CBT's capital or future financial position.

     At December 31, 1996, CBT has categorized $3.6 million of additional credits as loans requiring more than normal oversight. These credits, however, are not included in Table 8 because the borrowers are servicing these loans in accordance with established repayment terms.

     In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan", (FAS 114). It was subsequently amended in 1994 with the issue of FAS 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." FAS 114, as amended, requires that impaired loans be measured based on the present value of expected future cash flow discounted at the loan's effective rate, at the loan's market price, or the fair value of the collateral if the loan is collateral dependent. CBT adopted FAS 114 in 1995. The adoption of FAS 114 did not have a material effect on CBT's consolidated financial statements.


- FUNDING SOURCES

     NON-INTEREST BEARING DEPOSITS
     Non-interest bearing deposits, which represent a portion of CBT's core deposits, were $78.6 million at December 31, 1996, an increase of $9.0 million from December 31, 1995. Average non-interest bearing deposits were $64.7 million for 1996, compared with $67.0 million for 1995, a 3.4 percent decrease. Non-interest bearing deposits represented 9.4 percent of CBT's total funding sources at December 31, 1996, compared with 8.8 percent at December 31, 1995.

     INTEREST-BEARING LIABILITIES
     Interest-bearing liabilities for CBT consist of certain core deposits, purchased deposits, short-term and long-term borrowings. At December 31, 1996, interest-bearing liabilities totaled $760.2 million, an increase of $40.6 million over December 31, 1995. The increase is due to a $27.4 million increase in interest-bearing deposits, a $16.7 million increase in short-term borrowings, and a $3.5 million decrease in long-term borrowings. For 1996 average interest-bearing liabilities were $734.9 million, compared with $704.1 million in 1995, an increase of $30.8 million or 4.4 percent.

     INTEREST-BEARING CORE DEPOSITS
     In CBT's banking subsidiaries, NOW, Money Manager, Individual Retirement and savings accounts, and certificates of deposit under $100,000 provide a stable source of funding. At December 31, 1996, these funds accounted for 64.2 percent of CBT's total funding sources, compared with 67.8 percent at December 31, 1995. The decline was caused by the higher growth rate of other funding sources compared to interest-bearing core deposits. This level of interest-bearing core deposits is considered appropriate by management given CBT's asset mix.

     PURCHASED DEPOSITS
     Purchased deposits, which CBT defines as certificates of deposit with denominations of $100,000 or more, increased $23.8 million or 34.5 percent to $93.0 million at December 31, 1996. The increase was desired because of the reduction in FDIC assessments on deposits and a favorable interest rate environment. Approximately $12 million of these funds represent brokered deposits. Total purchased deposits represented 11.1 percent of CBT's total funding sources at December 31, 1996, compared with 8.8 percent at December 31,1994.


                       CBT CORPORATION 1996 ANNUAL REPORT

     SHORT-TERM BORROWINGS
     Short-term borrowings include Federal funds purchased, securities sold under agreements to repurchase, U. S. Treasury notes payable, revolving lines of credit, and short-term Federal Home Loan Bank advances. Management views short-term borrowings as a cost-effective alternative to purchased deposits and actively manages CBT's short-term borrowing position to maintain acceptable net interest margins and liquidity. At December 31, 1996, short-term borrowings accounted for 12.6 percent of CBT's total funding sources, compared with 11.3 percent at December 31, 1995. The increase reflects growth in Federal Home Loan Bank advances of $10.8 million, Federal funds purchased and securities sold under agreements to repurchase growth of $2.8 million, an increase in revolving lines of credit of $2.5 million, and an increase in U.S. Treasury notes payable of $.7 million.

     The following table reflects the various levels of outstanding short-term borrowings and related rates for CBT for the three years ended December 31, 1996 ($'s in thousands):

                                                   1996      1995      1994
                                                ---------------------------
Federal funds purchased and
  securities sold under
  agreements to repurchase:
    Balance:
      Average                                   $47,541   $43,457   $37,848
      Year-end                                   41,866    39,037    56,976
      Maximum month-end                          61,805    57,369    58,123
    Rate:
      Year-to date                                 4.10%     4.54%     3.31%
      Year-end                                     3.72%     4.02%     4.45%

Other short-term borrowings:
  Balance:
    Average                                     $52,994   $39,656   $17,847
    Year-end                                     63,959    50,017    27,781
    Maximum month-end                            66,224    54,702    47,009
Rate:
  Year-to date                                     5.75%     5.86%     6.04%
  Year-end                                         5.95%     5.70%     5.41%


     LONG-TERM BORROWINGS
     Long-term borrowings, which totaled $22.8 million and $26.4 million at December 31, 1996 and December 31, 1995, respectively, include Federal Home Loan Bank advances with maturities in excess of one year and term debt used to fund FCC. At December 31, 1996, long-term borrowings represented 2.7 percent of CBT's total funding sources, compared with 3.3 percent at December 31, 1995. The decrease in long-term borrowings of $3.5 million was the result of reductions in long-term Federal Home Loan Bank advances.

     ASSET AND LIABILITY MANAGEMENT
     Banking institutions manage the inherently different maturity and repricing characteristics of earning assets and interest bearing funding to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate risk (as defined below) and liquidity. The focal point of this process is the Asset and Liability Management Committee (ALCO) of CBT, an executive level management committee. ALCO meets monthly to consider CBT's consolidated interest rate risk and liquidity posture. The committee takes an active role in maintaining and hedging CBT's profitability under a variety of interest rate scenarios. The actual management of interest rate risk is governed by an asset and liability management policy.

     INTEREST RATE RISK AND ITS MEASUREMENT
     Interest rate risk is the risk that future changes in interest rates will reduce net interest income or the market value of CBT. Management uses various measurement tools to monitor CBT's interest rate risk position. One measurement tool is the GAP report, which classifies assets and liabilities and their respective yields and costs in terms of maturity or repricing dates. While considerable judgment is necessary to appropriately classify certain balance sheet items that do not have contractual maturity or repricing dates, the GAP report provides management a basic measure of interest rate risk. CBT monitors the GAP position of each subsidiary individually (FCC is included with Citizens), as well as on a consolidated basis. The asset and liability management policy at each subsidiary specifies targets based primarily on the one year cumulative GAP position in conjunction with a market volatility risk analysis. At December 31, 1996 the one year cumulative interest rate GAP was .99 and the cumulative interest sensitivity gap as a percent of total assets was 95 per-cent. At December 31,1995 the one year cumulative interest rate GAP was .91 and the cumulative interest sensitivity gap as a percent of total assets was 82 percent. The above levels were within stated corporate guidelines. A GAP of less than one indicates that, over the time horizon measured, more liabilities will reprice than assets. Generally, such a position is favorable in a falling interest rate environment.

     GAP as an interest rate risk measurement tool has some limitations: it is a static measurement; it requires the establishment of a subjective time horizon; and it does not capture basis risk or risk that varies non-proportionately with rate movements. Because of such limitations, CBT began in 1994 to supplement its use of GAP with a computer model to estimate the impact of various parallel shifts in the yield curve on net interest income and the fair value of equity under a variety of interest rate scenarios. CBT's management believes the two approaches compliment each other in understanding the impact of changes in interest rates on corporate performance. Based on modeling using December 1996 data, CBT would expect its net interest income to change no more than 2.0 percent under a 200 basis point parallel shift up or down of the yield curve.

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

     CBT's consumer deposits provide a certain level of stability with respect to liquidity. In addition, membership in the Federal Home Loan Bank of Cincinnati provides a cost-effective alternate source of funding, as does access to brokered certificates of deposit. CBT's available for sale investment portfolio, with a December 31, 1996 balance of $149.3 million, also provides an additional source of liquidity.

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

     The following analysis compares the regulatory requirements for "well capitalized" institutions with the capital position of CBT:

                                   Well
                                Capitalized       Actual        Excess
                                --------------------------------------
December 31, 1996
  Leverage Ratio                    5.00%         11.37%         6.37%
  Tier 1 Risk-based                 6.00%         15.90%         9.90%
  Total Risk-based                 10.00%         17.10%         7.10%

December 31, 1995
  Leverage Ratio                    5.00%         11.36%         6.36%
  Tier 1 Risk-based                 6.00%         16.05%        10.05%
  Total Risk-based                 10.00%         17.30%         7.30%

     Because of solid performance and conservative capital management, CBT has consistently maintained a strong capital position. The above ratios compare favorably with industry standards and CBT's peers.

     The Corporation periodically repurchases common stock to fund various employee benefit plans. All repurchases are done in non-block sizes (less than 5,000 shares) and are accomplished to meet internal needs (e.g., 401(k) plan, stock option plans). During 1996, 67,461 shares were repurchased at an aggregate price of $1,542,000. During 1995, the Corporation repurchased 70,243 shares at an aggregate price of $1,491,000. All common shares were repurchased through third-party broker-dealers in the open market at the prevailing market prices as of the transaction dates.


                       CBT CORPORATION 1996 ANNUAL REPORT

     At December 31, 1996, CBT's shareholders' equity, exclusive of the unrealized loss on securities available for sale, net of deferred tax, grew to $110.4 million, a 6.1 percent increase from December 31, 1995. CBT's internal capital growth rate (ICGR) in 1996 was 7.4 percent. The ICGR represents the rate at which CBT's average stockholders' equity grew as a result of earnings retained (net income less dividends paid).

     CBT declared quarterly dividends totaling $0.50 per share during 1996, an
8.7 percent increase over 1995. The dividend payout ratio for 1996 was 33.84 percent which falls within management's payout range of 25 to 35 percent. In the third quarter of 1994, CBT declared a two-for-one stock split payable on October 25, 1994.

     Management is currently not aware of any recommendation by regulatory authorities which, if implemented, would have a material effect on CBT's liquidity, capital resources or operations. Management is also not aware of any events or uncertainties that will have or that are reasonably likely to have a material effect on CBT's liquidity, capital resources or operations.


                       CBT CORPORATION 1996 ANNUAL REPORT

TABLE 1
- SELECTED FINANCIAL DATA SUMMARY, LAST FIVE YEARS

($ IN THOUSANDS EXCEPT PER COMMON SHARE DATA)

                                                                  1996       1995       1994       1993       1992
                                                             -----------------------------------------------------
RESULTS OF OPERATIONS:
  Net interest income                                        $  41,404  $  40,174  $  38,696  $  33,598  $  32,804
  Provisions for loan losses                                     2,883      1,106      1,361      1,366      2,441
  Net interest income after provision for loan losses           38,521     39,068     37,335     32,232     30,363
  Non-interest income                                            8,697      7,904      6,649      6,330      5,587
  Gain on sale of finance receivables                                -          -          -        553          3
  Gain (loss) on sale of securities                                 35        268      (136)        134        575
  Non-interest expense                                          30,982     30,475     28,129     25,236     23,165
------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                    16,271     16,765     15,719     14,013     13,363
------------------------------------------------------------------------------------------------------------------
  Income taxes                                                   4,646      4,741      4,233      3,565      3,058
------------------------------------------------------------------------------------------------------------------
  Net income                                                 $  11,625  $  12,024  $  11,486  $  10,448  $  10,305
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA:
  Net income                                                 $    1.48  $    1.52  $    1.45  $    1.32  $    1.30
  Cash dividends                                                  0.50       0.46       0.43       0.39       0.36
  Book value per common share at year-end(a)                     14.02      13.20      11.52      11.19      10.18

AVERAGES:
  Assets                                                     $ 920,592  $ 881,556  $ 838,608  $ 755,936  $ 716,915
  Deposits and corporate cash management
    repurchase agreements                                      698,594    692,964    689,671    634,258    606,242
  Loans, net                                                   656,007    631,216    567,182    481,664    439,492
  Stockholders' equity                                         107,847    100,999     92,495     84,914     77,549

PERFORMANCE RATIOS
  Return on average assets(b)                                     1.26%      1.36%      1.37%      1.38%      1.44%
  Return on average stockholders' equity(b)                      10.78      11.91      12.42      12.30      13.29
  Average stockholders' equity to average assets                 11.71      11.46      11.03      11.23      10.82
  Dividend payout ratio                                          33.84      30.28      28.63      23.19      21.11
  Net charge-offs to average loans                                0.85       0.26       0.15       0.04       0.27
  Allowance for loan losses as a percentage of year-end loans     1.20       1.71       1.87       2.10       2.12
  Net interest margin (tax equivalent)                            4.91       4.96       5.04       4.88       4.99
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(a)Includes SFAS 115.
(b)Excludes SFAS 115.


                       CBT CORPORATION 1996 ANNUAL REPORT

TABLE 2
- ANALYSIS OF CHANGES IN NET INTEREST INCOME

(TAX EQUIVALENT BASIS, $ IN THOUSANDS)

                                                             1996 vs 1995                     1995 vs 1994
                                                             Attributed to                    Attributed to
                                                    ---------------------------------------------------------------
                                                                             Total                            Total
                                                                            Dollar                           Dollar
                                                      Volume      Rate      Change     Volume       Rate     Change
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME ON:
  Loans, net                                        $  2,419    $  (934)  $  1,485   $  5,830   $  5,065  $  10,895
  Taxable investment securities                          315        (64)       251     (1,301)       678       (623)
  Tax-exempt investments securities                      529       (255)       274       (274)      (387)      (661)
  Federal funds sold and other                           (83)       (13)       (96)      (154)        55        (99)
-------------------------------------------------------------------------------------------------------------------
  Total interest income                                3,180     (1,266)     1,914      4,101      5,411      9,512
-------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE ON:
  Deposits                                               340       (402)       (62)       157      5,626      5,783
  Federal funds purchased and securities sold
    under agreements to repurchase                       168       (187)       (19)       186        535        721
  Other                                                1,188       (452)       736      1,095        829      1,924
-------------------------------------------------------------------------------------------------------------------
    Total interest expense                             1,696     (1,041)       655      1,438       6990      8,428
-------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                 $  1,484    $  (225)  $  1,259   $  2,663  $  (1,579)  $  1,084
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

Note: For purposes of this schedule, changes which are not due solely to volume or solely to rate have been allocated to rate.

                       CBT CORPORATION 1996 ANNUAL REPORT

TABLE 3
- THREE YEAR AVERAGE BALANCE AND NET INTEREST ANALYSIS

(TAX EQUIVALENT BASIS, $ IN THOUSANDS)

                                                   1996                             1995                            1994
                                      -----------------------------     ----------------------------     --------------------------
                                        Average   Interest   Yield/     Average    Interest   Yield/     Average   Interest  Yield/
                                        Balance     & Fees     Rate     Balance      & Fees     Rate     Balance     & Fees    Rate
                                      ---------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
  Loans, net(1)                       $ 656,007  $  64,019     9.76%  $ 631,216   $  62,533     9.91%  $ 567,182  $  51,638    9.10
  Taxable investment securities          69,017      4,546     6.59      55,481       3,633     6.55      58,986      3,521    5.97
  Tax-exempt investments securities      60,425      4,917     8.14      53,921       4,642     8.61      56,862      5,302    9.32
  Mortgage-backed securities             83,203      5,397     6.49      91,925       6,060     6.59     109,668      6,795    6.20
  Federal funds sold                        621         33     5.31       2,167         129     5.95       6,713        228    3.40
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL EARNING ASSETS                    869,273     78,912     9.08%    834,710      76,997     9.22%    799,411     67,484    8.44%
Non-earning assets
  Cash and due from banks                30,239                          28,714                           24,263
  Premises and equipment, net            18,597                          17,438                           14,881
  Other                                  12,173                          12,106                           11,647
  Allowance for loan losses              (9,690)                        (11,412)                         (11,594)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                          $ 920,592                       $ 881,556                        $ 838,608
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
  Demand deposits                     $ 136,383  $   3,584     2.63%  $ 139,551   $   4,374     3.13%  $ 157,599   $  4,312    2.74%
  Time deposits                         418,311     24,048     5.75     411,016      23,545     5.73     391,146     18,106    4.63
  Savings deposits                       49,649      1,656     3.34      46,769       1,432     3.06      44,638      1,151    2.58
  Federal funds purchased and
    securities sold under agreements
    to repurchase                        47,541      1,956     4.11      43,457       1,975     4.54      37,848      1,254    3.31
  Other borrowings                       83,023      4,998     6.02      63,286       4,262     6.74      43,106      2,338    5.42
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES      734,907     36,242     4.93%    704,079      35,588     5.10%    674,337     27,161    4.03%
OTHER BORROWINGS
  Demand deposits                        66,554                          67,044                           63,999
  Other                                  11,285                           9,434                            7,777
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                       812,746                         780,557                          746,113
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY              107,846                         100,999                           92,495
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES
  AND STOCKHOLDERS' EQUITY            $ 920,592                       $ 881,556                        $ 838,608
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                              $  42,670                        $  41,409                       $  40,323
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                            4.91%                            4.96%                          5.04%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1)Non-accruing loans are included in the average balances.


                       CBT CORPORATION 1996 ANNUAL REPORT

TABLE 4
- INTEREST RATE SENSITIVITY ANALYSIS - DECEMBER 31, 1996

($ IN THOUSANDS)

                                                                    Repricing
                                          -------------------------------------------------------------
                                             Within      6 Mos.-          1-5        After
                                             6 Mos.       1 Year        Years      5 Years        Total
                                          -------------------------------------------------------------
Securities held to maturity               $   2,547    $   1,129    $  15,321    $  37,244    $  56,241
Securities available for sale                32,600        8,445       75,580       32,629      149,254
Loans                                       339,900      138,933      189,606       18,779      687,218
Other Assets                                      -            -            -       67,839       67,839
  TOTAL ASSETS                            $ 375,047    $ 148,507    $ 280,507    $ 156,491    $ 960,552
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Non-interest bearing deposits(1)          $  51,630    $   7,216    $  19,750    $       -    $  78,596
Interest bearing deposits(1)                231,114      136,287      261,825        2,309      631,535
Borrowed funds                               88,848       17,000       22,500          318      128,666
Other liabilities/equity                          -            -            -      121,755      121,755
  TOTAL LIABILITIES/EQUITY                $ 371,592    $ 160,503    $ 304,075    $ 124,382    $ 960,552
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Interest sensitivity gap                  $   3,455    $(11,996)    $(23,568)    $  32,109
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap           3,455      (8,541)     (32,109)            -
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Cumulative ratio at December 31, 1996           102%          95%          79%         100%
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Cumulative ratio at December 31, 1995            85%          82%          95%         100%
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1)For purposes of this analysis, non-maturity deposits have been distributed as follows:

                                   Within 6 Mos.   6 Mos. - 1 Year   1 - 5 Years
                                   ---------------------------------------------
Non-interest bearing                         67%                7%           26%
NOW                                          46%                6%           48%
Savings                                      46%                6%           48%
Money Manager                                67%                7%           26%


TABLE 5
- MATURITY DISTRIBUTION OF INVESTMENT SECURITIES HELD TO MATURITY
  DECEMBER 31, 1996

($ IN THOUSANDS)

                                                                                              Estimated
                                                                                                   Fair
                                                       Amortized Cost                            Market
                                         --------------------------------------------------------------
                                          Within        1-5       5-10     After
                                          1 Year      Years      Years   10 Years      Total      Total
                                         --------------------------------------------------------------
U. S. Treasury securities                $ 1,108    $     -   $      -   $      -   $  1,108   $  1,106
U. S. Government agency obligations          252        655          -          -        907        921
State and other political subdivisions     1,076      2,281     16,529     34,340     54,226     55,922
Structured Bonds                               -          -          -          -          -          -
-------------------------------------------------------------------------------------------------------
  Total                                  $ 2,436    $ 2,936   $ 16,529   $ 34,340   $ 56,241   $ 57,949
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Weighted average tax equivalent yield       6.45%      9.39%      9.92%      8.34%      8.78%      8.84%
-------------------------------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

- MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE FOR SALE - DECEMBER 31, 1996

($ IN THOUSANDS)

                                                                                              Estimated
                                                                                                   Fair
                                                       Amortized Cost                            Market
                                         --------------------------------------------------------------
                                          Within        1-5       5-10     After
                                          1 Year      Years      Years   10 Years      Total      Total
                                         --------------------------------------------------------------
U. S. Treasury securities                $ 2,252   $  5,463   $      -   $      -   $  7,715   $  7,727
U. S. Government agency obligations            -     16,915      5,335     15,000     37,250     37,018
State and other political subdivisions       500      1,964      3,098      1,697      7,259      7,489
Mortgaged backed                           1,185      5,522     10,188     70,507     87,402     87,108
Structured bonds                             300        200          -          -        500        498
De-leveraged bonds                             -        503          -          -        503        500
IAN                                            -          -          -          -          -          -
Other                                          -          -        100      8,813      8,913      8,914
-------------------------------------------------------------------------------------------------------
Total                                    $ 4,237   $ 30,567   $ 18,721   $ 96,017   $149,542   $149,254
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Weighted average tax equivalent  yield      7.99%      9.60%      7.27%      7.13%      7.11%      7.10%
-------------------------------------------------------------------------------------------------------

All mortgage-backed securities met the FFIEC stress test guidelines at December 31, 1996 and 1995. The average expected maturities of such securities is approximately 4 years.


TABLE 6
- LOAN PORTFOLIO AT DECEMBER 31, FIVE YEAR SUMMARY

($ IN THOUSANDS)
                               1996       1995       1994       1993       1992
                          -----------------------------------------------------
Commercial                $ 209,941  $ 212,266  $ 191,243  $ 180,426  $ 182,821
Residential                 279,803    253,556    268,538    222,867    176,572
Consumer                    206,998    189,036    166,871    130,457    113,043
-------------------------------------------------------------------------------
  Total loans               696,742    654,858    626,652    533,750    472,436
Less: unearned interest       9,524     10,197     10,643      9,565     13,348
-------------------------------------------------------------------------------
  Loans, net              $ 687,218  $ 644,661  $ 616,009  $ 524,185  $ 459,088
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


TABLE 7
- COMPOSITION OF LOAN PORTFOLIO AT DECEMBER 31, BY TYPE

                               1996       1995       1994       1993       1992
                               ------------------------------------------------
Commercial                      30%        32%        30%        34%        39%
Residential                     41%        39%        43%        42%        37%
Consumer                        29%        29%        27%        24%        24%
-------------------------------------------------------------------------------
  Total                        100%       100%       100%       100%       100%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

TABLE 8
- NON-PERFORMING ASSETS - DECEMBER 31

($ IN THOUSANDS)

                                                     1996      1995      1994      1993      1992
                                                  -----------------------------------------------
Non-accrual loans                                 $ 5,158   $ 4,059   $ 1,806   $   759   $ 1,173
Ninety days past due                                2,207       785       494       298       528
Other real estate owned                                 -        30         7       128       844
-------------------------------------------------------------------------------------------------
  Total non-performing assets                     $ 7,365   $ 4,874   $ 2,307   $ 1,185   $ 2,545
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Non-performing assets as a % of total loans and
  other real estate owned                           1.07%     0.77%     0.37%     0.23%     0.54%
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


TABLE 9
- ALLOWANCE FOR LOAN LOSSES

($ IN THOUSANDS)


                                                                  1996      1995      1994      1993      1992
                                                              ------------------------------------------------
Balance, beginning of year                                    $ 11,004  $ 11,533  $ 10,998  $ 10,022  $  8,764
Loans Charged-Off:
  Commercial                                                     3,956       687       488       283       725
  Residential                                                      131       159        33        32        84
  Consumer                                                       2,072     1,150       734       518       807
--------------------------------------------------------------------------------------------------------------
    Total                                                        6,159     1,996     1,255       833     1,616
--------------------------------------------------------------------------------------------------------------
RECOVERIES ON CHARGED-OFF LOANS:
  Commercial                                                       154       122       245       352       180
  Residential                                                        2        23        20        61        22
  Consumer                                                         359       210       164       207       235
--------------------------------------------------------------------------------------------------------------
    Total                                                          515       355       429       620       437
--------------------------------------------------------------------------------------------------------------
NET CHARGE-OFFS                                                  5,644     1,641       826       213     1,179
PROVISION FOR LOAN LOSSES                                        2,883     1,106     1,361     1,366     2,441
ADJUSTMENTS RELATED TO PURCHASE/SALE OF FINANCE RECEIVABLES          -         6         -      (177)       (4)
--------------------------------------------------------------------------------------------------------------
Balance, end of year                                          $  8,243  $ 11,004  $ 11,533  $ 10,998  $ 10,022
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Average loans for the year                                    $656,007  $631,216  $567,182  $481,664  $439,492
Allowance/year-end loans                                          1.20%     1.71%     1.87%     2.10%     2.12%
Net charge-offs/average loans                                     0.86%     0.26%     0.15%     0.04%     0.27%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


TABLE 10
- MANAGEMENT'S ALLOCATION  OF ALLOWANCE FOR LOAN LOSSES - DECEMBER 31

($ IN THOUSANDS)

                                                                  1996      1995      1994      1993      1992
                                                              ------------------------------------------------
Commercial                                                    $  3,003  $  4,834  $  3,724  $  3,359  $  3,408
Residential                                                      1,260     1,425     1,500     1,488     1,089
Consumer                                                         3,011     2,750     2,559     2,486     2,110
Unallocated                                                        969     1,995     3,750     3,665     3,415
--------------------------------------------------------------------------------------------------------------
    Total                                                     $  8,243  $ 11,004  $ 11,533  $ 10,998  $ 10,022
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

TABLE 11
- CONTRACTUAL LOAN MATURITIES AND INTEREST SENSITIVITY

($ IN THOUSANDS)

December 31, 1996

                                                 One Year   One Through          Over         Total
                                                  or Less    Five Years    Five Years   Gross Loans
                                                ---------------------------------------------------
Commercial                                      $ 101,966     $  73,263     $  34,712     $ 209,941
Residential                                        47,576        59,432       172,795       279,803
Consumer                                           87,820       115,192         3,986       206,998
---------------------------------------------------------------------------------------------------
  Total                                         $ 237,362     $ 247,887     $ 211,493     $ 696,742
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Loans with predetermined rate                   $  98,759     $ 148,842     $  32,913     $ 280,514
Loans with floating rate                          138,603        99,045       178,580       416,228
---------------------------------------------------------------------------------------------------
  Total                                         $ 237,362     $ 247,887     $ 211,493     $ 696,742
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


TABLE 12
- AVERAGE DEPOSITS AND CORPORATE CASH MANAGEMENT REPURCHASE AGREEMENTS

($ IN THOUSANDS)

                                                     1996          1995          1994          1993
                                                ---------------------------------------------------
Savings, daily interest checking                $ 146,393     $ 140,212     $ 144,408     $ 132,927
Money market accounts and corporate cash
  management repurchase agreements                 75,573        80,941        90,118        82,814
Certificates of deposit $100,000 and over          75,426        68,664        67,299        62,314
Other time deposits                               342,885       342,351       323,847       298,208
---------------------------------------------------------------------------------------------------
  Total interest bearing deposits                 640,277       632,168       625,672       576,263
Demand deposits                                    66,554        67,045        63,999        57,995
---------------------------------------------------------------------------------------------------
  Total deposits and corporate cash
    management repurchase agreements            $ 706,831     $ 699,213     $ 689,671     $ 634,258
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


TABLE 13
- CERTIFICATES OF DEPOSIT OF $100,000 OR MORE - DECEMBER 31

($ IN THOUSANDS)

                                    1996                1995
                               -----------------------------
3 months or less               $  15,508           $  12,728
3 - 6 months                      13,435              25,333
6 - 12 months                     29,700              15,882
Over 12 months                    34,322              15,199
------------------------------------------------------------
  Total                        $  92,965           $  69,142
------------------------------------------------------------
------------------------------------------------------------

                       CBT CORPORATION 1996 ANNUAL REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CBT Corporation
Paducah, Kentucky

We have audited the consolidated balance sheets of CBT Corporation (a Kentucky corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of CBT Corporation and subsidiaries as of December 31, 1994 and for the year ended December 31, 1994, were audited by other auditors, whose report, dated
February 3, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the Corporation's change in accounting for securities effective January 1, 1994, as discussed in Note 1 to the consolidated financial statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBT Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                        /s/ Arthur Andersen LLP

Nashville, Tennessee
January 30, 1997


                  MANAGEMENT'S STATEMENT OF FINANCIAL REPORTING

Responsibility for the financial information presented in the Annual Report rests with CBT Corporation's management. The Corporation believes that the consolidated financial statements reflect fairly the substance of transactions and present fairly the Corporation's financial position and results of operations in conformity with generally accepted accounting principles appropriate in the circumstances applying certain estimates and judgments as required.

In meeting its responsibilities for the reliability of the financial statements, the Corporation depends on its system of internal accounting controls. The system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Although accounting control procedures are designed to achieve these objectives, it must be recognized that errors or irregularities may nevertheless occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. The Corporation believes that its accounting controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period by employees in the normal course of their assigned functions. An important element of the system is a continuing and extensive internal audit program. Through an audit services agreement, the Corporation has engaged an independent public accounting firm to implement an internal auditing program that audits the effectiveness of the system of internal control. The system is continually reviewed, evaluated, and where appropriate, modified to accommodate current conditions.

The Board of Directors of the Corporation have an Audit Committee composed of six directors who are not officers or employees of the Corporation. The committee meets periodically and privately with management, the internal auditors, and the independent public accountants to consider audit results and to discuss internal accounting control, auditing and financial reporting matters. The independent internal and external auditors have direct access to the Audit Committee, with or without management present.

Arthur Andersen LLP, independent public accountants, have been engaged to render an independent professional opinion on the Corporation's financial statements. Their audit is conducted in accordance with generally accepted auditing standards and forms the basis for their report as to the fair presentation, in the financial statements, of the Corporation's financial position, operating results and cash flows.



/s/ William J. Jones          /s/ John E. Sircy

William J. Jones              John E. Sircy
President and                 Executive Vice President and
Chief Executive Officer       Chief Operating Officer


                       CBT CORPORATION 1996 ANNUAL REPORT

CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                1996          1995          1994
                                                          --------------------------------------
INTEREST INCOME
  Loans, including fees:
    Taxable                                               $   63,821    $   62,303    $   51,266
    Tax-exempt                                                   147           171           266
  Securities:
    Taxable                                                    9,943         9,692        10,315
    Tax-exempt                                                 3,701         3,467         3,782
  Other                                                           34           129           228
------------------------------------------------------------------------------------------------
    Total interest income                                     77,646        75,762        65,857
------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Deposits                                                    29,288        29,351        23,569
  Borrowings                                                   6,954         6,237         3,592
------------------------------------------------------------------------------------------------
    Total interest expense                                    36,242        35,588        27,161
------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                           41,404        40,174        38,696
PROVISION FOR LOAN LOSSES                                      2,883         1,106         1,361
------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           38,521        39,068        37,335
------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
  Trust and investment advisory fees                           2,111         1,469         1,413
  Service charges on deposit accounts                          3,341         3,656         2,821
  Insurance commissions                                        1,330         1,281         1,012
  Net realized gain (loss) on sales of  securities                35           268          (136)
  Other income                                                 1,915         1,498         1,403
------------------------------------------------------------------------------------------------
    Total non-interest income                                  8,732         8,172         6,513
------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
  Salaries and employee benefits                              15,592        15,798        14,014
  Net occupancy                                                1,382         1,175           984
  Depreciation and amortization                                2,202         1,870         1,702
  Data processing                                              1,588         1,441         1,127
  Supplies                                                       803           918           744
  FDIC assessments                                               758           878         1,535
  Tax on bank shares                                           1,198         1,070         1,158
  Consulting and other professional business services            453           639         1,444
  Other expenses                                               7,006         6,686         5,421
------------------------------------------------------------------------------------------------
    Total non-interest expense                                30,982        30,475        28,129
------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                    16,271        16,765        15,719
INCOME TAXES                                                   4,646         4,741         4,233
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
NET INCOME                                                $   11,625    $   12,024    $   11,486
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
PER COMMON SHARE:
  Net income                                              $     1.48      $   1.52      $   1.45
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
  Dividends Declared                                            0.50          0.46          0.43
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
  Weighted average common shares outstanding               7,873,182     7,928,155     7,926,168
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                       CBT CORPORATION 1996 ANNUAL REPORT

                           CONSOLIDATED BALANCE SHEETS


CBT CORPORATION AND SUBSIDIARIES
AT DECEMBER 31, 1996 AND 1995

(IN THOUSANDS EXCEPT FOR COMMON SHARE DATA)

                                                                                           1996           1995
                                                                                      ------------------------
ASSETS
Cash and due from banks                                                               $  43,821      $  33,662
Federal funds sold                                                                            -          1,000
--------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                                        43,821         34,662
Securities to be held to maturity (Fair values: 1996 - $57,949; 1995 - $48,619)          56,241         46,427
Securities available for sale (Amoritized cost: 1996 - $149,542; 1995 - $158,002)       149,254        158,474
Loans, net of unearned interest                                                         687,218        644,661
Allowance for loan losses                                                                (8,243)       (11,004)
--------------------------------------------------------------------------------------------------------------
  Loans, net                                                                            678,975        633,657
Premises and equipment, net                                                              18,198         18,872
Accrued interest receivable                                                               6,845          6,752
Other                                                                                     7,218          5,897
--------------------------------------------------------------------------------------------------------------
Total assets                                                                          $ 960,552      $ 904,741
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Non-interest bearing                                                                $  78,596      $  69,628
  Interest bearing                                                                      631,535        604,106
--------------------------------------------------------------------------------------------------------------
    Total deposits                                                                      710,131        673,734
--------------------------------------------------------------------------------------------------------------
Short-term borrowings:
  Federal funds purchased and securities sold under agreements to repurchase             41,866         39,037
  Notes payable - U. S. Treasury                                                          1,136            459
  Revolving lines of credit and other                                                     6,523          4,023
  Federal Home Loan Bank advances                                                        56,300         45,535
--------------------------------------------------------------------------------------------------------------
    Total short-term borrowings                                                         105,825         89,054
--------------------------------------------------------------------------------------------------------------
Long-term borrowings:
  Federal Home Loan Bank advances                                                        12,818         16,358
  Term debt                                                                              10,023         10,046
--------------------------------------------------------------------------------------------------------------
    Total long-term borrowings                                                           22,841         26,404
--------------------------------------------------------------------------------------------------------------
Accrued interest payable                                                                  4,715          4,341
Other liabilities                                                                         6,824          6,837
--------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                     850,336        800,370
--------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 11 and 16)
STOCKHOLDERS' EQUITY
  Common stock, no par value, authorized 12,000,000 shares; issued and outstanding 7,858,986 and 7,907,435 shares at December 31, 1996
    and 1995, respectively                                                                4,100          4,100
  Capital surplus                                                                        16,160         17,512
  Retained earnings                                                                      90,143         82,452
  Net unrealized gains (losses) on securities available for sale, net of taxes             (187)           307
--------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                          110,216        104,371
--------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                            $ 960,552      $ 904,741
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                       CBT CORPORATION 1996 ANNUAL REPORT

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(IN THOUSANDS, EXCEPT FOR SHARES)

                                                                                                  Net Unrealized
                                                                                                  Gains (Losses)
                                                       Common Stock                               on Securities      Total
                                                   ---------------------     Capital    Retained    Available     Stockholders'
                                                      Shares      Amount     Surplus    Earnings     for Sale        Equity
                                                   ---------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                         7,926,158    $  4,100   $  18,543   $  66,069        $     -      $  88,712
  Cumulative effect to January 1, 1994 of
    change in accounting for securities                    -           -           -           -          2,639          2,639
  Net income                                               -           -           -      11,486              -         11,486
  Dividends on common stock                                -           -           -      (3,288)             -         (3,288)
  Stock options exercised                             18,935           -         182           -              -            182
  Repurchase of common stock                         (17,980)          -        (172)       (197)             -           (369)
  Change in net unrealized gains (losses) on
    securities available for sale                          -           -           -           -         (8,025)        (8,025)
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                         7,927,113    $  4,100   $  18,553   $  74,070        $(5,386)     $  91,337
  Net income                                               -           -           -      12,024              -         12,024
  Dividends on common stock                                -           -           -      (3,642)             -         (3,642)
  Stock options exercised                             50,565           -         450           -              -            450
  Repurchase of common stock                         (70,243)          -      (1,491)          -              -         (1,491)
  Change in net unrealized gains (losses) on
    securities available for sale                          -           -           -           -          5,693          5,693
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                         7,907,435    $  4,100   $  17,512   $  82,452        $   307      $ 104,371
  Net income                                               -           -           -      11,625              -         11,625
  Dividends on common stock                                -           -           -      (3,934)             -         (3,934)
  Stock options exercised                             19,012           -         190           -              -            190
  Repurchase of common stock                         (67,461)          -      (1,542)          -              -         (1,542)
  Change in net unrealized gains (losses) on
    securities available for sale                          -           -           -           -           (494)          (494)
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                         7,858,986    $  4,100   $  16,160   $  90,143        $  (187)     $ 110,216
------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                       CBT CORPORATION 1996 ANNUAL REPORT

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(IN THOUSANDS)

                                                                                           1996        1995        1994
                                                                                      ---------------------------------
OPERATING ACTIVITIES
  Net income                                                                          $  11,625   $  12,024   $  11,486
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                             2,883       1,106       1,361
    Depreciation                                                                          1,993       1,646       1,449
    Amortization                                                                            209         224         253
    Deferred income taxes                                                                   941         (38)       (327)
    Amortization and accretion of premiums and discounts on securities                       67          19         842
    Net loss (gain) on sale of securities                                                   (35)       (263)        136
    Net (gain) loss on sale of premises and equipment                                       161         (53)        (63)
    Changes in assets and liabilities:
      Increase in accrued interest receivable                                               (93)       (684)       (579)
      (Increase) decrease in other assets                                                (2,205)       (775)      1,648
      Increase in accrued interest payable                                                  374         460       1,327
      (Decrease) in dividends payable                                                       (72)        (77)          -
      Increase (decrease) in other liabilities                                              (13)      1,965         982
-----------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                        15,835      15,554      18,515
-----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities of investment securities                                       2,199       3,718       3,411
  Proceeds from sales of securities available for sale                                   19,761      38,210      48,178
  Proceeds from maturities of securities available for sale                              17,779       8,282       9,383
  Principal collected on mortgage-backed securities, including
    those classified as available for sale                                                9,505       8,315      25,017
  Payment for purchases of securities                                                   (50,630)    (44,770)    (78,036)
  Net increase in loans                                                                 (48,201)    (30,287)    (92,650)
  Proceeds from sale of premises and equipment                                               35         124         508
  Payment for purchase of premises and equipment                                         (1,515)     (4,679)     (2,601)
-----------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                           (51,067)    (21,087)    (86,790)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase in deposits                                                            $  36,397   $   4,157   $  20,933
  Net increase (decrease) in other short term borrowings                                  3,506     (19,198)     20,248
  Increase in FHLB advances                                                               7,225      26,461      18,471
  Proceeds from term debt                                                                     -       5,000           -
  Payments on term debt                                                                     (23)        (23)        (23)
  Cash advanced on revolving lines of credit                                              2,500       4,000      15,800
  Principal payments on revolving lines of credit                                             -      (6,000)    (11,040)
  Cash dividends paid                                                                    (3,862)     (3,565)     (2,970)
  Stock options exercised                                                                   190         450         182
  Repurchase of common stock                                                             (1,542)     (1,491)       (369)
-----------------------------------------------------------------------------------------------------------------------
        Net cash provided by investing activities                                        44,391       9,791      61,232
-----------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      9,159       4,258      (7,043)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             34,662      30,404      37,447
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                $  43,821   $  34,662   $  30,404
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                                          $  35,868   $  35,128   $  25,834
-----------------------------------------------------------------------------------------------------------------------
    Income taxes                                                                          4,778       4,013       4,345
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                       CBT CORPORATION 1996 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CBT CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

- 1. DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF OPERATIONS - CBT Corporation consists of four state chartered commercial banks, one Federal Savings Bank and a consumer finance company which provide services to customers primarily in western Kentucky and surrounding communities.

     CONSOLIDATION AND PRESENTATION BASIS - The consolidated financial statements of CBT Corporation have been prepared in conformity with generally accepted accounting principles including the general practice of the banking industry. The consolidated financial statements include the accounts of CBT Corporation (the Parent Company) and its wholly-owned subsidiaries: Citizens Bank and Trust Company (Citizens), Pennyrile Citizens Bank and Trust Company (Pennyrile), Bank of Marshall County (BOMC), Graves County Bank (GCB) and United Commonwealth Bank, FSB (UCB). Collectively these entities constitute the "Corporation." Fidelity Credit Corporation (FCC) is a wholly-owned subsidiary of Citizens. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

     The accrual of interest income is generally reviewed for discontinuance when a loan becomes 90 days past due as to principal or interest. When interest is discontinued, all unpaid accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest or, in the opinion of management, when the interest is collectible.

     FORECLOSED REAL ESTATE - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the loss on foreclosed real estate.


                       CBT CORPORATION 1996 ANNUAL REPORT

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

     Although management believes it uses the best information available to make determinations with respect to the Corporation's allowances, future adjustments may be necessary if economic or other conditions differ substantially from the economic and other conditions considered in making the initial determinations, and such adjustments could be material.

     Effective January 1, 1995, the Corporation adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These pronouncements require that impaired loans be measured based upon the present value of expected future cash flows discounted at the loans' effective interest rate or at the loans' market price or fair value of collateral, if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance that is included in the allowance for loan losses. The adoption of these pronouncements did not have a material impact on the Corporation's consolidated financial statements.

     The Corporation's consumer loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Corporation are evaluated for impairment under the provisions of SFAS Nos. 114 and 118. A loan is impaired when it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement.

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

     PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line and accelerated methods over the estimated useful lives of the assets, as follows:

                                                   Years
                                                 ---------
Buildings and improvements                        15 - 35
Furniture and fixtures                               7
Equipment                                            5

     GOODWILL AND OTHER INTANGIBLES - For acquisitions accounted for as purchases, the net assets have been adjusted to their fair values as of the respective acquisition dates. The value of core deposit rights and the excess of the purchase price of the subsidiaries over net assets acquired (goodwill) are being amortized on a straight-line basis over periods ranging from ten to twenty years. Core deposit rights and the excess of the purchase price of the subsidiaries over net assets acquired, net of amounts amortized, are included in other assets in the consolidated balance sheets.

     The carrying value of the excess of the purchase price of the subsidiaries over net assets acquired will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Corporation's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

     REPURCHASE AGREEMENTS - Certain securities are sold under agreements to repurchase and are treated as financings. The obligation to repurchase such securities is reflected as a liability on the consolidated balance sheets. The dollar amounts of securities underlying the agreements are included in the respective asset accounts.

     INCOME TAXES - Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


                       CBT CORPORATION 1996 ANNUAL REPORT

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

     PER COMMON SHARE DATA - Net income per common share data is based upon 7,873,182, 7,928,155, and 7,926,168 average shares outstanding for the years ended December 31, 1996, 1995 and 1994, respectively. All share and per share data have been restated to reflect a 2-for-1 common stock split declared by the Board of Directors on September 28, 1994, payable October 25, 1994. All share and per share data have also been restated to reflect the May 31, 1994 acquisition of BMC Bankcorp, Inc. and its subsidiaries, which was accounted for under the pooling of interests method. The dilutive effect of common stock options is not included in net income per common share data since the effect is not material.

     NEW ACCOUNTING STANDARD - Effective January 1, 1996, the Corporation adopted SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". This pronouncement requires that long-lived assets and certain identifiable intangibles to be held and used by the Corporation be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In performing the review for recoverability, the Corporation would estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that the Corporation expects to hold and use is based on the fair value of the asset. The adoption of this pronouncement did not have a material impact on the Corporation's consolidated financial statements.

     RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with current year presentation.

     USES OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


- 2. ACQUISITIONS

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

     BMC's interest income and net income totaled $6,202,000 and $938,000, respectively, for the five months ended May 31, 1994 (unaudited).


- 3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve in accordance with reserve requirements specified by the Federal Reserve Board of Governors. The average amount of those reserve balances was approximately $1,268,000 and $2,581,000 during 1996 and 1995, respectively.


                       CBT CORPORATION 1996 ANNUAL REPORT

- 4. SECURITIES HELD TO MATURITY

(IN THOUSANDS)

                                                December 31, 1996
                                  ---------------------------------------------
                                                             Gross Unrealized
                                  Amortized   Estimated    --------------------
                                    Cost     Fair Value       Gain        Loss
U. S. Treasury securities          $  1,108    $  1,106    $      -     $     2
U. S. Government
  agency obligations                    907         921          14           -
State and political
  subdivisions                       54,226      55,922       2,204         508
Other                                     -           -           -           -
-------------------------------------------------------------------------------
    Total                          $ 56,241    $ 57,949    $  2,218     $   510
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(IN THOUSANDS)

                                                December 31, 1996
                                  ---------------------------------------------
                                                             Gross Unrealized
                                  Amortized   Estimated    --------------------
                                    Cost     Fair Value       Gain        Loss
U. S. Treasury securities          $  1,422    $  1,415    $      -      $    7
U. S. Government
  agency obligations                    911         937          27           1
State and political
  subdivisions                       43,894      46,068       2,435         261
Other                                   200         199           -           1
-------------------------------------------------------------------------------
    Total                          $ 46,427    $ 48,619    $  2,462      $  270
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     The maturity distribution of investment securities to be held to maturity is as follows:

(IN THOUSANDS)

                                                December 31, 1996
                                              ---------------------
                                                          Estimated
                                              Amortized     Fair
                                                 Cost       Value
Within 1 year                                  $  2,436    $  2,441
1 - 5 years                                       2,936       3,041
5 - 10 years                                     16,529      17,644
Over 10 years                                    34,340      34,823
-------------------------------------------------------------------
  Total                                        $ 56,241    $ 57,949
-------------------------------------------------------------------
-------------------------------------------------------------------

     In November 1995, the Financial Accounting Standards Board released a special report on SFAS No. 115 that permitted a one-time reclassification of securities held to maturity to the available for sale category. No securities held to maturity were reclassified to securities available for sale. There were no sales of investment securities classified as held to maturity during 1996.

     Certain investment securities were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. These pledged securities had an estimated amortized cost and estimated fair value of approximately $24,459,000 and $25,072,000 respectively, as of December 31, 1996.

- 5. SECURITIES AVAILABLE FOR SALE

(IN THOUSANDS)

                                                December 31, 1996
                                  ---------------------------------------------
                                                             Gross Unrealized
                                  Amortized   Estimated    --------------------
                                    Cost     Fair Value        Gain        Loss
U. S. Treasury securities         $   7,715   $   7,728      $   17    $      4
U. S. Government
  agency obligations                 37,250      37,018          26         258
State and political
  subdivisions                        7,259       7,489         270          40
Mortgage-backed
  securities                         87,402      87,109         495         788
Derivative securities                 1,003         997           -           6
Federal Home Loan
  Bank Stock - at cost                8,791       8,791           -           -
Other                                   122         122           -           -
-------------------------------------------------------------------------------
    Total                         $ 149,542   $ 149,254      $  808    $  1,096
-------------------------------------------------------------------------------

(IN THOUSANDS)

                                                December 31, 1996
                                  ---------------------------------------------
                                                             Gross Unrealized
                                  Amortized   Estimated    --------------------
                                    Cost     Fair Value        Gain        Loss
U. S. Treasury securities         $  12,306   $  12,481    $    182    $      7
U. S. Government
  agency obligations                 32,515      32,755         297          57
State and political
  subdivisions                        9,587      10,186         646          47
Mortgage-backed
  securities                         83,952      83,557         576         971
Derivative securities                11,747      11,600          10         157
Federal Home Loan
  Bank Stock - at cost                7,873       7,873           -           -
Other                                    22          22           -           -
-------------------------------------------------------------------------------
    Total                         $ 158,002   $ 158,474    $  1,711    $  1,239
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

     The maturity distribution of securities available for sale is as follows:

(IN THOUSANDS)
                                                December 31, 1996
                                              ---------------------
                                                          Estimated
                                              Amortized     Fair
                                                 Cost       Value
Within 1 year                                 $   4,237   $   4,273
1 - 5 years                                      30,567      30,590
5 - 10 years                                     18,721      18,781
Over 10 years                                    96,017      95,610
-------------------------------------------------------------------
    Total                                     $ 149,542   $ 149,254
-------------------------------------------------------------------
-------------------------------------------------------------------

     Mortgage-backed securities have been allocated in the above table by contractual maturity date.

     Derivative securities available for sale at December 31, 1996 consist of $200,000 of step-up bonds, $502,000 of de-leveraged bonds, and $300,000 in ratchet adjustable rate bonds. At December 31, 1995, derivative securities available for sale consisted of $7,426,000 of step-up bonds, $3,086,000 of de-leveraged bonds, $490,000 of index amortizing notes, and $598,000 in ratchet adjustable rate bonds. A substantial portion of all derivative securities matured or were called in 1996. The step-up bonds have an increasing interest rate during the life of the bonds and are callable by the issuer at specific intervals. The de-leveraged bonds pay an adjustable rate of interest based on movement of an index; and the indexed amortizing notes have a fixed interest rate, with maturities potentially fluctuating based on a mortgage index. Ratchet adjustable rate bonds are tied to market rates plus or minus a fixed factor. All of these securities are guaranteed by a government agency and have maturities of two years or less.

     Gross realized gains and gross realized losses on sales of securities available for sale were $350,000 and $315,000, respectively, in 1996 and $583,000 and $315,000, respectively, in 1995.

     Certain securities available for sale were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law. These pledged securities had an estimated amortized cost and estimated fair value of approximately $104,110,000 and $103,576,000, respectively, as of December 31, 1996.


- 6. LOANS AND ALLOWANCE FOR LOAN LOSSES

(IN THOUSANDS)
                                                        December 31
                                                   ------------------------
                                                        1996           1995
Commercial, industrial
  and agricultural loans                           $ 209,941      $ 212,266
Residential real estate loans                        279,803        253,556
Installment loans                                    206,998        189,036
---------------------------------------------------------------------------
Total loans                                          696,742        654,858
Less: Unearned interest                                9,524         10,197
---------------------------------------------------------------------------
Loans, net of unearned interest                    $ 687,218      $ 644,661
---------------------------------------------------------------------------
---------------------------------------------------------------------------

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

     At December 31, 1996 and 1995, non-accrual loans totaled $5,158,000 and $4,059,000 respectively, and loans contractually past due 90 days or more totaled $2,207,000 and $785,000 respectively. If those loans on a non-accrual status had been current and in accordance with their original loan terms, interest income would have been approximately $700,000 and $390,000 greater in 1996 and 1995, respectively. Interest income recorded on these loans was approximately $100,000 and $75,000 for 1996 and 1995, respectively.


                       CBT CORPORATION 1996 ANNUAL REPORT

     The activity in the allowance for loan losses follows:

(IN THOUSANDS)
                                                    Years Ended December 31
                                                 ------------------------------
                                                     1996       1995       1994
Balance, beginning of year                       $ 11,004   $ 11,533   $ 10,998
Provision for loan losses                           2,883      1,106      1,361
Adjustments related to
  purchase/sale of finance
  receivables                                           -          6          -
Charge-offs                                        (6,159)    (1,996)    (1,255)
Recoveries                                            515        355        429
-------------------------------------------------------------------------------
Net charge-offs                                    (5,644)    (1,641)      (826)
-------------------------------------------------------------------------------
Balance, end of year                             $  8,243   $ 11,004   $ 11,533
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     Impaired loans and related loan loss reserve amounts at December 31, 1996 and 1995 required by SFAS No. 114 are as follows:

(IN THOUSANDS)
                                          Recorded                 Loan
                                          Investment              Reserve
                                      -----------------------------------------
                                          1996       1995       1996       1995
Impaired loans with
  loan loss reserves                  $  1,961   $  3,576     $  711   $  1,066
Impaired loans with
  no loan loss reserves                      -        335          -          -
-------------------------------------------------------------------------------
Totals                                $  1,961   $  3,911     $  711   $  1,066
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     The average recorded investment in impaired loans during 1996 and 1995 was $4,936,000 and $2,738,000, respectively.

     The Corporation did not recognize interest income on impaired loans during 1996.

     It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate.

     At December 31, 1996 and 1995, there were no significant credit concentrations by industry or customer bases.

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

     Total loans to officers, directors and associates of such persons, follows:

(IN THOUSANDS)

Balance, January 1, 1996                                              $  20,693
New loans                                                                11,545
Repayments                                                               (7,259)
Changes in officers, directors and associates                            (9,697)
-------------------------------------------------------------------------------
Balance, December 31, 1996                                            $  15,282
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


- 7. PREMISES AND EQUIPMENT

(IN THOUSANDS)
                                                              December 31
                                                         ----------------------
                                                             1996          1995
Land                                                     $  1,971      $  1,971
Buildings and improvements                                 18,568        17,715
Furniture and equipment                                    13,569        13,537
Construction in progress                                        -            20
-------------------------------------------------------------------------------
Total premises and equipment                               34,108        33,243
Accumulated depreciation and
  amortization                                             15,910        14,371
-------------------------------------------------------------------------------
Net premises and equipment                               $ 18,198      $ 18,872
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


- 8. INTEREST BEARING DEPOSITS

(IN THOUSANDS)
                                                              December 31
                                                        -----------------------
                                                             1996          1995
NOW accounts                                            $ 106,882     $ 101,448
Money Manager accounts                                     39,008        45,581
Individual retirement accounts                             49,542        50,601
Savings accounts                                           51,984        44,845
Certificates of deposit
  under $100,000                                          291,154       292,489
Certificates of deposit $100,000
  and above                                                92,965        69,142
-------------------------------------------------------------------------------
Total interest bearing deposits                         $ 631,535     $ 604,106
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

     At December 31, 1996, the scheduled maturities of CDs are as follows:

(IN THOUSANDS)

1997                                                   $  225,361
1998                                                      137,436
1999                                                       11,619
2000                                                        7,976
2001 and thereafter                                         1,727
-----------------------------------------------------------------
Total                                                  $  384,119
-----------------------------------------------------------------
-----------------------------------------------------------------

- 9. BORROWINGS

-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
                                                        December 31              1996                 1995
                                                   ----------------------------------------------------------------
                                                                                     Max. Mo.              Max. Mo.
                                                      1996       1995      Average     End      Average      End
                                                   ----------------------------------------------------------------
Short-term:
  Federal funds purchased and securities sold
    under agreements to repurchase                 $  41,866  $  39,037  $  47,541  $  61,805  $  43,457  $  57,369
  Notes payable - U. S. Treasury                       1,136        459      1,381      3,401      1,556      2,642
  Revolving lines of credit and other                  6,523      4,023      4,987      6,523      4,731      7,023
  Federal Home Loan Bank advances                     56,300     45,535     46,626     56,300     33,369     45,037
-------------------------------------------------------------------------------------------------------------------
Total short-term borrowings                        $ 105,825  $  89,054  $ 100,535  $ 128,029  $  83,113  $ 112,071
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Long-term:
  Term debt                                        $  10,023  $  10,046
  Federal Home Loan Bank advances                     12,818     16,358
-----------------------------------------------------------------------
Total long-term borrowings                         $  22,841  $  26,404
-----------------------------------------------------------------------
-----------------------------------------------------------------------

     The weighted average interest rate on Federal funds purchased and securities sold under agreements to repurchase at December 31, 1996 was 4.24 percent.

     The revolving lines of credit obtained from Union Planters National Bank and Sun Trust Bank-Tennessee mature on July 1, 1997 and provide for maximum borrowings of $10,000,000. Interest is payable quarterly at a rate which is the lesser of (1) 25 basis points under Union Planters National Bank's and Sun Trust Bank-Tennessee's prime rate or (2) 110 basis points above the 30 day London Interbank Offered Rate. The actual rate at December 31, 1996 was 6.60 percent. The line is collateralized by FCC accounts receivable and is fully guaranteed by the Corporation. Management fully expects to renew the revolving lines upon maturity.

     The Federal Home Loan Bank (FHLB) advances are collateralized by a blanket pledge of all the Corporation's one-to-four family residential real estate loans. The advances bear interest at 4.80 percent to 6.35 percent at December 31, 1996, with a weighted average interest rate of 5.87 percent. According to a funding program of the FHLB, up to $30,300,000 of these borrowings may be repaid without penalty at specific intervals in 1997.

     The term note is for $10,000,000 and matures July 1, 2000. It bears a fixed rate of 7.75 percent, which is payable quarterly, and is collateralized by FCC accounts receivable. The note, which is payable to Union Planters National Bank, carries a 100 percent guarantee from the Corporation.


                       CBT CORPORATION 1996 ANNUAL REPORT

     The loan agreements for the revolving lines of credit and term note stipulate, among other items, maintenance of certain operating and equity ratios, and that the Corporation will not incur any additional secured debt, or sell or encumber investments in its subsidiaries without the lenders' prior consent. At December 31, 1996, the Corporation was in compliance with or had obtained waivers on all covenants contained in the loan agreements.

     Maturities of long-term borrowings outstanding at December 31, 1996 are as follows:

(IN THOUSANDS)

1998                                                        $   12,523
1999                                                                 -
2000                                                            10,000
2001                                                                 -
2002                                                                 -
Thereafter                                                         318
----------------------------------------------------------------------
Total                                                       $   22,841
----------------------------------------------------------------------
----------------------------------------------------------------------


- 10. REGULATORY MATTERS

     Regulatory banking laws restrict the amount of dividends that may be paid by the subsidiary banks to the parent without obtaining prior approval of the regulatory authority. Under such restrictions, the subsidiary banks have available $26,465,000 for payment of dividends to the parent as of December 31, 1996.

     The Corporation's banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The Corporation's and significant subsidiaries' actual capital amounts and ratios are presented in the table below:

                                                             As of December 31, 1996
                                           -------------------------------------------------------------
                                                                                          To Be Well
                                                                                       Capitalized Under
                                                                     For Capital       Prompt Corrective
                                                   Actual         Adequacy Purposes    Action Provisions
                                           -------------------------------------------------------------
                                               Amount    Ratio      Amount    Ratio      Amount    Ratio
                                           -------------------------------------------------------------
Total Capital (TO RISK WEIGHTED ASSETS)
  Consolidated                             $  117,333   17.10%   $  54,892    8.00%   $  68,616   10.00%
  Citizens                                     79,168   16.75%      37,804    8.00%      47,255   10.00%
  BMC                                          18,269   18.61%       7,851    8.00%       9,814   10.00%

Tier I Capital (TO RISK WEIGHTED ASSETS)
  Consolidated                             $  109,090   15.90%   $  27,446    4.00%   $  41,169    6.00%
  Citizens                                     73,985   15.66%      18,902    4.00%      28,353    6.00%
  BMC                                          17,034   17.36%       3,926    4.00%       5,888    6.00%

Tier I Capital (TO AVERAGE ASSETS)
  Consolidated                             $  109,090   11.86%   $  36,779    4.00%   $  45,974    5.00%
  Citizens                                     73,985   11.93%      24,805    4.00%      31,007    5.00%
  BMC                                          17,034   11.13%       6,124    4.00%       7,655    5.00%
--------------------------------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

     Quantitative measures established by regulations to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the preceding table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31 , 1996, that the banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1996, the most recent notification from the FDIC (for the commercial banks) and OTS (for the Federal Savings Bank) categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the preceding table. There are no conditions or events since that notification that management believes have changed the institutions' category.

     At December 31, 1995, all the Corporation's subsidiary banks had Tier I Risk Based Capital of at least 11.51 percent, total Risk Based Capital of at least 12.76 percent, and a leverage ratio of at least 8.61 percent.


- 11. COMMITMENTS AND CONTINGENCIES

     Through the ordinary course of business, the Corporation may be subject to various legal proceedings. In the opinion of management and counsel, liabilities, if any, arising from such proceedings presently pending would not have a material adverse effect on the consolidated financial statements.

     In December 1995, the Corporation entered into an agreement with a vendor to provide data processing services. Under the terms of the agreement, the vendor will provide services until the Corporation gives notice of termination, at which time the agreement will remain in effect for a three year term. Annual fees vary with volume of business, system needs, services provided by the vendor and whether the Corporation has given notice of termination. Estimated 1997 fees under the agreement are $1,400,000, net of pass-through costs.


- 12. COMMON STOCK

     The Corporation periodically repurchases common stock to fund various employee benefit plans. Such repurchases are accomplished through third-party broker-dealers in amounts of less than 5,000 shares per transaction in the open market at prevailing market prices. During 1995, 70,243 shares were repurchased at a total cost of $1,491,000. Repurchases in 1996 totaled 67,461 shares at a total cost of $1,542,000.


- 13. COMMON STOCK OPTIONS

     The Corporation has two fixed option plans. Under the 1986 Incentive Stock Option Plan, the Corporation granted 210,000 options to employees over a ten year period for the acquisition of common stock. Under the 1993 Incentive Stock Option Plan, the Corporation may grant options to its employees for up to 400,000 shares of common stock. In both plans, the exercise price of each option equals the market price of the Corporation's common stock at the grant date. Options granted under both plans expire after ten years. The options granted under the 1986 Plan vest over a four year period, with one-third vesting after two years, an additional one-third after three years and the final one-third after four years. Under the 1993 Plan, options vest as the 1986 Plan except for 160,000 shares that vest at 100 percent five years after grant date.

     The fair value of each option grant made in 1995 and 1996 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: dividend yield of 2.34 percent for both years; expected volatility of 23.04 percent for both years; risk-free rates of 7.46 and 6.05 percent; and expected lives of 10 years for both 1995 and 1996.


                       CBT CORPORATION 1996 ANNUAL REPORT

---------------------------------------------------------------------------------------------------------
                                                  1994                  1995                  1996
                                           --------------------------------------------------------------
                                            Wtd-Avg Exercise      Wtd-Avg Exercise      Wtd-Avg Exercise
                                           --------------------------------------------------------------
                                            Shares      Price     Shares      Price     Shares      Price
                                           --------------------------------------------------------------
Fixed Options
  Outstanding at beginning of year         202,000    $ 10.85    236,065   $  13.48    394,250   $  19.39
  Granted                                   84,000      19.54    221,000      23.36     45,250      24.00
  Exercised                                (18,935)      9.61    (50,565)      8.89    (19,012)     10.02
  Forfeited                                (31,000)     15.13    (12,250)     20.58    (16,834)     22.11
---------------------------------------------------------------------------------------------------------
  Outstanding at end of year               236,065    $ 13.48    394,250   $  19.39    403,654   $  20.23
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
  Options exercisable at year-end           98,565    $  9.08     73,664   $  10.47     98,982   $  12.94
  Weighted-average fair value of options
    granted during the year                                        $9.48                 $7.85
---------------------------------------------------------------------------------------------------------

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

----------------------------------------------           ----------------------
                           Options Outstanding             Options Exercisable
-------------------------------------------------------------------------------
                                 Wtd-Avg.
                     Number     Remaining     Wtd-Avg.     Number      Wtd-Avg.
   Range of       Outstanding   Contractual   Exercise   Exercisable   Exercise
Exercise Prices   at 12/31/96   Life (yrs)     Price     at 12/31/96    Price
-------------------------------------------------------------------------------
$7.09 - $10.67        52,654        3.29       $  9.67     52,654     $  9.67
$13.33 - $14.50       36,500        6.00         14.40     25,332       14.36
$19.13 - $21.25       68,000        7.27         19.53     20,996       19.44
$22.50 - $24.00      246,500        8.31         23.54          -         N/A
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
$7.09 - $24.00       403,654        7.27       $ 20.23     98,982     $ 12.94
-------------------------------------------------------------------------------

     The Corporation applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Corporation's two stock-based compensation plans been determined based on fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                   1995           1996
                                              ------------------------
Net income
  As reported                                 $  12,024      $  11,625
  Pro forma                                      11,739         11,298
Earnings per share
  As reported                                 $    1.52      $    1.48
  Pro forma                                        1.48           1.43


- 14. INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are as follows:

(IN THOUSANDS)

                                                               December 31
                                                         ----------------------
                                                             1996          1995
                                                         ----------------------
Deferred tax assets:
  Allowance for credit losses                            $  2,739      $  3,381
  Net unrealized losses on
    securities available for sale                             101             -
  Other                                                       585           563
-------------------------------------------------------------------------------
Total gross deferred tax assets                             3,425         3,944
-------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                              1,418         1,296
  Net unrealized gain on
    securities available for sale                               -            58
  Other                                                       605           406
-------------------------------------------------------------------------------
Total gross deferred tax liabilities                        2,023         1,760
-------------------------------------------------------------------------------
Net deferred tax asset (included
  in other assets)                                       $  1,402      $  2,184
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

     Income tax expense consisted of:

(IN THOUSANDS)
                                                  Years Ended December 31,
                                           ------------------------------------
                                               1996          1995          1994
                                           ------------------------------------
Current                                    $  3,705      $  4,779      $  4,560
Deferred expense (benefit)                      941           (38)         (327)
-------------------------------------------------------------------------------
Total                                      $  4,646      $  4,741      $  4,233
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     The tax expense (benefit) relating to gains on sales of securities approximated $12,000 in 1996, $93,000 in 1995, and $(46,000) in 1994.

     The reasons for the difference between income taxes in the consolidated financial statements and the amount computed by applying the statutory rate to income before income taxes are as follows:

(IN THOUSANDS)
                                                  Years Ended December 31,
                                           ------------------------------------
                                               1996          1995          1994
                                           ------------------------------------
Taxes at statutory rate                    $  5,695      $  5,868      $  5,502
Increase (decrease)
  resulting from:
    Tax-exempt interest income               (1,164)       (1,109)       (1,263)
    Other, net                                  115           (18)           (6)
-------------------------------------------------------------------------------
Total                                      $  4,646      $  4,741      $  4,233
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

- 15. EMPLOYEE BENEFIT PLANS

     Employees are covered by two defined contribution employee benefit plans ("Plans"). All employees are eligible to participate in the Plans after completing various lengths of employment. Participants are immediately vested in employee contributions, with 100% vesting in employer contributions after 5 years of service or upon attainment of normal retirement age. The annual cost of the Plans is based upon percentages of participant compensation and contributions to the Plans, plus any discretionary amounts as determined by the Corporation's Board of Directors. Total costs charged to operations for the Plans in 1996, 1995, and 1994 were $771,000, $770,000, and $836,000, respectively.


- 16. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND COMMITMENTS

     The Corporation has financial instruments which are not reflected in the consolidated financial statements. These include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk. The same credit and collateral policies are used by the Corporation in issuing these financial instruments as are used for loans.

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the payment by a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. As of December 31, 1996 and 1995, commitments outstanding under standby letters of credit totaled $4,951,000 and $4,682,000, respectively.

     Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses, variable interest rates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties, business assets such as inventory, equipment, accounts receivable, securities, or other business or personal assets, or guarantees. At December 31, 1996 and 1995, commitments to extend credit totaled $113,363,000 and $102,136,000, respectively.


                       CBT CORPORATION 1996 ANNUAL REPORT

- 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107 "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimate of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair values of investment securities to be held to maturity and securities available for sale are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans, deposits, and various types of borrowings and term debt is estimated based on present values using entry-value interest rates applicable to each category of such financial instruments. The fair value of commitments to extend credit and standby letters of credit are not included as they are not material.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since both dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.


(IN THOUSANDS)
                                                     December 31
                                      ------------------------------------------
                                             1996                  1995
                                      ------------------------------------------
                                      Carrying   Estimated  Carrying   Estimated
                                        Amount  Fair Value    Amount  Fair Value
                                      ------------------------------------------
Assets:
  Cash and cash equivalents           $ 43,821    $ 43,821  $ 34,662    $ 34,662
  Securities held to maturity           56,241      57,949    46,427      48,619
  Securities available for sale        149,254     149,254   158,474     158,474
  Loans, net of unearned interest      687,218     688,847   644,661     641,815

Liabilities:
  Deposits:
    Non-interest bearing                78,596      78,596    69,628      69,628
    Interest bearing                   631,535     633,709   604,106     607,447
  Short-term borrowings                105,825     105,417    89,054      89,648
  Term debt & FHLB borrowings           22,841      22,671    26,404      26,438
--------------------------------------------------------------------------------


- 18. QUARTERLY STATISTICAL INFORMATION (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            1996                                    1995
                           ------------------------------------------------------------------------------
                              4th       3rd       2nd       1st       4th       3rd       2nd       1st
                            Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                           ------------------------------------------------------------------------------
Gross interest income      $ 19,908  $ 19,553  $ 19,179  $ 19,006  $ 19,820  $ 19,263  $ 18,548  $ 18,131
Net interest income          10,465    10,289    10,431    10,219    10,348    10,217     9,840     9,769
Net income                    3,040     2,455     3,198     2,932     3,423     2,907     2,927     2,767
Earnings per share         $   0.39  $   0.31  $   0.41  $   0.37  $   0.43  $   0.37  $   0.37  $   0.35
---------------------------------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT

- 19. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

AT DECEMBER 31, 1996 AND 1995
(IN THOUSANDS)

                                                             1996          1995
                                                        -----------------------
Assets:
Cash and cash equivalents*                              $   2,101     $   2,051
Investment in subsidiaries*                               106,349       100,989
Other assets                                                3,550         3,297
-------------------------------------------------------------------------------
Total assets                                            $ 112,000     $ 106,337
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Accrued liabilities                                     $     518        $  829
Other liabilities                                           1,266         1,137
Stockholders' equity, net of unrealized gains and
  losses on securities available for sale                 110,216       104,371
-------------------------------------------------------------------------------
Total liabilities and stockholders' equity              $ 112,000     $ 106,337
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

*Eliminated completely or partially in consolidation.


STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(IN THOUSANDS)
                                                   1996        1995        1994
                                               --------------------------------
Income:
  Dividends from subsidiaries*                 $  6,740    $  6,680    $  6,139
  Interest income                                    40          58          48
  Miscellaneous income                                6           -           -
  Rental income                                       -           -          55
-------------------------------------------------------------------------------
    Total income                                  6,786       6,738       6,242
Expenses                                            759       2,972         910
-------------------------------------------------------------------------------
Income before income taxes                        6,027       3,766       5,332
Income taxes (benefit)                             (243)     (1,108)       (162)
-------------------------------------------------------------------------------
Income before equity in undistributed net
  income of subsidiaries                          6,270       4,874       5,494
Equity in undistributed net income of
  subsidiaries*                                   5,355       7,150       5,992
-------------------------------------------------------------------------------
Net income                                     $ 11,625    $ 12,024    $ 11,486
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

*Eliminated in consolidation


                       CBT CORPORATION 1996 ANNUAL REPORT

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(IN THOUSANDS)

                                                                                           1996       1995       1994
                                                                                       ------------------------------
Operating activities:                                                                  $ 11,625   $ 12,024   $ 11,486
  Net income
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net of income of subsidiaries                                (5,355)    (7,150)    (5,992)
    Change in other assets                                                                 (253)    (1,630)    (1,067)
    Change in accrued and other liabilities                                                (182)       943        168
    Change in dividends payable                                                             (71)       (77)      (318)
    Change in dividends receivable from subsidiaries                                          -      1,000       (376)
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                           5,764      5,110      3,901
---------------------------------------------------------------------------------------------------------------------
Investing activities:
    Contributions of capital to subsidiaries                                               (500)      (300)    (1,000)
---------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                (500)      (300)    (1,000)
---------------------------------------------------------------------------------------------------------------------
Financing activities:
  Cash dividends paid                                                                    (3,862)    (3,565)    (2,970)
  Stock options exercised                                                                   190        450        182
  Purchase of common stock                                                               (1,542)    (1,491)      (369)
---------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                                (5,214)    (4,606)    (3,157)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                         50        204       (256)
Cash and cash equivalents, beginning of year                                              2,051      1,847      2,103
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                 $  2,101   $  2,051   $  1,847
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


                       CBT CORPORATION 1996 ANNUAL REPORT